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As filed with the Securities and Exchange Commission on March 19, 2004.

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPETITIVE TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	6794	36-2664428
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1960 Bronson Road
Fairfield, Connecticut 06824
(203) 255-6044
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

John B. Nano
President, Chief Executive Officer and Chief Financial Officer
Competitive Technologies, Inc.
1960 Bronson Road
Fairfield, Connecticut 06824
(203) 255-6044
(Name, address including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Allan J. Reich, Esq.
Seyfarth Shaw LLP
55 East Monroe Street, Suite 4200
Chicago, Illinois 60603-5803
Telephone: (312) 346-8000
Facsimile: (312) 269-8869

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	1,248,115	$3.98	$4,967,498	$630

(1)
Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the common stock, as reported on the American Stock Exchange on March 17, 2004. Under the common stock purchase agreement, Fusion Capital has agreed to purchase up to $5.0 million of newly issued CTT common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

        The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 19, 2004.

PROSPECTUS

Competitive Technologies, Inc.
1,248,115 Shares of Common Stock

        This Prospectus relates to the sale of up to 1,248,115 shares of our common stock by Fusion Capital Fund II, LLC. Fusion Capital is sometimes referred to in this Prospectus as the selling stockholder. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of our shares by Fusion Capital.

        Our common stock is traded on the American Stock Exchange under the symbol "CTT." On March 17, 2004 the last reported sale price for our common stock as reported on the American Stock Exchange was $3.88 per share.

        Investing in our common stock involves a high degree of risk. You should consider carefully the "Risk Factors" beginning on page 2 for a discussion of these risks.

        The selling stockholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2004.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Forward-Looking Statements	8
Use of Proceeds	9
Market Price of our Common Equity	9
Dividend Policy	9
Equity Compensation Plan Information	10
Selected Financial Data	10
Management's Discussion and Analysis of Financial Condition and Results of Operations	13
Business	26
Legal Proceedings	29
Management	33
Principal Stockholders	39
Certain Relationships and Related Transactions	40
Description of Capital Stock	41
The Fusion Capital Transaction	42
Selling Stockholder	46
Plan of Distribution	46
Legal Matters	48
Experts	48
Where You Can Find More Information	48
Index to Financial Statements	F-1

        You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

Prospectus Summary

        The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in CTT common stock under the heading "Risk Factors," before investing in CTT common stock. In this Prospectus, "CTT," "we," "us," and "our" refer to Competitive Technologies, Inc.

Business

        CTT is a Delaware corporation incorporated in 1971 to succeed an Illinois business corporation incorporated in 1968. We provide technology transfer and licensing services focused on the technology needs of our customers and matching those requirements with commercially viable solutions. We identify, develop, and commercialize innovative technologies in life, digital, nano and physical sciences developed by universities, companies, independent research institutions and individual inventors.

        We seek to maximize the value of intellectual property for the benefit of our customers, clients and stockholders by selling, licensing or otherwise commercializing technologies from our clients' or our portfolio of intellectual property rights. We obtain customers' technology requirements and match them with effective technology solutions, bridging the gap between market demand and raw innovation. In a few cases, we are enforcing our clients' and our patent rights with respect to certain of our technologies.

        Our customers (licensees) pay license and royalty fees for licensed rights to use our clients' and our technologies. We also realize revenues from court awarded judgments and settlements of patent enforcement actions. We share these fees, judgments and settlements with our clients under our respective agreements with them.

        Our life science portfolio includes pharmaceuticals, biotechnologies, and medical devices. We include communications, semiconductors, Internet, e-commerce and consumer electronics technologies in our digital portfolio. Our physical science portfolio targets display, environmental and nano-technologies and smart/novel materials.

Corporate Information

        CTT is incorporated under the laws of the State of Delaware. Our executive offices are located at 1960 Bronson Road, Fairfield, Connecticut 06824, and our telephone number is (203) 255-6044. The address of our website is www.competitivetech.net. Information on our web site is not part of this Prospectus.

CTT Common Stock

        CTT common stock trades on the American Stock Exchange under the symbol "CTT."

The Offering

        On February 25, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed to purchase, subject to CTT's rights to reduce or suspend these purchases and terminate the agreement with Fusion Capital at any time, on each trading day, $12,500 of our common stock up to an aggregate purchase price of $5.0 million. The $5.0 million of common stock is to be purchased over a twenty (20) month period, subject to a six (6) month extension or earlier termination at our discretion. Pursuant to the common stock purchase agreement, we can control the size and timing of any sales of our common stock to Fusion Capital.

        Fusion Capital, the selling stockholder under this Prospectus, is offering for sale up to 1,248,115 shares of our common stock. As of March 10, 2004, there were 6,243,697 shares outstanding, excluding the initial 53,138 shares issuable to Fusion Capital, the additional 35,425 shares issuable to Fusion Capital as compensation for its purchase commitment, and the additional 1,159,552 shares offered by

Fusion Capital pursuant to this Prospectus. The number of shares offered by this Prospectus represents approximately 19.9% of the total common stock outstanding as of March 10, 2004. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement. This number may be affected by other factors more fully described under the heading "The Fusion Capital Transaction."

Risk Factors

        An investment in CTT common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in shares of CTT common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment. You should acquire shares of our common stock only if you can afford to lose your entire investment. We make various statements in this section which constitute "forward-looking statements" under Section 27A of the Securities Act of 1933. See "Forward-Looking Statements."

We cannot assure you that we will be successful in reducing cash expenses or increasing cash resources sufficiently to sustain us until we obtain additional cash from revenues, potential litigation awards or other funding. Our auditor's opinion with respect to our financial statements as of and for the year ended July 31, 2003 included an explanatory paragraph with respect to our ability to continue operating as a going concern.

        We have incurred substantial operating and net losses in the three years ended July 31, 2003. Net patent enforcement expenses related to the Fujitsu and LabCorp litigations have been substantial. In addition, we have incurred $534,000 cumulatively through January 31, 2004 for professional advice relating to the ongoing Securities and Exchange Commission (SEC) investigation.

        Management has and continues to take actions to improve our results. These actions include aggressively pursuing new license agreements, reducing cash operating expenses, deferring payment of certain liabilities, structuring payment obligations contingent upon revenues, selling portions of our share of the potential Materna award, and collecting amounts previously written off.

        The amounts and timing of our future cash requirements will depend on many factors, including the results of our marketing efforts, the Materna™ award, Fujitsu and LabCorp lawsuits, the SEC investigation, and our fund raising efforts. To achieve profitability, we must successfully license technologies with current and long-term revenue streams greater than our operating expenses. To sustain profitability, we must continually add such licenses. However, royalty revenues, obtaining rights to new technologies, granting licenses, and enforcing intellectual property rights are subject to many factors outside our control or that we cannot currently anticipate. Although we cannot assure you that we will be successful in these efforts, management believes its plan would sustain CTT at least through fiscal 2005.

We will require additional financing to sustain our operations, and our ability to secure additional financing is uncertain.

        We will need additional funds to fully implement our business, operating and development plans. We only have the right to receive up to $12,500 per trading day under our agreement with Fusion Capital unless our stock price exceeds $4.50, in which case the daily amount may be increased under certain conditions as the price of our common stock increases. However, we may elect to reduce or suspend our sales of common stock to Fusion Capital if we feel that the share price of our common stock is too low and due to our desire to keep dilution to a minimum. Fusion Capital does not have the right or the obligation to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $1.00. We are initially registering 1,248,115 shares of our common stock for sale by Fusion Capital pursuant to this Prospectus. The selling price of the 1,159,552 shares of our common stock to be purchased by Fusion Capital will have to average at least $4.32 per share for us to receive the maximum proceeds of $5.0 million without registering additional shares of common stock. Assuming a purchase price of $3.87 per share (the closing sale price of the common stock on March 10, 2004) and the purchase by Fusion Capital of the full 1,159,552 shares under the common stock purchase agreement, gross proceeds to us would only be $4,487,466 unless we choose to register more than 1,159,552 shares, which we have the right, but not the obligation, to do. In addition, Fusion Capital has the right to terminate the common stock purchase agreement if an event of default under the agreement occurs. See "The Fusion Capital Transaction—Events of Default."

        The extent to which we intend to rely on Fusion Capital as a source of financing will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through obtaining substantial up-front license fees in potential new licenses, collecting additional amounts we believe are due to us and by selling future royalty streams from our portfolio. Even if we are able to access the full $5.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business and operating plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, operating results, financial condition and prospects. Our agreement with Fusion Capital expires in October 2005 unless terminated sooner. If we are unable to obtain other debt and/or equity funding or generate significant additional revenue, we would need to significantly curtail our operations.

        The sale of our common stock to Fusion Capital could cause the price of our common stock to decline. If our stock price declines, we may be unable to raise additional funds through the sale of our common stock to others. If we are able to sell shares of our common stock to others, the sales could result in significant dilution to our current stockholders.

The American Stock Exchange may delist our common stock.

        On November 12, 2003, the American Stock Exchange notified us that we did not meet certain American Stock Exchange listing standards and that we must submit a plan for returning to compliance with those standards to maintain our listing on the American Stock Exchange. On December 12, 2003, we submitted our plan and on January 23, 2004, the American Stock Exchange notified us that it had accepted our plan to regain compliance with the American Stock Exchange continued listing standards and that the American Stock Exchange was continuing our listing pursuant to an extension. To maintain our listing, we are required to make progress consistent with our plan during the extension period and to regain compliance with the American Stock Exchange listing standards by May 12, 2005. We cannot assure you if or when we will again meet the American Stock Exchange's listing requirements.

We have received and responded to written "Wells Notices" dated June 12, 2003 from the staff of the Securities and Exchange Commission. However, until this matter is resolved, our ability to obtain debt or equity financing is restricted.

        On June 12, 2003, the staff of the SEC sent written "Wells Notices" indicating that the staff intended to recommend that the SEC bring a civil action against us and certain individuals (including our then Chief Financial Officer, a director and a former director) in the matter of trading in our stock. The individuals and we have responded in writing to our respective "Wells Notices." We continue to cooperate with the staff of the SEC in this matter and await the staff's formal recommendation of what action, if any, might be brought against us by the SEC. While this matter is pending, we have found our efforts to obtain debt or equity financing severely restricted and our operations and expenses negatively affected.

Our common stock may be subject to "low price stock" rules, limiting the market for our common stock.

        If our common stock is delisted by the American Stock Exchange and if the market price of our common stock is less than $5.00 per share, our common stock will be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

  •
  make a special written suitability determination for the purchaser;

  •
  receive the purchaser's written agreement to a transaction prior to sale;

  •
  provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

  •
  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

        If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate consumer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and stockholders may find it more difficult to sell our securities.

The sale of our common stock to Fusion Capital will cause dilution and the sale of the shares of common stock acquired by Fusion Capital could cause the price of our common stock to decline.

        The purchase price for the common stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. The purchase price per share will be equal to the lesser of: (i) the lowest sale price of our common stock on the purchase date or (ii) the average of the three (3) lowest closing sale prices of our common stock, during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital. All shares in this offering are freely tradable.

        Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that any shares offered by this Prospectus that are purchased by Fusion Capital will be sold over a period of up to twenty (20) months from the date of this Prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price at which we might otherwise wish to effect sales.

        There are 1,159,552 shares of our common stock that are registered for sale by Fusion Capital pursuant to this Prospectus (excluding the commitment shares that have been issued or are issuable to Fusion Capital under the common stock purchase agreement). Should we elect to sell shares to Fusion Capital under the common stock purchase agreement, which we have the right, but not the obligation to do, these shares would be issued by us in connection with purchases by Fusion Capital. Under our agreement with Fusion Capital, Fusion Capital does not have the right or the obligation to purchase any shares of our common stock in the event that the per share purchase price is less than $1.00. Assuming the issuance of these shares, the remaining 1,159,552 shares registered for sale by Fusion Capital pursuant to this Prospectus represent 18.6% of our outstanding shares of common stock as of March 10, 2004 and proceeds from the sale of these shares to Fusion Capital would be $4,487,466 based on the closing sale price of our common stock of $3.87 on March 10, 2004. In addition, 53,138 shares are issuable to Fusion Capital as an initial commitment fee and an additional 35,425 shares are issuable to Fusion Capital as an additional commitment fee on a pro rata basis during the twenty (20) month period as purchases are made.

        The issuance of these shares would result in significant dilution to the ownership interests of other holders of our common stock. The amount of dilution would be higher if the market price of our common stock is lower at the time Fusion Capital purchases shares under the common stock purchase agreement, as a lower market price would cause more shares of our common stock to be issuable to Fusion Capital. Subsequent sales of these shares in the open market by Fusion Capital may also have the effect of lowering our stock price, thereby increasing the number of shares issuable under the common stock purchase agreement and consequently further diluting our outstanding shares. Although we have the right to reduce or suspend Fusion Capital purchases at any time, our financial condition at the time may require us to waive our right to suspend purchases even if there is a decline in the market price.

Employee stock options and warrants have the potential for dilution and could adversely affect the market price of our common stock.

        As of March 10, 2004, an aggregate of 1,113,717 employee stock options were outstanding. We have granted to Brooks, Houghton & Company, Inc., our financial advisor who assisted us in arranging the transaction with Fusion Capital, five-year warrants to purchase 57,537 shares of our common stock (approximately 5% of 1,159,552 shares, the maximum number of shares that may be sold to Fusion Capital). Further, we may issue additional warrants and options in the future. For the life of all such warrants and options, the holders of such options and warrants will have the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of holders of our common stock. The terms on which we will be able to obtain additional capital during the life of such warrants and options may be adversely affected.

The existence of the agreement with Fusion Capital to purchase shares of CTT common stock could cause downward pressure on the market price of CTT common stock.

        Both the actual dilution and the potential for dilution resulting from sales of CTT common stock to Fusion Capital could cause holders to elect to sell their shares of CTT common stock, which could cause the trading price of the CTT common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of the CTT common stock due to the shares available for sale by Fusion Capital could refrain from purchases or cause sales or short sales in anticipation of a decline of the market price, which may itself cause the price of our stock to decline.

In the first two quarters of fiscal year 2004 we received 83% of our retained royalties or revenues from three technologies.

        In the first two quarters of fiscal year 2004, $1,850,000 (83%) of our revenues were from three technologies: $1,150,000 (52%) from the sales of portions of our potential award in the Materna lawsuit, $401,000 (18%) from the homocysteine assay, and $300,000 (13%) from Ethyol. Such a concentration of revenues makes our operation vulnerable to changes in any one of them, particularly to one time, nonrecurring transactions such as the sales of portions of our potential award in the Materna lawsuit.

Certain of our licensed patents have recently expired or will expire in the near future and we may not be able to replace their royalty revenues.

        In fiscal 2003, we received royalties from licenses on thirty-three (33) patented technologies, excluding the sale for $600,000 of the first $1,290,000 of our potential share from a judgment in the Materna lawsuit. We expect royalties from nineteen (19) of those patented technologies to expire in the next five years. Those patented technologies represented approximately 44% of our revenue in fiscal

2003 (29% of our revenue in first half 2004). Fiscal 2003 revenues of approximately $191,000 (6%), $359,000 (11%), and $891,000 (27%) were from patents expiring in fiscal 2003, 2004 and 2007, respectively. First half 2004 revenues of approximately $127,000 (6%) and $506,000 (23%) were from licenses expiring in fiscal 2004 and 2007, respectively. Loss of these royalties may adversely affect our operating results if we are unable to replace them with revenue from other licenses or other sources.

We are currently involved in lawsuits that could have a material adverse affect on our business, results of operations and financial condition.

        We have incurred significant legal expenses in lawsuits. If the courts in these suits decide against us, this could have a materially adverse affect on our business, results of operations and financial condition. See the heading "Legal Proceedings" in this Prospectus.

Our revenue growth depends on our ability to understand the technology requirements of our customers in the context of their markets. If we fail to understand their technology needs or markets, we limit our ability to meet those needs and to generate revenues.

        We believe that by focusing on the technology needs of our customers, we are better positioned to generate revenues by providing them technology solutions. In this way, our revenues are driven by the market demands of our customers. The better we understand their markets and requirements, the better we are able to identify and obtain effective technology solutions for our customers. We currently primarily rely on our professional staff to understand the technical, commercial and market demands, requirements and constraints of our customers and to identify and obtain effective technology solutions for them.

Our success depends on our ability to attract and retain key personnel.

        Our success depends on the knowledge, efforts and abilities of a small number of key personnel. John B. Nano, is our President, Chief Executive Officer and Chief Financial Officer, and Donald J. Freed is our Executive Vice President and Chief Technology Officer. We primarily rely on our professional staff to identify intellectual property opportunities and technology solutions and to negotiate and close license agreements. Competition for these personnel is intense and we cannot assure you that we will be able to continue to attract and retain qualified personnel. If we are unable to hire and retain highly qualified professional employees and consultants, our revenues, prospects, financial condition and future activities could be materially adversely affected.

We depend on our relationships with inventors to gain access to new technologies and inventions. If we fail to maintain existing relationships or to develop new relationships, we may reduce the number of technologies and inventions available to generate revenues.

        We do not invent new technologies and products ourselves. We depend on relationships with universities, corporations, governmental agencies, research institutions, inventors, and others to provide us technology-based opportunities we can develop into profitable royalty-bearing licenses. Our failure to maintain our relationships with them or to develop new relationships could adversely affect our business, operating results and financial condition. If we are unable to forge new relationships or to maintain our current relationships, we may be unable to identify new technology-based opportunities.

        Further, we cannot be certain that our current or new relationships will provide the volume or quality of available new technologies necessary to sustain our business. In some cases, universities and other sources of new technologies seek to develop and commercialize these technologies themselves or through entities they develop, finance and/or control. In other cases, universities receive financing for basic research from companies in exchange for the exclusive right to commercialize resulting inventions. These and other strategies may reduce the number of technology sources (potential clients) to whom we can market our services. If we are unable to secure new sources of technology, this could have a material adverse effect on our business, operating results and financial condition.

We receive most of our revenues from licensees over whom we have no control.

        We rely on royalties received from our licensees for revenues. The royalties we receive from our licensees depend on their efforts and expenditures and we have no control over their efforts or expenditures. Additionally, our licensees' development of new products involves great risk since many new technologies do not become commercially profitable products despite extensive development efforts. Our license agreements do not require licensees to advise us of problems they may encounter in attempting to develop commercial products, and licensees usually treat such information as confidential. You should expect that licensees will encounter problems frequently. Our licensees' failure to resolve such problems may result in a material adverse effect on our operating results.

Our licensees, and therefore we, depend on receiving government approvals to exploit certain licensed products commercially.

        Commercial exploitation of some licensed patents may require the approval of governmental regulatory agencies and there is no assurance that those agencies will grant such approvals. In the United States, the principal governmental agency involved is the U.S. Food and Drug Administration (FDA). The FDA's approval process is rigorous, time consuming and costly. Unless and until a licensee obtains approval for a product requiring such approval, the licensee may not sell the product in the U.S.A. and therefore, we will not receive royalty income based on U.S. sales of the product.

If our clients and we are unable to protect the intellectual property underlying our licenses or to enforce our patents adequately, we may be unable to exploit such licensed patents or technology successfully.

        Our success in earning revenues from licenses is subject to the risk that issued patents may be declared invalid, that patents may not issue on patent applications, or that competitors may circumvent our licensed patents and thereby render our licensed patents uncommercial. In addition, when all patents underlying a license expire, our royalties from that license cease, and there can be no assurance that we will be able to replace those royalties with royalty revenues from other licenses.

Patent litigation has increased; it can be expensive and may delay or prevent our licensees' products from entering the market.

        Our clients and/or we may pursue patent infringement litigation or interference proceedings against sellers of products that we believe infringe our patent rights. Holders of conflicting patents or sellers of competing products may also challenge our patents in patent infringement litigation or interference proceedings. We cannot assure you that our clients and/or we will be successful in any such litigation or proceeding, and the results and costs of such litigation or proceeding may materially adversely affect our business, operating results and financial condition.

In the markets for our licensees' products, technology can change rapidly and industry standards are continually evolving. This often makes products obsolete or results in short product lifecycles. Our profitability depends on our licensees' ability to adapt to such changes.

        Therefore, our profitability will depend in large part on our clients', our licensees' and our abilities to:

        —introduce products in a timely manner;

        —maintain a pipeline of new technologies;

        —enhance and improve existing products continually;

        —maintain development capabilities;

        —anticipate or adapt to technological changes and advances in relevant industries; and

        —ensure continuing compatibility with evolving industry standards.

Developing new products, creating effective commercialization strategies for technologies and enhancing those products and strategies are subject to inherent risks. These risks include unanticipated delays, unrecoverable expenses, technical problems or difficulties, as well as the possibility that development funds will be insufficient. Any one of these could make us abandon or substantially change our technology commercialization strategy.

        Our success will depend upon, among other things, products meeting targeted cost and performance objectives for large-scale production, our licensees' ability to adapt technologies to satisfy industry standards, satisfy consumer expectations and needs and bring their products to market before the market is saturated. They may encounter unanticipated technical or other problems that result in increased costs or substantial delays in introducing and marketing new products. Current and future products may not be reliable or durable under actual operating conditions or otherwise commercially viable and competitive. New products may not satisfy price or other performance objectives when introduced in the marketplace. Any of these events could adversely affect our realization of royalties from such new products.

Strong competition within our industry may reduce our client base.

        We compete with universities, law firms, venture capital firms and other technology commercialization firms for technology licensing opportunities. Many organizations offer some aspect of technology transfer services. This market is highly fragmented and participants are frequently focused on a specific technology area. Some of our competitors are well established and have more financial and human resources than we do.

Forward-Looking Statements

        This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

        The information contained in this Prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

        All forward-looking statements attributable to CTT are expressly qualified in their entirety by the foregoing cautionary statements.

Use of Proceeds

        This Prospectus relates to shares of our common stock that may be offered and sold from time to time by Fusion Capital, the selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $5.0 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. The proceeds, if any, we receive from Fusion Capital under the common stock purchase agreement, net of our costs incurred in connection with the offering, will be used to implement our strategic business plan, including for working capital and other general corporate purposes.

Market Price of our Common Equity

        Our common stock is quoted on the American Stock Exchange under the symbol "CTT." The following table presents, for the periods indicated, the high and low sales prices per share of our common stock as reported by the American Stock Exchange.

Fiscal Year Ended July 31, 2002	High	Low
First Quarter	$6.25	$2.60
Second Quarter	$4.45	$2.30
Third Quarter	$3.60	$2.37
Fourth Quarter	$3.00	$1.82
Fiscal Year Ended July 31, 2003	High	Low
First Quarter	$3.84	$1.82
Second Quarter	$3.50	$1.80
Third Quarter	$2.40	$1.76
Fourth Quarter	$2.12	$1.49
Fiscal Year Ended July 31, 2004	High	Low
First Quarter	$2.10	$1.53
Second Quarter	$6.36	$1.97

        On March 17, 2004, the closing price of our stock as reported on the American Stock Exchange was $3.88. As of March 17, 2004, there were 686 record holders of our common stock.

Dividend Policy

        Since 1981, we have not paid cash dividends on our common stock and we do not expect to declare or pay cash dividends in the foreseeable future. We presently expect to retain any future earnings to fund continuing development and growth of our business. Any payment of dividends on our common stock in the future is subject to the discretion of our Board of Directors and will depend on our earnings, financial condition, capital requirements and other relevant factors. Furthermore, any payment of dividends on our common stock is subject to the rights of the holders of preferred stock to receive preferential non-cumulative dividends.

Equity Compensation Plan Information

        The table below summarizes the status of our equity compensation plans as of July 31, 2003, the end of our most recent fiscal year.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	943,267	$5.08	590,331
Equity compensation plans not approved by security holders	None	Not applicable	None
Total	943,267	$5.08	590,331

Selected Financial Data

        The selected financial data as of July 31, 2003, 2002, 2001, 2000 and 1999 and for each of the five years in the period ended July 31, 2003, that are set forth below have been derived from our audited consolidated financial statements. The audit report of BDO Seidman, LLP covering the July 31, 2003 financial statements contains an explanatory paragraph that states that CTT's recurring losses and negative cash flow from operations raises substantial doubt about CTT's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        On September 2, 2003, PricewaterhouseCoopers LLP notified us by letter that it viewed its dismissal to have occurred. It is our understanding that PricewaterhouseCoopers LLP views its dismissal to have occurred on August 25, 2003. However, we disagree with PricewaterhouseCoopers LLP's opinion as to the date of their dismissal, which was not intended to occur until the retention of new auditors was completed on September 16, 2003. However, we accept that September 2, 2003 may be viewed as the dismissal date of PricewaterhouseCoopers LLP. On September 16, 2003, we engaged BDO Seidman, LLP as our independent certified public accountant.

        The selected financial data below as of January 31, 2004 and for the six months ended January 31, 2004 and 2003 have been derived from our unaudited consolidated financial statements and in the opinion of management, all adjustments that are necessary to present the financial statements fairly in conformity with accounting principles generally accepted in the United States of America, consisting only of normal recurring adjustments, have been made.

        The following selected financial data should be read in conjunction with the consolidated financial statements and related notes, and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' appearing elsewhere in this Prospectus.

STATEMENTS OF OPERATIONS DATA(1)

	Six Months ended January 31,		Years ended July 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)	(unaudited)
Revenue:
Retained royalties	$1,084,954	$1,214,762	$2,692,933	$2,570,931	$3,637,764	$3,202,194	$3,463,176
Retained royalty settlements	1,150,000	—	600,000	—	—	736,375	—
Other revenues	—	—	—	25,000	3,520	174,298	176,148
Total revenues	$2,234,954	$1,214,762	$3,292,933	$2,595,931	$3,641,284	$4,112,867	$3,639,324
Operating income (loss)(2)	$243,722	$294,253	$(1,017,973)	$(3,278,885)	$(2,232,361)	$774,038	$421,533
Net income (loss)(3)	$409,580	$(631,116)	$(1,935,301)	$(4,016,428)	$(2,500,749)	$1,300,937	$2,919,384
Net income (loss) per share Basic and diluted	$0.07	$(0.10)	$(0.31)	$(0.65)	$(0.41)	$0.21	$0.49
Weighted average number of common shares outstanding:
Basic	6,204,488	6,166,284	6,182,657	6,148,022	6,135,486	6,079,211	5,982,112
Diluted	6,300,036	6,166,284	6,182,657	6,148,022	6,135,486	6,187,407	6,009,701

BALANCE SHEETS

	January 31,	July 31,
	2004	2003	2002	2001	2000	1999
	(unaudited)
Cash, cash equivalents and short term investments	$1,597,310	$1,504,295	$2,887,295	$5,017,877	$6,716,429	$5,498,486
Total assets	$2,823,233	$2,952,501	$6,399,783	$10,640,873	$12,093,965	$8,959,021
Current liabilities	$1,086,046	$1,783,074	$3,407,140	$3,673,127	$2,165,853	$1,778,735
Long-term obligations	$—	$—	$—	$—	$—	$—
Shareholders' interest	$1,737,187	$1,169,427	$2,992,643	$6,967,746	$9,928,112	$7,180,286

SELECTED QUARTERLY FINANCIAL DATA
(Unaudited)

	2004		2003
	1st Quarter	2nd Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues(4)	$1,286,899	$948,055	$381,758	$833,004	$659,455	$1,418,716
Patent enforcement expenses, net of reimbursements	$32,837	$14,174	$35,143	$118,362	$193,948	$78,337
Personnel and other direct expenses relating to revenue	$558,809	$588,085	$739,996	$670,672	$707,358	$1,299,883
General and administrative expenses	$426,170	$371,157	$423,994	$515,787	$307,862	$803,009
Reversal of accounts payable exchanged for contingent note payable	$—	$—	$(1,583,445)	$—	$—	$—
Total operating expenses (2)	$1,017,816	$973,416	$(384,312)	$1,304,821	$1,209,168	$2,181,229
Operating income (loss)(2)	$269,083	$(25,361)	$766,070	$(471,817)	$(549,713)	$(762,513)
Net income (loss)(3)	$345,293	$64,287	$778,907	$(1,410,023)	$(545,729)	$(758,456)
Net income (loss) per share (basic and diluted)	$0.06	$0.01	$0.13	$(0.23)	$(0.09)	$(0.12)
Weighted average number of common shares outstanding:
Basic	6,201,345	6,207,631	6,154,351	6,174,196	6,201,345	6,201,345
Diluted	6,201,345	6,398,726	6,200,084	6,174,196	6,201,345	6,201,345
	2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$409,739	$797,189	$547,278	$841,725
Patent enforcement expenses, net of reimbursements(2)	$631,615	$553,022	$602,345	$345,108
Personnel and other direct expenses relating to revenue	$451,529	$594,383	$542,435	$653,092
General and administrative expenses	$410,639	$296,929	$419,844	$373,875
Total operating expenses(2)	$1,493,783	$1,444,334	$1,564,624	$1,372,075
Operating loss	$(1,084,044)	$(647,145)	$(1,017,346)	$(530,350)
Net loss(3)	$(1,039,040)	$(1,167,059)	$(1,031,879)	$(778,450)
Net loss per share (basic and diluted)	$(0.17)	$(0.19)	$(0.17)	$(0.13)
Weighted average number of common shares outstanding:
Basic	6,139,351	6,144,242	6,154,351	6,154,351
Diluted	6,139,351	6,144,242	6,154,351	6,154,351

(1)
Please read in conjunction with respective consolidated financial statements and notes thereto.

(2)
1st quarter fiscal 2003 includes reversal of $1,583,000 charged to patent enforcement expense in fiscal 2002. 4th quarter fiscal 2003 includes $482,000 impairment charges on intangible assets acquired (in personnel and other direct expenses relating to revenue) and $196,000 financing costs expensed (in general and administrative expenses). 4th quarter fiscal 2002 includes $156,000 impairment charges on intangible assets acquired (in personnel and other direct expenses relating to revenue). Fiscal 2003 includes $341,000 of legal expenses directly related to the SEC Investigation (in general and administrative expenses).

(3)
2nd quarter fiscal 2003 includes $944,000 impairment loss on investment in NTRU Cryptosystems, Inc. 2nd and 4th quarters fiscal 2002 include $519,000 and $263,000, respectively, impairment losses on loans to E.L. Specialists, Inc. Fiscal 2001 includes $600,000 investment and loan impairment loss on Micro-ASI, Inc. Fiscal 1999 includes $2,313,000 gain on sale of investment in NovaNET Learning, Inc.

(4)
Includes sales of CTT's share of potential award in the Materna lawsuit of $900,000 in 1st quarter fiscal 2004, $250,000 in 2nd quarter fiscal 2004 and $600,000 in 4th quarter fiscal 2003.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

        You should read the following discussion together with our financial statements and the notes appearing elsewhere in this Prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include those discussed in "Risk Factors" and elsewhere in this Prospectus.

        We have rounded all amounts in Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) to the nearest thousand dollars. In addition, all periods discussed in MD&A relate to our fiscal years ending July 31 (first, second, third and fourth quarters ending October 31, January 31, April 30 and July 31, respectively).

Overview

        CTT is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. We identify, develop and commercialize innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. Our goal is to maximize the value of intellectual assets for the benefit of our customers, clients and shareholders.

        Global market opportunities for technology transfer services are estimated at $150 billion annually and driven by factors that we believe are favorable to CTT's business strategy. The key market drivers are:

      •
      Significant increase in the number of new patents

      •
      Time to market competitive advantage by licensing

      •
      High cost of R&D

      •
      Limited availability of R&D talent

        CTT has experienced net losses in each of the last three (3) fiscal years. We believe that this resulted primarily from CTT's failure during that period to best utilize its financial resources and to capitalize on new business opportunities in the following areas:

  •
  Failure to develop new business/royalty streams as existing patents expired and royalty streams ceased.

  •
  Investing an aggregate of $2.7 million in start-up companies with unproven technologies in fiscal 2000, 2001 and 2002, of which $2.4 million had to be written off in impairment losses in fiscal 2001, 2002 and 2003.

  •
  Incurring significant legal costs in pursuing patent infringement litigation against major corporations, which resulted in legal fees of approximately $5.0 million during the three-year period ended July 31, 2003, of which $1.6 million in accounts payable was subsequently negotiated into a contingent note payable.

  •
  Incurring aggregate legal costs of approximately $534,000 since May 2001 in connection with the SEC's private investigation captioned "In the Matter of Trading in the Securities of Competitive Technologies, Inc."

        CTT has taken the following steps to address these financial matters:

  •
  Changed CTT's focus to proactively identify the market and customers' technology needs and deliver the appropriate technology to meet those needs

  •
  Employed four experienced technology marketers to lead CTT's business development efforts

  •
  Discontinued investing in start-up companies as a technology commercialization strategy

  •
  Changed CTT's approach to legal fees for patent infringement litigation, by having clients take the lead and incur the costs in litigation, by renegotiating $1.6 million of invoiced but unpaid legal fees into a contingent note payable, and by making contingency-based arrangements with law firms

  •
  Sold on a non-recourse basis $2.7 million of CTT's expected $6.0 million share of the potential award in the Materna litigation

  •
  Filed a complaint to enforce CTT's claim for reimbursement of legal fees in connection with the SEC investigation that exceed our directors' and officers' liability insurance policy deductible

  •
  Entered into an agreement to obtain up to $5 million in equity financing from Fusion Capital Fund II, LLC

Results of Operations—Six Months Ended January 31, 2004 (First Half 2004) vs. Six Months Ended January 31, 2003 (First Half 2003)

Summary Results

        Net income for our first half 2004 was $410,000 compared with a loss of $631,000 for our first half 2003, an improvement of $1,041,000.

Revenues

        In our first half 2004, $1,850,000 (83%) of our revenues were from three technologies: $1,150,000 (52%) from sales of portions of our potential award in the Materna lawsuit, $401,000 (18%) from the homocysteine assay, and $300,000 (13%) from Ethyol.

        Total revenues in our first half 2004 were $2,235,000, which was $1,020,000 (84%) higher than in our first half 2003, principally because of retained royalty settlement revenues of $1,150,000 in our first half 2004 from sales of portions of our potential award in the Materna™ lawsuit discussed under the sub-heading "Materna™" under the heading "Legal Proceedings" in this Prospectus. Royalty revenues from Ethyol increased $153,000 due to increasing sales and their effect on when we record these royalties, up to our $500,000 per calendar year maximum. In our first half 2004, we recorded $300,000 of Ethyol royalties in the second quarter and none in the first quarter. In our first half 2003, we recorded $147,000 of Ethyol royalties in the first quarter and none in the second quarter. We expect to record the remaining $200,000 of our calendar year 2004 Ethyol royalties in our third quarter 2004. CTT received $140,000 homocysteine revenues from settlement of a royalty audit in our first half 2004. Recurring royalty revenues from homocysteine assays increased $101,000 (63%).

        Partially offsetting these increases were a $200,000 reduction in gallium arsenide revenues, a $163,000 reduction because of other expiring licenses and $162,000 of nonrecurring first half 2003 revenues. Lower sales of licensed products, timing differences and expiring licenses caused the reduction in gallium arsenide revenues.

Operating expenses

        Patent enforcement expenses, net of reimbursements, of $47,000 in first half 2004 were $106,000 (69%) lower than in first half 2003. The level of patent enforcement expenses varies depending on the stage of the litigation. We have included details of progress and status in these cases under the heading "Legal Proceedings" in this Prospectus.

        Personnel and other direct expenses relating to revenue were $1,147,000 for first half 2004, which was $264,000 (19%) lower than the $1,411,000 in first half 2003. Personnel expenses (which include costs of consultants engaged to assist us in developing specific revenue opportunities and strategic alliances and relationships) were $250,000 lower in first half 2004. In first half 2004, we had approximately 14 full-time equivalents compared with approximately 16 in first half 2003.

        General and administrative expenses for first half 2004 were $797,000, which was $142,000 (15%) lower than the $940,000 for first half 2003. We reduced proxy and annual report expenses by $83,000, audit and tax expenses by $45,000 and legal expenses directly related to the SEC investigation by $36,000 (see sub-heading "SEC Investigation" under the heading "Legal Proceedings" in this Prospectus) in first half 2004. Financing expenses increased $65,000.

Reversal of accounts payable exchanged for contingent note payable

        In first quarter 2003, we reversed from accounts payable $1,583,000 that was accrued at July 31, 2002. This one-time reversal constituted other operating income (see heading "Legal Proceedings" in this Prospectus).

Other income, net

        Other income, net, for first half 2004 included $203,000 of installments received from Unilens Corp. USA pursuant to a settlement agreement effective October 17, 2003, partially offset by related and other expenses. Due to Unilens's financial condition and the uncertainty of its payments on this receivable ($1,047,000 at January 31, 2004), CTT will record other income as it receives payments from Unilens.

        We recorded an impairment charge of $944,000 on our investment in NTRU Cryptosystems, Inc. (NTRU) in our second quarter 2003.

        CTT has substantial net operating and capital loss carryforwards for Federal income tax purposes.

Results of Operations—2003 vs. 2002

Financial Results

        Our net loss for 2003 was $1,935,000 compared with $4,016,000 for 2002, an improvement of $2,081,000. Our operating results improved $2,261,000 from a loss of $3,279,000 for 2002 to $1,018,000 for 2003 as discussed below.

Revenues

        Our total revenues for 2003 were $3,293,000, which was $697,000 (27%) higher than in 2002. Retained royalty settlement revenues of $600,000 in 2003 were from the sale of $1,290,000 of our potential award in the Materna lawsuit. (See sub-heading "Materna™" under the heading "Legal Proceedings" in this Prospectus.) Excluding this $600,000, revenues increased 4% over 2002.

        In 2003, $2,339,000 (71%) of our revenues were from four technologies: $647,000 (20%) from Ethyol, $600,000 (18%) from the sale of a portion of our potential award in the Materna lawsuit, $584,000 (18%) from the homocysteine assay, and $508,000 (15%) from gallium arsenide semiconductors.

        Ethyol's royalty base is higher since October 2001 when the licensee began selling Ethyol directly in the United States rather than through a distributor. Our retained royalties from Ethyol reached our $500,000 per calendar year maximum for calendar 2003 in fiscal 2003. In the future, we expect to receive and record our total $500,000 per calendar year Ethyol retained royalties in our third and fourth fiscal quarters.

        Effective May 19, 2003, CTT sold to LawFinance Group, Inc. (LFG) a portion of its potential $6 million from the patent infringement judgment against American Cyanamid Company (Defendant) in the Materna lawsuit. CTT received $600,000 cash (recognized in retained royalty settlement revenue) in exchange for the first $1,290,000 (plus court awarded interest thereon from May 19, 2003) of CTT's share of the potential award. CTT has no financial obligation to repay LFG or to return any portion of the $600,000 received from LFG; accordingly, CTT recorded this amount as revenue. If CTT's share of a final award is less than the amount sold to LFG, the entire amount received would be paid to LFG and LFG would be deemed paid in full. CTT granted LFG a security interest in CTT's share of the potential award. At July 31, 2003, CTT retained the remaining anticipated approximately $4,710,000 proceeds from this potential award in addition to the $600,000 already received.

        The increase in homocysteine assay royalties includes amounts for assays performed in several quarters by LabCorp ($294,000 under a stipulated order in the LabCorp litigation) and other clinical laboratories ($132,000 under license agreements made in the second quarter of 2003). LabCorp has appealed the judgment in favor of CTT. If the judgment is reversed on appeal, LabCorp's ability to recover amounts paid to CTT will depend on the extent of and reason for the reversal. CTT's management believes the probability that LabCorp will recover such amounts is very unlikely. See sub-heading "LabCorp" under the heading "Legal Proceedings" in this Prospectus.

        The exclusive licensee terminated its license for the electrochromic display during the third quarter of fiscal 2003. As a result, we recognized $107,000 previously deferred revenue on this license and $50,000 in license termination fees.

        The last vitamin B12 patent expired in November 2002. As a result, our 2003 revenues (which include final royalty payments under these licenses) declined $149,000 from our 2002 royalties.

        Our 2003 royalties from gallium arsenide semiconductors were $504,000 (50%) lower than in 2002 due to expiring licenses and licensees' much lower sales.

Operating expenses

        Patent enforcement expenses, net of reimbursements, in 2003 were $426,000, which was $1,706,000 (80%) lower than in 2002. Our July 23, 2002, agreement with the University of Illinois, our client, (for the University to take the lead and assume the cost of new lead counsel in the litigation against Fujitsu) substantially reduced our net patent enforcement expenses in 2003. The level of patent enforcement expenses varies depending on the stage of the litigation. We have included details of progress and status in these cases under the heading "Legal Proceedings" in this Prospectus.

        Personnel and other direct expenses relating to revenue were $3,418,000 for 2003, which was $1,176,000 (52%) higher than in 2002. A reduction of $118,000 in recruiting expense partially offset increases of $774,000 in expenses for salaries and benefits and for consultants we engaged to assist us in developing specific revenue opportunities and strategic alliances and relationships. In 2003 we had approximately 16 full-time equivalents compared with approximately 13 in 2002. In the fourth quarter of 2003, we recorded $482,000 of impairment charges related to intangible assets principally due to the uncertainty of future revenues from the ribozyme technology. In the fourth quarter of 2002, we recorded $156,000 of impairment charges related to intangible assets.

        General and administrative expenses for 2003 were $2,051,000, which was $549,000 (37%) higher than in 2002. Expenses that increased were corporate legal expenses directly related to the SEC investigation (increased $252,000) (see sub-heading "SEC Investigation" under the heading "Legal Proceedings" in this Prospectus), financing (increased $192,000) and investor relations (increased $107,000). We had expected to charge $196,000 of financing costs incurred since October 2002 against the proceeds of a debt or equity financing in 2003. We expensed them in the fourth quarter of 2003 since the placement memorandum was no longer current and we have not yet obtained funding.

Reversal of accounts payable exchanged for contingent note payable

        On October 28, 2002, CTT signed an agreement making future payments to our former patent litigation counsel in the Fujitsu matter completely contingent on future receipts from Fujitsu. This contingent promissory note payable is for $1,683,000 plus simple interest at the annual rate of 11% from the agreement date ($139,000 at July 31, 2003) payable only from future receipts in a settlement or other favorable outcome of the litigation against Fujitsu, if any. Accordingly, in the first quarter of 2003, we reversed from accounts payable $1,583,000 that was accrued at July 31, 2002. This one-time reversal constituted other operating income in the first quarter of 2003 and increased shareholders' interest. (See sub-heading "Fujitsu" under the heading "Legal Proceedings" in this Prospectus).

Other expense

Impairment loss on investment in NTRU Cryptosystems, Inc. (NTRU)

        In April 2003, NTRU redeemed all outstanding shares of its Series A and Series B Preferred Stock (NTRU Preferred Stock) in exchange for cash or NTRU common stock.

        CTT is a minority investor in NTRU and currently owns 3,129,509 shares of NTRU common stock, including 76,509 shares received in April 2003 (approximately 10% of NTRU's outstanding common stock). CTT exchanged its NTRU Preferred Stock for $90,741 in cash ($88,377 received in May 2003 and $2,364 received in September 2003), and 76,509 shares of NTRU common stock.

        CTT recorded other expense of $944,000 in its second quarter ended January 31, 2003 due to the uncertain timing and amount of CTT's expected future cash flows from its investment in NTRU's common stock after its recapitalization.

        In the past, CTT held a seat and participated actively on NTRU's Board of Directors. CTT's management continues to believe NTRU's encryption technology has value and these actions provide NTRU an opportunity to allow applications to evolve to meet customer's needs for strong encryption, a small footprint and low processing requirements.

        Interest income of $27,000 for 2003 was $71,000 (73%) lower than in 2002. Our average invested balance was approximately 49% lower and our weighted average interest rate was approximately 1.2% per annum compared with approximately 2.2% per annum in 2002.

        CTT has substantial net operating and capital loss carryforwards for Federal income tax purposes.

Results of Operations—2002 vs. 2001

        Our total revenues for fiscal 2002 were $2,596,000, which was $1,045,000 (29%) lower than for fiscal 2001.

        For fiscal 2002, retained royalties were $2,571,000, which was $1,067,000 (29%) lower than for fiscal 2001. In fiscal 2002, approximately $1,838,000 (71%) of our retained royalties were from four technologies: $1,012,000 (39%) from gallium arsenide patents (including a laser diode technology used in optoelectronic storage devices and another technology that improves semiconductor operating characteristics); $391,000 (15%) from Ethyol (a chemotherapeutic mitigation agent); $264,000 (10%) from the vitamin B12 assay; and $171,000 (7%) from the homocysteine assay.

        Retained royalties from the gallium arsenide semiconductor inventions (which include laser diode applications) for fiscal 2002 were approximately $1,012,000 compared with approximately $2,190,000 for fiscal 2001, a decline of approximately $1,178,000 (54%). This reflects lower telecom industry sales partially offset by higher DVD product sales. Most of our royalties from these inventions are reported semi-annually in the second and fourth fiscal quarters.

        Retained royalties were also lower because a licensee (which had previously been paying $100,000 minimum pre-market annual retained royalties in prior fiscal years) terminated its license and therefore paid no minimum in fiscal 2002. Also lower were retained royalties from homocysteine and expiring vitamin B12 assay patents (our last vitamin B12 assay patent expired in November 2002). A homocysteine licensee that had been paying certain royalties in fiscal 2001 began withholding those royalties in fiscal 2002, taking a position similar to LabCorp's position.

        Retained royalty increases from other technologies partially offset these reductions. Royalties from Ethyol in fiscal 2002 increased approximately $163,000 (71%) over fiscal 2001. Other increases included higher minimum royalties on licenses of our sunless tanning technology and a treatment for sexual dysfunction, one-time royalties from a Retin-A™ royalty audit and earned royalties from a new license in 2002.

        Licensees of our endoscopic ligator have withheld royalties since the third quarter of fiscal 2000. (Our retained royalties from the endoscopic ligator were approximately $138,000 for fiscal 2000.) We believe we are entitled to all withheld and future royalties for use of our patented technology. However, we cannot predict when, if ever, licensees will resume remitting royalties for this technology.

        Other changes in retained royalty revenues reflect changes in the timing of royalties reported by licensees and in licensees' sales of licensed products. Historically, CTT's royalty revenues in its second and fourth fiscal quarters have been higher than in its first and third fiscal quarters.

        In fiscal 2002 we employed 13 people (full-time equivalents) compared with 11 in fiscal 2001. We increased our professional staff and reduced consultants compared with fiscal 2001. Recruiting expenses in fiscal 2002 (to search for a new President and Chief Executive Officer) were higher than those for professional staff hired in fiscal 2001. Corporate legal expenses were higher due in part to legal expenses related to an SEC investigation, (see sub-heading "SEC Investigation" under the heading "Legal Proceedings" in this Prospectus) and increased legal services related to certain contractual matters with a client.

        Patent enforcement expenses, net of reimbursements, in fiscal 2002 were $2,132,000, which was $342,000 (14%) lower than in fiscal 2001. Patent enforcement expenses were principally for outside litigation counsels' services in the three patent litigations (Fujitsu, LabCorp and Materna, two of which were active in fiscal 2002) in which our clients and/or we have sued to enforce their and our patent rights. The level of activity in these two cases was lower in fiscal 2002 than in fiscal 2001.

        In fiscal 2002 we paid a client $201,000 as reimbursement of certain of our previously deducted patent enforcement expenses. We included this charge in patent enforcement expenses in fiscal 2002. If and when the related enforcement action is settled, we are entitled to reimbursement of these and additional litigation expenses we have then incurred from any recovery we receive as a result of the litigation and from subsequent income from the related patents.

        Personnel and other direct expenses relating to revenue were $2,241,000 for 2002, which was $398,000 (22%) higher than in 2001. This increase principally reflects increased costs for salaries and recruiting expenses. It also includes approximately $156,000 of intangible asset impairment charges in fiscal 2002.

        General and administrative expenses for 2002 were $1,501,000, which was $55,000 (4%) lower than in 2001. Reductions in acquisition costs, audit and tax fees, directors' fees and expenses and depreciation were partially offset by increases in legal expenses directly related to the SEC investigation (see subheading "SEC Investigation" under the heading "Legal Proceedings" in this Prospectus).

Other expense, net

        Effective August 5, 2002, CTT sold and transferred all its interests related to E. L. Specialists, Inc. (ELS) to MRM Acquisitions, LLC for $200,000 cash. As a result of this transaction, CTT wrote down its $1,056,300 notes receivable from ELS to their fair value of $200,000, which it collected on August 5, 2002. In fiscal 2002, CTT incurred a total $782,000 impairment loss on loans to ELS ($519,000 and $263,000 in the second and fourth quarters, respectively) and charged against other revenues approximately $75,000 deemed uncollectible.

        Because of Digital Ink, Inc.'s (DII) inability to arrange financial support to continue its operations, CTT recorded an impairment loss of $50,000 in other expense to write off 100% of our equity investment in DII in the third quarter of fiscal 2002. In fiscal 1999 and 2000, CTT provided patenting, marketing and accounting services in exchange for its $50,000 equity in DII.

        In the third quarter of fiscal 2002, CTT recorded a recovery of $22,000 of its secured bridge financing advances to Micro-ASI, Inc. (Micro-ASI). At July 31, 2001, CTT reduced its carrying value for all its investments and advances to Micro-ASI to zero because of Micro-ASI's bankruptcy filing in August 2001. We are unable to predict the timing or amount of CTT's potential future recoveries of our advances to Micro-ASI, if any.

        Interest income of $97,000 for fiscal 2002 was $303,000 (76%) lower than in fiscal 2001. Our average invested balance was approximately 37% lower and our weighted average interest rate was approximately 2.2% per annum compared with approximately 5.6% per annum in fiscal 2001.

        Other expenses in fiscal 2001 were legal expenses incurred in connection with a suit brought against CTT and others involving the sale by a subsidiary of CTT of substantially all of its assets to Unilens Corp. USA. The suit was dismissed on May 16, 2003.

Financial Condition and Liquidity

Condition at January 31, 2004

        At January 31, 2004, CTT had net working capital of $1,561,000 (which was $607,000 more than at July 31, 2003) and no outstanding debt or available credit facility. However, see the discussion of the "Fusion Capital Transaction" below.

        At January 31, 2004, cash, cash equivalents and short-term investments of $1,597,000 were $93,000 higher than at July 31, 2003 and were available to support our current operating needs. Operating activities in first half 2004 used $97,000 of cash: $600,000 for paying accounts payable and accrued liabilities partially offset by $410,000 from net income, $123,000 from prepaid expenses and other current assets and $60,000 from collecting receivables. Investing activities provided $162,000 of cash primarily from the payment by Unilens. Financing activities provided $27,000 from exercise of stock options.

        In addition to fluctuations in the amounts of royalties reported, changes in royalties receivable and payable reflect CTT's normal cycle of royalty collections and payments.

Funding and Capital Requirements

Fusion Capital Transaction

        On February 25, 2004, we entered into a common stock purchase agreement with Fusion Capital to obtain up to $5.0 million in equity financing from Fusion Capital. Under the agreement, Fusion Capital agreed to purchase up to $5.0 million of newly issued CTT common stock over a period of time up to twenty (20) months. CTT has the right to control the timing and the amount of stock sold, if any, to Fusion Capital.

        In this agreement, CTT agreed to initially issue to Fusion Capital 53,138 commitment shares of CTT common stock and an additional 35,425 commitment shares of CTT common stock on a pro rata basis as CTT obtains funds from selling common stock to Fusion Capital. CTT will pay no cash commitment fee to Fusion Capital to obtain this agreed funding.

        Under this agreement, funding of the initial $5.0 million would occur over a period of time commencing upon fulfillment of certain conditions, including the SEC declaring effective a registration statement covering the sale by Fusion Capital of the shares issued under the common stock purchase agreement. Upon completion of this funding, at our sole discretion, we have the right to enter into a new agreement with Fusion Capital covering the sale of up to an additional $5.0 million of common stock.

        Under our agreement with Fusion Capital we have the right to sell to Fusion Capital on each trading day during the term of the agreement $12,500 of our common stock. The purchase price per share will be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date;

or (ii) the average of the three (3) lowest closing sale prices during the twelve (12) consecutive trading days prior to the date of purchase. We may, subject to certain provisions, set a minimum purchase price from time to time (currently $3.00 per share). Fusion Capital does not have the right or obligation to purchase our common stock in the event that the price of our common stock is less than $1.00 per share.

        We presently estimate that the maximum number of shares we will sell to Fusion Capital (exclusive of commitment fee shares) will be 1,159,552 shares. Therefore, the selling price of our common stock to Fusion Capital will have to average at least $4.32 per share for us to receive the maximum proceeds of $5.0 million. For further details see the section entitled "The Fusion Capital Transaction" in this Prospectus.

        Under our agreement with Brooks, Houghton & Company, Inc., our financial advisor who assisted in arranging the transaction with Fusion Capital, we will pay the advisor a cash fee of $50,000 plus up to $200,000 in installments as we receive amounts from Fusion Capital (5% of $5 million in the aggregate). In addition, we will grant to the advisor five-year warrants to purchase 57,537 shares of our common stock (approximately 5% of 1,159,552 shares, the maximum number of shares that may be sold to Fusion Capital) at an exercise price of $4.345 per share (110% of the $3.95 average closing price of our common stock for a ten (10) day trading period ended January 21, 2004 that was used to determine the 88,563 commitment shares issuable to Fusion Capital).

Capital Requirements

        At January 31, 2004, CTT's accumulated deficit was $25,290,910. At January 31, 2004 our cash, cash equivalents and short-term investments were $1,597,310.

        CTT has incurred substantial operating and net losses in the three years ended July 31, 2003. Net patent enforcement expenses related to the Fujitsu and LabCorp litigations and investment losses have been substantial. In addition, CTT has incurred $534,000 cumulatively through January 31, 2004 for professional advice related to the ongoing SEC investigation (see sub-heading "SEC Investigation" under the heading "Legal Proceedings" in this Prospectus). Accordingly, our auditor's opinion with respect to our financial statements as of and for the year ended July 31, 2003 included an explanatory paragraph with respect to our ability to continue as a going concern.

        Management has and continues to take actions to improve CTT's results. These actions include aggressively pursuing new license agreements, reducing cash operating expenses, deferring payment of certain liabilities, structuring payment obligations contingent upon revenues, selling portions of CTT's share of the potential Materna award, and collecting amounts previously written off. At January 31, 2004, we retained the remaining anticipated a) $3,272,500, b) $2,237,500, or c) $2,997,500 proceeds from this expected award (plus court awarded interest thereon) in addition to the $1,750,000 already received from LFG and a CTT shareholder. (See the sub-heading "Materna™" under the heading "Legal Proceedings" in this Prospectus).

        Also see the heading "The Fusion Capital Transaction" in this Prospectus.

        The amounts and timing of CTT's future cash requirements will depend on many factors, including the results of CTT's marketing efforts, the Materna™ award, Fujitsu and LabCorp lawsuits (see the heading "Legal Proceedings" in this Prospectus), the SEC investigation, and CTT's fund raising efforts. To achieve profitability, CTT must successfully license technologies with current and long-term revenue streams greater than its operating expenses. To sustain profitability, CTT must continually add such licenses. However, royalty revenues, obtaining rights to new technologies, granting licenses, and enforcing intellectual property rights are subject to many factors outside our control or that we cannot currently anticipate. Although we cannot assure you that we will be successful in these efforts, management believes its plan would sustain CTT at least through fiscal 2005.

Compliance with American Stock Exchange listing standards

        At July 31, 2003, CTT's shareholders' interest was $1,169,000. On November 12, 2003 the American Stock Exchange (AMEX) notified CTT that it did not meet certain AMEX listing standards and that CTT must submit a plan for returning to compliance with those standards to maintain our AMEX listing. On December 12, 2003, we submitted our plan and on January 23, 2004, AMEX notified us that it had accepted our plan to regain compliance with AMEX continued listing standards and that AMEX was continuing our listing pursuant to an extension. To maintain our listing, we are required to make progress consistent with our plan during the extension period and to regain compliance with AMEX continued listing standards by May 12, 2005. We cannot assure you if or when we will again meet AMEX listing requirements.

Installment Receivable from Unilens Corp. USA and Unilens Vision Inc. (Unilens)

        In 1989, CTT sold substantially all of the assets of University Optical Products Co. (UOP) to Unilens Corp. USA for $6 million dollars, including a $5.5 million installment receivable. Due to uncertainties related to its collection, CTT wrote off the entire installment receivable in fiscal 1989 and 1990. CTT deemed the receivable balance of $4.7 million uncollectible.

        Effective October 17, 2003, Unilens agreed to pay CTT an aggregate of $1,250,000 in quarterly installments of the greater of $100,000 or an amount equal to 50% of the royalties received by Unilens from one licensee. CTT and Unilens also agreed to settle all prior claims and to terminate all prior agreements between them. At January 31, 2004, Unilens has paid aggregate installments of $203,000. Installments are due each March 31, June 30, September 30 and December 31 beginning December 31, 2003. Unilens granted CTT a security interest in all Unilens real and personal property that is subordinate to a security interest held by UNIINVEST Holding AG in respect of $450,000 plus interest owed by Unilens to UNIINVEST Holding AG.

        Due to Unilens' financial condition and the uncertainty of its payments on our installment receivable ($1,047,000 at January 31, 2004), CTT will record other income as it receives payments from Unilens.

Commitments

        In addition to liabilities recorded at January 31, 2004, CTT's commitments were:

	Payments Due by Period
At January 31, 2004 Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	$735,000	$294,000	$441,000	$—	$—
Other obligations	$19,000	$4,000	$15,000	$—	$—
	$754,000	$298,000	$456,000	$—	$—

        CTT's other commitments are either contingent upon a future event or terminable on less than thirty days' (30) notice.

        Our directors, officers, employees and agents may claim indemnification in certain circumstances. We are currently exposed to potential indemnification claims in connection with the SEC investigation and with complaints filed by certain former employees alleging discriminatory employment practices in violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002 (see sub-headings "SEC Investigation" and "Other" under the heading "Legal Proceedings" in this Prospectus). We seek to limit and reduce our potential financial obligations for indemnification by carrying directors' and officers' liability insurance (subject to deductibles).

        CTT has several agreements with third parties to assist it in licensing specific technologies or to audit licensees' royalty reports. Under these agreements, the third parties are compensated only from the new revenues generated by their efforts.

        In one of CTT's agreements (which CTT may terminate on ninety days' (90) written notice), it has committed to pay minimum annual license fees of $10,000 on each January 1, beginning January 1, 2004. In another agreement (which CTT may also terminate on ninety days' (90) written notice), it has committed to pay $4,000 in June 2004 and a $15,000 termination fee if the agreement is terminated in certain circumstances before January 31, 2006. In addition, CTT has agreed to reimburse patent expenses ($59,000 as of January 31, 2004) from future royalty receipts before retaining any revenue.

        Under another agreement, CTT has agreed to pay $25,000 per technology portfolio when a candidate transferee demonstrates firm interest in two technology portfolios.

        CTT and Vector Vision, Inc. (VVI), a CTT consolidated subsidiary, have contingent obligations to repay up to $209,067 and $224,127, respectively, (three times total grant funds received) in consideration of grant funding received in 1994 and 1995. CTT is obligated to pay at the rate of 7.5% of its revenues, if any, from transferring rights to inventions supported by the grant funds. VVI is obligated to pay at rates of 1.5% of its net sales of supported products or 15% of its revenues from licensing supported products, if any. These obligations are recognized when any such revenues are recognized. During fiscal 2003 and 2002, respectively, CTT charged $563 and $3,018 in related royalty expenses to operations. CTT's and VVI's remaining contingent obligations were $199,569 and $224,127, respectively, at January 31, 2004 to repay grant funding.

Other Matters

        CTT carries liability insurance, directors' and officers' liability insurance and casualty insurance for owned or leased tangible assets.

        CTT is involved in several lawsuits all of which are detailed under the heading "Legal Proceedings" in this Prospectus.

Critical Accounting Policies

        Preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses for the reporting period, and related disclosures. We base our estimates on the information available at the time and assumptions we believe are reasonable.

        We believe that significant estimates, assumptions and judgments affect the following critical accounting policies used in preparing our consolidated financial statements. Our audit committee has reviewed their selection, application and disclosure.

Revenue Recognition

        We derive revenues primarily from patent and technology license and royalty fees. Since these revenues result from our representation agreements with owners and assignees of intellectual property rights, we record revenues net of the owners' and assignees' shares of license and royalty fees. We stipulate the terms of our licensing arrangements in written agreements with the owners, assignees and licensees.

  Single element arrangements

        Since we usually have no significant obligations after we execute license agreements, they are generally single element arrangements. Under the terms of our license agreements, we generally receive an upfront license fee and a royalty stream based on the licensee's sales of products applying the licensed technology.

  License fees under single element arrangements

        We recognize upfront, nonrefundable license fees when our licensee executes the license agreement and pays the license fee. When these two events occur, we have persuasive evidence of an arrangement, no continuing obligations, completed delivery, and assurance of collection.

  Royalty fees under single element arrangements

        Although we fix the royalty rate (e.g., percentage of sales or rate per unit sold) in the license agreement, the amount of earned royalties is contingent upon the amount of licensed product the licensee sells. Royalties earned in each reporting period are contingent on the outcome of events (i.e., the licensee's sales of licensed products) occurring within that period that are not within our control and are not directly tied to our providing services. Therefore, we recognize this royalty revenue when the contingency is resolved and we can estimate the amount of royalty fees earned, which is upon our receipt of the licensee's royalty report.

  Royalty settlements

        We recognize royalty settlement revenue when our rights to litigation awards related to our patent and license rights are final and unappealable and we have assurance of collecting those awards. We also recognize royalty settlement revenue when we have collected litigation awards in cash (from the adverse party or by sale of our rights to another party without recourse) and we have no obligation or are very unlikely to be obligated to repay such collected amounts. We include royalty settlement revenue in operating revenue. Although final litigation awards may be infrequent, they are an integral aspect of our patent and technology licensing and commercialization business.

  Other arrangements

        In limited instances, we enter into multiple element arrangements with continuing service obligations. Based upon the limited verifiable objective evidence available, we generally defer all revenue from such multiple element arrangements until we deliver all elements.

        We evaluate milestone billing arrangements on a case-by-case basis. Generally we recognize upfront fees ratably over the entire arrangement and milestone payments as we achieve milestones.

Impairment of Intangible Assets and Long-Term Investments

        We review intangible assets and investments in equity securities that do not have readily determinable fair values for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of expected future undiscounted cash flows is less than the carrying amount of the asset, we recognize an impairment loss measured by the amount the asset's carrying value exceeds its fair value and re-evaluate the remaining useful life of the asset. If a quoted market price is available for the asset or a similar asset, we use it in determining fair value. If not, we determine fair value as the present value of estimated cash flows based on reasonable and supportable assumptions.

        We regularly apply this policy to our equity investments in privately held companies. We consider the investee's financial health (including cash position), business outlook (including product stage and viability to continue operations), recent funding activities, and business plan (including historical and forecast financial information). These investments are not readily transferable and our opportunities to liquidate them are limited and subject to many factors beyond our control, including circumstances internal to the investee and broader economic conditions.

        We also apply this policy to all acquired intangible assets.

Recently Issued Accounting Pronouncements

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002. CTT's adoption of this statement did not have a material effect on its financial condition or results of operations.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." This statement amends Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative transition methods for a voluntary change to the fair value method of accounting for stock-based employee compensation. This statement also requires prominent disclosures in annual and interim financial statements about the method of accounting for stock-based employee compensation and its effect on reported results. The disclosure provisions of this statement were effective for and CTT made these disclosures beginning in CTT's third quarter ended April 30, 2003.

Related Party Transactions

        In connection with the SEC's private investigation captioned "In the Matter of Trading in the Securities of Competitive Technologies, Inc." we have agreed, pursuant to Article IV of our bylaws, to advance to Mr. Samuel Fodale his expenses incurred in connection with this investigation, and Mr. Fodale has agreed to repay amounts so advanced if it is ultimately determined that he is not entitled to be indemnified by us as authorized by Article IV of our bylaws. As of January 31, 2004, we have advanced $101,000 to Mr. Fodale pursuant to this agreement. As of January 31, 2004, we have also paid $356,000 and accrued an additional $77,000 for our and several current and former directors' (excluding Mr. Fodale) related legal fees in the matter, which were in the aggregate approximately $433,000 to January 31, 2004. Except for Mr. Fodale, no individual current or former director's cumulative fees exceeded $60,000 at January 31, 2004.

        We are a party to a service and representation agreement with Mega Concentrate, LLC for the representation of certain chemical compounds owned by Mega Concentrate, LLC. One of the principals of Mega Concentrate, LLC is Aris Despo, who is a Vice-President of CTT. No payments have been made by or received by CTT under this agreement as of March 16, 2004.

        CTT incurred charges (reported in personnel and other direct expenses relating to revenue) of $5,300 and $6,000 related to consulting services provided by one director in the first half of fiscal 2004 and 2003, respectively.

        CTT's board of directors determined that when a director's services were outside the normal duties of a director, CTT should compensate the director at the rate of $1,000 per day plus expenses (which is the same amount it pays a director for attending a one-day Board meeting).

Business

Technology Commercialization Services

        CTT is a Delaware corporation incorporated in 1971 to succeed an Illinois business corporation incorporated in 1968. We provide technology transfer and licensing services focused on the technology needs of our customers and matching those requirements with commercially viable solutions. We identify, develop, and commercialize innovative technologies in life, digital, nano and physical sciences developed by universities, companies, independent research institutions and individual inventors.

        We seek to maximize the value of intellectual property for the benefit of our customers, clients and stockholders by selling, licensing or otherwise commercializing technologies from our clients' or our portfolio of intellectual property rights. We obtain customers' technology requirements and match them with effective technology solutions, bridging the gap between market demand and raw innovation. In a few cases, we are enforcing our clients' and our patent rights with respect to certain of our technologies.

        Our customers (licensees) pay license and royalty fees for licensed rights to use our clients' and our technologies. We also realize revenues from court awarded judgments and settlements of patent enforcement actions. We share these fees, judgments and settlements with our clients under our respective agreements with them.

        Our life science portfolio includes pharmaceuticals, biotechnologies, and medical devices. We include communications, semiconductors, Internet, e-commerce and consumer electronics technologies in our digital portfolio. Our physical science portfolio targets display, environmental and nano-technologies and smart/novel materials.

        The technologies that produced revenues equal to or exceeding 15% of our consolidated revenue for 2003, 2002 or 2001 were:

	2003	2002	2001
Ethyol™	$647,000	$391,000	$228,000
Materna™	$600,000	*	*
Homocysteine assay	$584,000	*	*
Gallium arsenide, including laser diode	$508,000	$1,012,000	$2,190,000

*
Amounts were less than 15% of revenues in these years.

        As a percentage of retained royalties, they represented:

	2003	2002	2001
Ethyol™	20%	15%	*
Materna™	18%	*	*
Homocysteine assay	18%	*	*
Gallium arsenide, including laser diode	15%	39%	60%

*
Amounts were less than 15% of revenues in these years.

        Ethyol is a chemotherapeutic mitigation agent licensed by Southern Research Institute (SRI) exclusively to MedImmune, Inc. (formerly U.S. BioScience, Inc.). Pursuant to an agreement between CTT and SRI, SRI pays CTT a share of Ethyol license income it receives, which payments are limited to $500,000 maximum in any calendar year. According to information reported by MedImmune, U.S. patents for Ethyol expire between July 2012 and June 2019. Since October 2001, when MedImmune began selling Ethyol directly in the United States, the underlying royalty base has been higher than when it sold Ethyol through a distributor. Our retained royalties from Ethyol in fiscal 2003 exceeded $500,000 because fiscal year 2003 included $500,000 for calendar 2003 and $147,000 for calendar 2002.

        The homocysteine assay is used to determine homocysteine levels and a corresponding deficiency of folate or vitamin B12. Studies suggest that high levels of homocysteine are a primary risk factor for cardiovascular, vascular and Alzheimer's diseases, and rheumatoid arthritis. Our U.S. patent that covers this homocysteine assay expires in 2007. In the second quarter of fiscal year 2003, we licensed this assay to two additional clinical laboratories and LabCorp began paying us under the terms of a January 2003 Stipulated Order. Before that, we had ten homocysteine licenses (including one sublicense), which provided $171,000 and $203,000 of revenues in fiscal 2002 and 2001, respectively. Based on information we have obtained, we believe that the number of homocysteine assays performed is growing substantially. We continue our accelerated program to license laboratories performing homocysteine assays and manufacturers and distributors of automated homocysteine assays. We cannot predict if or when we will succeed in closing these additional license agreements or how the growth in volume will affect assay prices.

        Inventions employing gallium arsenide to improve semiconductor operating characteristics were developed at the University of Illinois. U.S. patents have issued from March 1983 to May 1989 and expire from May 2001 to September 2006. These patents include a laser diode technology used in optoelectronic storage devices and another technology that improves semiconductor operating characteristics. We have licensed these inventions to Mitsubishi Electric Corporation, NEC Corporation, Semiconductor Company, Matsushita Electric Industrial Co., Ltd., SDL, Inc., Hitachi Ltd., Tottori Sanyo Electric Co., Ltd. and Toshiba Corporation. These inventions are in current use according to information received from licensees and other sources. Approximately $156,000, $417,000 and $1,715,000 of retained royalties in fiscal 2003, 2002 and 2001, respectively, were from one U.S. licensee's sales of licensed product; the remaining $351,000, $595,000 and $475,000, respectively, were from several foreign licenses.

Retained Royalties from Foreign Sources

        We are developing relationships with Asian companies seeking technology solutions. Currently, our foreign operations are principally royalties received from foreign licensees. Retained royalties for 2003, 2002 and 2001, include $657,194, $878,894, and $682,011, respectively, from foreign licensees, including $351,000, $595,000 and $475,000, respectively, from the gallium arsenide portfolio. Retained royalties from Japanese licenses were $486,000, $730,000 and $577,000, respectively in 2003, 2002 and 2001.

Investments

        From time to time in the past, in addition to providing other forms of assistance, we have funded certain development-stage companies to exploit specific technologies. In view of our financial condition, we discontinued that practice during the fourth quarter of fiscal year 2002.

NTRU Cryptosystems, Inc.

        In April 2003, NTRU Cryptosystems, Inc. (NTRU) redeemed all outstanding shares of its Series A and Series B Preferred Stock (NTRU Preferred Stock) in exchange for cash or NTRU common stock.

        CTT is a minority investor in NTRU and currently owns 3,129,509 shares of NTRU common stock, including 76,509 shares received in April 2003 (approximately 10% of NTRU's outstanding common stock). CTT exchanged its NTRU Preferred Stock for $90,741 in cash ($88,377 received in May 2003 and $2,364 received in September 2003), and 76,509 shares of NTRU common stock.

        CTT recorded in other expense a charge of approximately $944,000 in its second quarter ended January 31, 2003 due to the uncertain timing and amount of CTT's expected future cash flows from its investment in NTRU's common stock after its recapitalization.

        In the past, CTT held a seat and participated actively on NTRU's Board of Directors. CTT's management continues to believe NTRU's encryption technology has value and these actions provide NTRU an opportunity to allow applications to evolve to meet customer's needs for strong encryption, a small footprint and low processing requirements.

E. L. Specialists, Inc.

        Effective August 5, 2002, CTT sold and transferred all its interests related to E. L. Specialists, Inc. (ELS) to MRM Acquisitions, LLC (MRM) for $200,000 cash. CTT recorded an impairment loss in other expense on its loans to ELS of $781,924 in fiscal year 2002 ($519,200 in the second quarter and $262,724 in the fourth quarter). (In addition, CTT previously charged against other revenues from ELS approximately $75,000 deemed uncollectible in fiscal year 2002.) The transferred interests included CTT's notes receivable in the face amount of $1,056,300 (plus interest) from ELS, its related security interest in ELS's intellectual property, all its other interests under agreements in connection with its notes receivable from ELS and CTT's interest in a technology servicing agreement related to ELS's intellectual property.

NovaNet Learning, Inc.

        In May 1999, we sold our remaining 14.5% interest in NovaNET Learning, Inc. (NLI) and recorded a gain of $2,313,227 on the sale. In February 1995, we sold the then majority of our shares of NLI common stock to Barden Companies, Inc. and recorded a $2,534,505 gain on the sale. We formed University Communications, Inc., later renamed NovaNET Learning, Inc., in June 1986 to commercialize an interactive education and communication network developed at the University of Illinois. At various times since starting NLI, we had invested an aggregate of $1,997,000 in NLI equity. During NLI's first five years, we provided custom incubation services, including interim business management and initial capital sourcing services.

Employees

        As of March 10, 2004, we had fourteen (14) full-time employees and two (2) part-time employees. On January 1, 2004, we hired as employees four (4) consultants who had previously provided business development services under contracts with us until December 31, 2003. In addition to the diverse technical, intellectual property, legal, financial, marketing and business expertise of our professional team, we rely on advice from technical and professional specialists to satisfy our clients' unique technology needs.

Properties

        Our principal executive office is approximately 9,000 square feet of leased space in an office building in Fairfield, Connecticut. The office lease expires December 31, 2006, and provides for annual base rent of $225,000. We have an option to renew the lease through December 31, 2011. We believe that our facilities are adequate for our current and near-term operations.

Legal Proceedings

Fujitsu

        In December 2000, (coincident with filing a complaint with the United States International Trade Commission (ITC) that was withdrawn in August 2001) CTT and the University of Illinois filed a complaint against Fujitsu Limited, Fujitsu General Limited, Fujitsu General America, Fujitsu Microelectronics, Inc. and Fujitsu Hitachi Plasma Display Ltd. (Fujitsu et al.) in the United States District Court for the Central District of Illinois seeking damages for past infringements and an injunction against future sales of plasma display panels (PDPs) that infringe two U.S. patents held by our client, the University of Illinois. The two patents cover energy recovery in flat plasma display panels. In July 2001, we reactivated this complaint to pursue legal remedies (damages for past infringing sales and possibly damages for willfulness) that are not available at the ITC. In May 2002, the District Court granted defendants' motion to transfer this case to the Northern District of California. On July 31, 2003, the judge in this case issued his Markman decision to determine the scope of and the interpretation of terms in the underlying patent claims. The Court has since stayed all issues in both the underlying case and the counterclaims except issues relating to summary judgment. Currently, no trial is scheduled pending the outcome of summary judgment motions and possible appeal options.

        Since July 23, 2002, the University of Illinois has taken the lead in this litigation and assumed the cost of new lead counsel. Before that, we bore the entire cost of lead counsel in this litigation. In December 2002, we were dismissed as co-plaintiff from this litigation but we retain our economic interest in any potential favorable outcome.

        In September 2001, Fujitsu et al. filed suit against us and Plasmaco, Inc. in the United States District Court for the District of Delaware (subsequently dismissed and reinstituted in the Northern District of California). This lawsuit alleged, among other things, that we misappropriated confidential information and trade secrets supplied by Fujitsu during the course of the ITC action. It also alleged that, with Plasmaco's assistance, we abused the ITC process to obtain information to which we otherwise would not have been entitled and which we will use in the action against Fujitsu in the United States District Court for the Northern District of California. On February 3, 2004, the U.S. Court of Appeals for the Federal Circuit heard oral arguments on appeal by the University of Illinois (now a defendant in this suit) of the District Court ruling that sovereign immunity does not attach to certain of the counterclaims.

        We are unable to estimate the legal expenses or the loss we may incur or the possible damages we may recover in these suits, if any, and have recorded no potential judgment proceeds in our financial statements to date. We record expenses in connection with this suit as they are incurred.

LabCorp

        On May 4, 1999, Metabolite Laboratories, Inc. (MLI) and CTT (collectively plaintiffs) filed a complaint and jury demand against Laboratory Corporation of America Holdings d/b/a LabCorp (LabCorp) in the United States District Court for the District of Colorado. The complaint alleged, among other things, that LabCorp owes plaintiffs royalties for homocysteine assays performed beginning in the summer of 1998, using methods falling within the claims of a patent owned by us. We licensed the patent non-exclusively to MLI and MLI sublicensed it to LabCorp. Plaintiffs claimed LabCorp's actions constitute breach of contract and patent infringement. The claim sought an injunction ordering LabCorp to perform all its obligations under its agreement, to cure past breaches, to provide an accounting of wrongfully withheld royalties and to refrain from infringing the patent. Plaintiffs also sought unspecified money and exemplary damages and attorneys' fees, among other things. LabCorp filed an answer and counterclaims alleging noninfringement, patent invalidity and patent misuse.

        The jury that heard this case in November 2001 confirmed the validity of our patent rights and found that LabCorp willfully contributed to and induced infringement and breached its contract. In December 2001, the Court entered judgment affirming the jury's verdict.

        In November 2002, the Court confirmed its judgment in favor of MLI and us. The Court's amended judgment awarded us approximately $1,019,000 damages, $1,019,000 enhanced damages, $560,000 attorneys' fees and $132,000 prejudgment interest. If the Court's judgment is upheld on appeal, we will retain approximately $1,100,000 of damages awarded plus post-judgment interest at the statutory rate. The U.S. Court of Appeals for the Federal Circuit heard oral arguments in this case on November 5, 2003 and we await its decision.

        We are unable to estimate the legal expenses we may incur or the possible damages we may ultimately recover in this suit, if any. We have not recorded revenue in our financial statements to date for awarded damages, awarded enhanced damages, awarded attorneys' fees or awarded interest from the Court's November 2002 judgment. We will record these revenues, if any, when the awards are final and collectible. We record expenses in connection with this suit as they are incurred.

        In a January 2003 Stipulated Order, LabCorp agreed to post a bond for all damages awarded in the November 2002 judgment and to pay us a percentage of sales of homocysteine tests performed since November 1, 2002 through final disposition of this case. In addition, pursuant to this order, LabCorp paid $250,000 for homocysteine assays performed from November 1, 2001 through October 31, 2002. In exchange, this Stipulated Order stayed execution of the monetary judgment and the permanent injunction against LabCorp in the Court's November 2002 judgment. This Stipulated Order is without prejudice to any party's position on appeal. Since January 2003, we have received cumulative royalties of $1,003,029 (revenues of $401,211 (of which $99,954 relate to assays performed from November 1, 2001 through October 31, 2002) and royalties paid or payable of $601,818 to our clients) from LabCorp pursuant to this January 2003 Stipulated Order. If the November 2002 judgment in our favor is reversed on appeal, LabCorp's ability to recover amounts paid to us, if at all, may depend on the extent and reason for the reversal. Our management believes the probability that LabCorp will recover such amounts is very unlikely.

Materna™

        The University of Colorado Foundation, Inc., the University of Colorado, the Board of Regents of the University of Colorado, Robert H. Allen and Paul A. Seligman, plaintiffs, previously filed a lawsuit against American Cyanamid Company (now a subsidiary of Wyeth), defendant, in the United States District Court for the District of Colorado. This case involved a patent for an improved formulation of Materna, a prenatal vitamin compound sold by defendant. While we were not and are not a party to this case, we had a contract with the University of Colorado to license University of Colorado inventions to third parties. As a result of this contract, we are entitled to share 18.2% of damages awarded to the University of Colorado, if any, after deducting the expenses of this suit.

        On July 7, 2000, the District Court concluded that Robert H. Allen and Paul A. Seligman were the sole inventors of the reformulation of Materna that was the subject of the patent and that defendant is liable to them and the other plaintiffs on their claims for fraud and unjust enrichment.

        On August 13, 2002, the District Court judge awarded approximately $54 million, plus certain interest from January 1, 2002, to the plaintiffs. The defendant has posted a $59 million bond.

        On September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Federal Circuit (CAFC) unanimously affirmed the August 13, 2002 judgment. In November 2003, the CAFC denied the defendant's appeal requesting a rehearing en banc. On February 12, 2004, the defendant filed petition for certiorari (a request that the U.S. Supreme Court hear its appeal) to the U.S. Supreme Court.

        Based on the language of the September 3, 2003 judgment, our management believes there is a very reasonable possibility that we will receive our share of damages finally awarded, plus our proportionate share of interest. We have recorded no potential judgment proceeds in our financial statements to date. We will record revenue for judgment proceeds when we receive them.

Sales of portions of expected Materna award

        Effective May 19, 2003, CTT sold to LawFinance Group, Inc. (LFG) the first $1,290,000 (plus court awarded interest from May 19, 2003) of its potential share from the judgment in the Materna lawsuit for $600,000 cash. CTT granted LFG a security interest in CTT's share of the potential award.

        Effective October 30, 2003, we sold to LFG a second portion of our expected judgment in the Materna lawsuit. On October 31, 2003, we received $900,000 cash in exchange for an Assigned Portion (plus court awarded interest thereon from October 31, 2003) of CTT's share of the potential award and recorded $900,000 in retained royalty settlement revenue in first quarter 2004. In management's opinion, it is most likely that the Assigned Portion will be $1,125,000.

        According to this LFG agreement, the Assigned Portion relating to the above transaction will be:

        a)    $1,125,000 if, in the current Appeal, Defendant does not file a petition for certiorari with the United States Supreme Court (Supreme Court) or the Supreme Court denies Defendant's petition for certiorari during the current 2003-2004 Term and LFG receives full payment within 7 days of our receiving payment from Defendant, or

        b)    $2,160,000 if, in the current Appeal, Defendant files a petition for certiorari with the Supreme Court and the Supreme Court grants Defendant's petition and LFG receives full payment within 7 days of our receiving payment from Defendant, or

        c)     $1,400,000 in any circumstance that does not meet the conditions of a) or b).

        We have no financial obligation to repay LFG or to return any portion of the aggregate $1,500,000 received from LFG as of January 31, 2004. If our share of the potential award is less than the total amount sold to LFG, the entire amount would be paid to LFG and LFG would be deemed paid in full. We granted LFG a first security interest in our share of the potential award.

        Effective November 17, 2003, we sold to one of our shareholders $312,500 (plus court awarded interest thereon from November 14, 2003) of our expected judgment in the Materna lawsuit in exchange for $250,000 in cash. We granted this shareholder a security interest subordinate to that of LFG in our share of the potential award.

        If the judgment in the Materna lawsuit is reversed in an unappealable decision by the appropriate court, or if there are no litigation proceeds to be distributed, we have no financial obligation to repay this shareholder in either cash or shares of our common stock. If the award remaining after all amounts due to LFG is less than $312,500, we shall pay this shareholder the difference in shares of our common stock valued at its market value on the day of distribution, after which he would be deemed paid in full.

        Depending on the conditions described in a), b) and c) above relative to LFG, at January 31, 2004, we retained the remaining anticipated a) $3,272,500, b) $2,237,500, or c) $2,997,500 proceeds from this expected award (plus court awarded interest thereon) in addition to the $1,750,000 already received from LFG and this shareholder.

SEC Investigation

        By letter of May 17, 2001, we received a subpoena from the SEC seeking certain documents in connection with the SEC's private investigation captioned "In the Matter of Trading in the Securities of Competitive Technologies, Inc."

        On June 12, 2003, the staff of the SEC sent written "Wells Notices" to us, Frank R. McPike, Jr., (then CTT's Executive Vice President and Chief Financial Officer), Samuel M. Fodale (a director of CTT) and George C. J. Bigar (a former director of CTT). The "Wells Notices" indicated that the staff intended to recommend that the SEC bring a civil action against us and the individuals in the matter of trading in our stock, which we believe relates to our stock repurchase program under which we repurchased shares of our stock from time to time during the period from October 28, 1998 to March 22, 2001.

        CTT, Mr. McPike, Mr. Fodale and Mr. Bigar have responded in writing to their respective "Wells Notices." We continue to cooperate with the SEC staff in this matter and await notice of the staff's formal recommendation of what action, if any, the SEC might take against us.

Suit under our Directors and Officers Policy

        We filed a claim under our directors' and officers' liability insurance with Federal Insurance Company of Warren, New Jersey (Federal) for reimbursement of fees related to the SEC investigation in excess of the policy deductible. Federal denied our claim. As a result, on February 3, 2004, we filed a complaint in the U.S. District Court for the District of Connecticut against Federal to enforce our claims. We will record any reimbursement for these expenses when we receive them.

Other

        By letter dated October 7, 2003, the U.S. Department of Labor notified us that certain former employees had filed complaints alleging discriminatory employment practices in violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514A, also known as the Sarbanes-Oxley Act. The complainants request that the Occupational Safety and Health Administration (OSHA) investigate and, if appropriate, prosecute such violations and request OSHA assistance in obtaining fair and reasonable reimbursement and compensation for damages. Management believes these claims are without merit and we have responded to the complaints. We cannot estimate the final outcome of these complaints or the related legal or other expenses we may incur.

Management

Executive Officers and Directors

        The following table sets forth information regarding CTT's executive officers and directors:

Name	Age	Position
Richard E. Carver	66	Director and Chairman of the Board of Directors
George W. Dunbar, Jr.	57	Director
Samuel M. Fodale	60	Director
Donald J. Freed	61	Executive Vice President and Chief Technology Officer
John B. Nano	59	President, Chief Executive Officer, Chief Financial Officer and Director
Charles J. Philippin	53	Director
John M. Sabin	49	Director

        Richard E. Carver.    Mr. Carver has served as a Director and Chairman of the Board of Directors of CTT since January 2000. Currently, Mr. Carver serves as the President and Chief Executive Officer of MST America, an international business strategies consultancy company. He has served as its President and Chief Executive Officer since January 1995. Prior thereto, he served as the President and Chief Executive Officer of RPP America, a company that sells solid waste wrapping systems, from November 1998 to April 2000. From May 1988 to December 1999, he was the Chairman and Chief Executive Officer of Carver Lumber Company, a provider of building materials for new home construction and prefabrications.

        George W. Dunbar.    Mr. Dunbar has been a Director of CTT since November 1999. Currently, Mr. Dunbar serves as the Chief Executive Officer and as a Director of Quantum Dot Corporation, a privately held bioscience company commercializing proprietary labeling and detection nanotechnology with commercial applications throughout life science research and medicine. He has served in such capacities since February 2004. Since February 2003, he has also served as the Chief Executive Officer, President and Director of Targesome, Inc., an early stage, targeted drug delivery technology start up. Prior thereto, he served as the Chief Executive Officer of EPIC Therapeutics, Inc., a drug delivery technology company from September 2000 to November 2002. From February 2000 to January 2001, he was the Acting President and Chief Executive Officer of StemCells, Inc. (previously known as CytoTherapeutics, Inc.). From November 1999 to January 2001, he served as the Acting President of StemCells California, Inc., a wholly owned subsidiary of StemCells, Inc. Prior thereto, he served as the President and Chief Executive Officer of Metra BioSystems, Inc., a developer of products to detect and manage bone and joint diseases from 1991 to August 1999. Mr. Dunbar also serves as a Director of Sonus Pharmaceuticals, Inc.

        Samuel M. Fodale.    Mr. Fodale has been a Director of CTT since October 1998. Mr. Fodale is the President of Central Maintenance Services, Inc., a service and warehousing corporation serving the automobile industry.

        Donald J. Freed.    Dr. Freed has served as Executive Vice President and Chief Technology Officer of CTT since January 2004. Prior thereto, he consulted for CTT from April 2003 to December 2003. From November 1998 through March 2003, he served as Vice President, Business Development, and prior thereto, as Vice President of Marketing of Nanophase Technologies Corporation, a publicly held nanomaterials company.

        John B. Nano.    Mr. Nano has served as President, Chief Executive Officer and a Director of CTT since June 2002. He has also served as CTT's Chief Financial Officer since August 2003. From 2000 to 2001, he served as a Principal reporting to the Chairman of Stonehenge Networks Holdings, N.V., a global virtual private network provider, with respect to certain operating, strategic planning and finance functions. Prior thereto, he served as the Executive Vice President and Chief Financial Officer of ConAgra Trade Group, Inc., an international food company from 1998 to 1999. From 1993 to 1998, he served as the Executive Vice President, Chief Financial Officer and President of the Internet Startup Division of Sunkyong America, a subsidiary of Sunkyong Group, a Korean conglomerate.

        Charles J. Philippin.    Mr. Philippin has been a Director of CTT since June 1999. Currently, he is a Partner of Garmark Advisors, a mezzanine investment fund. He also serves as the Chief Executive Officer of Accordia, Inc., formerly On-Line Retail Partners, a provider of management and technology resources for branded e-commerce businesses. He has served as its Chief Executive Officer since June 2000. From July 1994 to May 2000, he served as a member of the management committee of Investcorp International, Inc., a global investment group that acts as a principal and intermediary in international investment transactions. Mr. Philippin also serves as a Director of Samsonite Corp. and CSK Auto Corp.

        John M. Sabin.    Mr. Sabin has served as a Director of CTT since December 1996. Currently, he serves as the Chief Financial Officer and General Counsel of NovaScreen Biosciences Corporation, a developer of biotechnology-based tools to accelerate drug discovery and development. He has served as its Chief Financial Officer and General Counsel since January 2000. Prior thereto, he was a business consultant from September 1999 to January 2000. From May 1998 to September 1999, he served as the Executive Vice President and Chief Financial Officer of Hudson Hotels Corporation, a limited service hotel development and management company. From February 1997 to May 1998, he served as the Senior Vice President and Treasurer of Vistana, Inc., a developer of vacation timeshares. Mr. Sabin also serves as a Trustee of Hersha Hospitality Trust.

Executive Compensation

        The following table summarizes the total compensation awarded to, earned by or paid by us for services rendered during each of the fiscal years ended July 31, 2003, 2002 and 2001 to the two individuals who served as our executive officers during the fiscal year ended July 31, 2003.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation		Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($) (1)
John B. Nano President and Chief Executive Officer since June 17, 2002	2003 2002	250,000 28,846	— —	— 300,000	5,942 —	(2)
Frank R. McPike, Jr. Executive Vice President and Chief Financial Officer; formerly President, Chief Executive Officer, and Chief Operating Officer(4)	2003 2002 2001	242,308 233,654 217,500	10,000 — 25,000	— 12,500 25,000	7,067 19,240 23,773	(3) (3) (3)

(1)
The aggregate amount of any perquisites or other personal benefits was less than 10% of the total of annual salary and bonus and is not included in the above table.

(2)
Consists of personal use of CTT auto.

(3)
Consists principally of amounts contributed for Mr. McPike to Competitive Technologies, Inc.'s 401(k) plan in 2002 and Employees' Common Stock Retirement Plan in 2001. CTT contributed shares of its common stock valued at the means between its high and low prices on the American Stock Exchange on December 18, 2002 and July 31, 2001, respectively. Also includes premiums of $1,065 in 2003 and 2002 and $460 in 2001 paid for $250,000 term life insurance policy and personal use of CTT auto.

(4)
Mr. McPike was on unpaid leave of absence effective July 1, 2003, and his resignation from CTT was effective November 1, 2003.

Option Grants in Last Fiscal Year

        CTT granted no stock options during the fiscal year ended July 31, 2003 to the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        For the executives officers named in the Summary Compensation Table, the following table summarizes the stock options held at July 31, 2003. The executive officers named in the Summary Compensation Table exercised no stock options during the fiscal year ended July 31, 2003.

			Number of securities underlying unexercised options at fiscal year end (#)		Value of unexercised in-the-money options at fiscal year end ($)
Name	Shares acquired on exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John B. Nano	0	$0	75,000	225,000	$0	$0
Frank R. McPike, Jr.	0	$0	164,315	0	$0	$0

Compensation of Directors

        CTT pays each director who is not an employee of CTT or a subsidiary $1,000 for each Board meeting attended and $500 for each committee meeting attended ($250 when the committee meeting coincides with a Board meeting). CTT pays directors who participate in telephonic board and/or committee meetings one half the fee for attending such meetings. CTT reimburses directors for out-of-pocket expenses incurred to attend Board and committee meetings.

        Prior to January 1, 2004, when a director of CTT represented CTT as a director of an investee company, CTT paid the director for attending investee board meetings the difference, if any, between (a) the amount the investee company pays and (b) the amount CTT pays for attendance at such meetings. During fiscal year 2003, CTT paid Mr. Sabin $6,000 for his attendance at investee board meetings. No other director received any such fees.

        In addition to meeting fees, CTT pays outside directors an annual cash retainer of $7,500 payable in quarterly installments.

        Under CTT's 1996 Directors' Stock Participation Plan, on the first business day of January from January 1997 through January 2006, CTT issues to each non-employee director who has been elected by the stockholders and has served at least one full year a number of shares of CTT's common stock equal to the lesser of (i) $15,000 divided by the per share fair market value of such stock on the issuance date, or (ii) 2,500 shares. If a non-employee director were to leave the Board after serving at least one full year but prior to the January issuance date, CTT would pay the annual stock compensation described above on a pro-rata basis up to the termination date. In January 2003, CTT issued an aggregate of 15,000 shares under the plan (2,500 each to Messrs. George C. J. Bigar (who did not stand for re-election in January 2003), Carver, Dunbar, Fodale, Philippin and Sabin). In January 2004, CTT issued an aggregate of 12,500 shares under the plan (2,500 each to Messrs. Carver, Dunbar, Fodale, Philippin and Sabin).

        Effective January 27, 2000, CTT adopted the Competitive Technologies, Inc. 2000 Directors Stock Option Plan (the Directors Option Plan) with respect to its common stock. Directors who are not employees of CTT or a subsidiary are eligible for options granted pursuant to this plan. This plan provides that CTT grant an option for 10,000 shares to each new director elected during the term of this plan on the date he or she is first elected to office, whether by the stockholders or by the Board. This plan also provides that CTT grant an additional option for 10,000 shares to each director holding office on the first business day in each subsequent January. Options under this plan will be non-statutory options, have an exercise price not less than 100% of the fair market value at the grant date, have a term of ten years from the grant date, and fully vest on the grant date. If a person's directorship is terminated because of death or permanent disability, options may be exercised within one year after termination. If the termination is for any other reason, options may be exercised within 180 days after termination. However, the Board has discretion to amend options previously granted to provide that such options may continue to be exercisable for specified additional periods following termination. In no event may an option be exercised after expiration of its ten-year term. CTT may not grant options under the Directors Option Plan after the first business day of January 2010. On January 2, 2004, CTT granted 50,000 options under this plan (10,000 each to Messrs. Carver, Dunbar, Fodale, Philippin and Sabin) at an exercise price of $2.50 per share, the market price on the grant date. On January 24, 2003, the Board extended the exercisability of 40,000 options previously granted to Mr. Bigar to January 24, 2006 (3 years after termination of his services as a director).

Employment Agreements

        We have entered into an employment agreement with John B. Nano which provides for his employment as our President and Chief Executive Officer at a base compensation of $250,000 per year, subject to reviews and increases in the sole discretion of our Board of Directors. Mr. Nano's employment is at will and can be terminated by either party at any time and for any reason. The agreement also provides that from the date of Mr. Nano's employment through July 31, 2003, and in each following fiscal year, Mr. Nano will be eligible to receive a bonus of up to $100,000, based on our performance and Mr. Nano's performance of objectives to be established by our Board of Directors. No bonus was awarded to Mr. Nano in fiscal year 2003. After fiscal year 2003, we may adopt an executive bonus plan in lieu of the bonus. The agreement also granted Mr. Nano ten-year options under our 1997 Employees' Stock Option Plan for the purchase of 300,000 shares of our common stock at an exercise price of $2.15 per share, vesting 25% on each of the first four anniversaries of his employment date. If the agreement is terminated as a result of Mr. Nano's death or disability, any unvested options granted under the agreement will immediately become fully vested. If Mr. Nano terminates his employment for good reason or we terminate it without cause, Mr. Nano will be entitled to receive a severance benefit continuing his base compensation and certain other benefits for a period of six months and continued vesting of stock options for the longer of a period of six months or until the next anniversary of his employment date. If Mr. Nano's employment is terminated without cause in conjunction with a change in control of CTT, Mr. Nano will be entitled to receive his base compensation and certain other benefits for one year, and any unvested options granted under the agreement will immediately become fully vested. The agreement also contains a one-year period of non-competition with us in certain circumstances.

        Donald J. Freed's employment with us is at will and can be terminated by either party at any time with or without cause. There is no written employment agreement with Dr. Freed.

        Frank R. McPike, Jr.'s employment with us was at will and could be terminated by either party at any time with or without cause. Our December 7, 1999, employment agreement with Mr. McPike expired on December 7, 2002. Effective July 1, 2003, we placed Mr. McPike on unpaid leave of absence and he ceased to act as our chief financial officer. On November 1, 2003, we entered into a severance agreement and general release with Mr. McPike. The agreement provides that Mr. McPike's last day of employment with us was November 1, 2003. The agreement also provides that we will pay to Mr. McPike a sum not to exceed $112,500, within fourteen (14) days after we have received our share of the award in the Materna lawsuit in an amount sufficient to make such payment to Mr. McPike. However, in the event that we continue to assign portions of the Materna lawsuit to third party purchasers, we must pay to Mr. McPike 3.237% of any such future amounts that we assign and 3.237% of any balance due to us from the Materna award, within fourteen (14) days after we receive our share of funds, provided that the total amounts paid to Mr. McPike will not exceed $112,500. The agreement also provides that we will extend the expiration date on stock options granted to Mr. McPike to the earlier of ten (10) years from the date of the grant or three (3) years from November 1, 2003. The agreement also provides that Mr. McPike will release all claims he has or may have against us, provided that such release does not affect his rights, if any, with respect to (i) any options granted to Mr. McPike under the 1997 Employees' Stock Option Plan, (ii) the Competitive Technologies, Inc. 401(k) Plan, or (iii) Mr. McPike's rights pursuant to the indemnification provisions under our bylaws. The agreement also provides that for six (6) months after November 1, 2003, Mr. McPike cannot solicit the business of any of our customers or prospective customers and perform work for any of our customers or prospective customers whose needs became known to Mr. McPike during his employment with us or with whom Mr. McPike had any dealings as a result of his employment with us at any time during the two (2) years immediately preceding November 1, 2003, wherein such solicitation or work involves any service or product that is similar or in competition with any of our services or products either existing or in the process of being developed at the time of his termination of his employment with us on November 1, 2003.

Other Arrangements

401(k) Plan

        Effective January 1, 1997, we established the Competitive Technologies, Inc. 401(k) Plan (the 401(k) plan), a defined contribution plan for all employees meeting certain service requirements. All our employees who have attained the age of 21 are eligible to participate in the 401(k) plan.

        Under the 401(k) plan, an eligible employee may elect a salary reduction of his or her compensation as defined in the 401(k) plan to be contributed by us to the 401(k) plan. Employee contributions for any calendar year are limited to a specific dollar amount determined by the Internal Revenue Service ($12,000, plus an additional $2,000 for participants over age 50 for 2003, $11,000, plus an additional $1,000 for participants over age 50 for 2002 and the lesser of 15% of compensation or $10,500 for 2001). Employee contributions are fully vested when made.

        We may also make discretionary contributions subject to limitations set forth in the Internal Revenue Code. Before an employee has completed four years of service, our contributions generally vest over time based on an employee's years of service. After an employee has completed four years of service, our contributions are fully vested when they are made. The 401(k) plan defines a year of service as twelve (12) consecutive months during which an employee has at least 1,000 hours of service. Discretionary contributions may be allocated based on compensation, based on a per capita allocation or on a combination of per capita and compensation bases.

        For the fiscal years ended July 31, 2003 and 2002, our directors authorized discretionary contributions of $100,000 and $80,000, respectively, payable in our common stock. We charged these amounts to expense in fiscal years 2003 and 2002, respectively. We contributed shares of our common stock valued at $80,000 to the 401(k) plan in December 2002. Mr. McPike's portion of the fiscal year 2002 allocation was $12,094. Mr. Nano was not eligible to participate in the fiscal 2002 allocation. We contributed shares of our common stock valued at $100,000 to the 401(k) plan on January 31, 2004. Mr. Nano's portion of the January 31, 2004 allocation was $26,324.

Employees' Common Stock Retirement Plan

        Effective August 1, 1990, we adopted the Competitive Technologies, Inc. Employees' Common Stock Retirement Plan. For the fiscal year ended July 31, 2001, our Board of Directors authorized a contribution of 14,814 shares valued at approximately $80,000, based on the fiscal 2001 year-end closing price. We charged this amount to expense in 2001. The Competitive Technologies, Inc. Employees' Common Stock Retirement Plan was merged into our 401(k) Plan effective January 31, 2003.

Annual Incentive Compensation Plan

        On March 28, 2003, our Board of Directors approved the Competitive Technologies, Inc. Annual Incentive Compensation Plan and terminated its previous incentive compensation plan.

        The Compensation Committee, composed of not less than two independent directors of CTT, administers the Annual Incentive Compensation Plan. Our Board of Directors may suspend, amend or terminate this plan at any time or from time to time. This plan provides that the greater of annual bonus incentive or commission awards be paid in cash.

        Annual bonus incentive awards are tied up to 70% to our financial performance and up to 30% to individual performance. If our financial performance is less than 80% of our goal, there may be no award for the 70% portion. If our financial performance is more than 115% of our goal, the award may increase to 150% of the 70% portion of the award. If a participant meets his or her individual goals, the 30% portion may be paid regardless of whether we achieve our financial performance goal. The targeted incentive award is a percentage of the participant's salary as of December 31 of each plan year, 10% for administrative staff, 30% for professional staff and 50% for the President and CEO. Special awards may also be made in the discretion of the Compensation Committee. For the fiscal year ended July 31, 2003, we charged $50,000 to expense for annual bonus incentive awards to administrative and professional staff. We will pay these bonuses upon receipt of the potential Materna award.

        This plan includes our Commission Plan for professional and support staff and consultants, which sets aside up to 10% of new business revenue (less direct costs other than personnel costs). The commission from each new business revenue source shall be paid for a maximum of five years and be allocated among those who participated in generating that revenue. No commissions were paid or accrued under this plan in fiscal year 2003.

1997 Employees' Stock Option Plan

        We have in effect a 1997 Employees' Stock Option Plan (the Option Plan) with respect to our Common Stock, which provides for granting either incentive stock options under Section 422 of the Internal Revenue Code or nonqualified options. Incentive options and non-qualified options granted under the Option Plan must be granted at not less than 100% of fair market value on the grant date. In certain instances stock options, which are vested or become vested upon the happening of an event or events specified by our Stock Option Committee, may continue to be exercisable through up to 10 years after the date granted, irrespective of the termination of the optionee's employment with us.

Compensation Committee Interlocks and Insider Participation

        During the twelve months ended July 31, 2003, Charles J. Philippin, Richard E. Carver and George W. Dunbar, Jr. were members of the Compensation and Stock Option Committee.

Principal Stockholders

        The following table sets forth the beneficial ownership of shares of CTT's common stock as of March 1, 2004 by each director, by the executive officers of CTT, and by each person known to CTT to be the beneficial owner of more than 5% of CTT's outstanding common stock. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.

Name (and Address if more than 5%) of Beneficial Owners	Amount Beneficially Owned		Percent of Class (1)
Directors and executive officers
Richard E. Carver	59,720	(2)	—
George W. Dunbar, Jr.	60,025	(3)	—
Samuel M. Fodale	168,408	(4)	2.7%
Donald J. Freed	7,250	(5)	—
Frank R. McPike, Jr.	215,815	(6)	3.4%
John B. Nano	180,000	(7)	2.8%
Charles J. Philippin	94,269	(8)	1.5%
John M. Sabin	62,226	(9)	—
All directors and executives officers as a group	847,713	(10)	12.4%
Additional 5% Owner
Richard D. Corley 416 St. Mark Court Peoria, Illinois 61603	440,400	(11)	7.1%

(1)
Percentage of less than 1% are not shown.

(2)
Consists of 15,720 shares of common stock plus 44,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Carver. Mr. Carver holds 6,500 shares of common stock jointly with his spouse.

(3)
Consists of 10,025 shares of common stock and 50,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Dunbar.

(4)
Consists of 118,408 shares of common stock plus 50,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Fodale. Includes 70,300 shares of common stock held by Central Maintenance Services, Inc., 9,000 shares of common stock held by Missouri Recycling—St. Louis, Inc., 3,200 shares of common stock held by his children and 2,000 shares of common stock held by his spouse.

(5)
Consists of 1,000 shares of common stock and 6,250 stock options deemed exercised solely for purposes of showing total shares owned by Dr. Freed.

(6)
Consists of 43,689 shares of common stock and 172,126 stock options deemed exercised solely for purposes of showing total shares owned by Mr. McPike. Mr. McPike ceased being an executive officer of CTT on July 1, 2003.

(7)
Consists of 5,000 shares of common stock and 175,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Nano. Includes 5,000 shares of common stock held by his spouse in Uniform Gifts to Minors account for his son.

(8)
Consists of 44,269 shares of common stock plus 50,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Philippin.

(9)
Consists of 12,226 shares of common stock plus 50,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Sabin.

(10)
Consists of 250,337 shares of common stock plus 597,376 stock options to purchase shares of common stock deemed exercised solely for purposes of showing total shares owned by such group, including Mr. McPike because he was a named executive officer in fiscal year 2003. If Mr. McPike were excluded, the total would be 631,898 (9.5%) and consist of 206,648 shares of common stock plus 425,250 stock options to purchase shares of common stock deemed exercised solely for purposes of showing total shares owned by such group.

(11)
Information from Schedule 13D/A dated and filed on December 22, 2003.

        At March 10, 2004, the stock transfer records maintained by CTT with respect to its preferred stock showed that the largest holder of preferred stock owned 500 shares.

Certain Relationships and Related Transactions

        In connection with the SEC's private investigation captioned "In the Matter of Trading in the Securities of Competitive Technologies, Inc." as of January 31, 2004, CTT has advanced $101,000 in legal fees for Samuel M. Fodale. As of January 31, 2004, we have also paid $356,000 and accrued an additional $77,000 for our and several current and former directors' (excluding Mr. Fodale, addressed above) related legal fees in the matter, which were in the aggregate approximately $433,000 to January 31, 2004. Except for Mr. Fodale, no individual current or former director's cumulative fees exceeded $60,000 at January 31, 2004. CTT may receive reimbursement of certain of these fees in excess of the deductible from its directors' and officers' liability insurance policy.

        Beginning August 2000, CTT compensated George C.J. Bigar, a former director of CTT, at the rate of $8,000 per month for consulting services related to CTT's investments and potential investments in development-stage companies. Mr. Bigar received $346,000 for these services from August 2000 through June 2002.

Description of Capital Stock

        Our authorized capital stock consists of 20,000,000 shares of common stock, par value of $0.01 per share, and 35,920 shares of preferred stock, par value of $25.00 per share.

Common Stock

        As of March 10, 2004, 6,243,697 common shares were outstanding. Our common stock is traded on the American Stock Exchange under the trading symbol "CTT." Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. There are no cumulative voting rights, which means that the holders of more than 50% of the aggregate outstanding shares of common and preferred stock can elect all of the directors to our Board of Directors, in which event the holders of the remaining shares will not be able to elect any directors. Subject to the rights of the holders of preferred stock to receive preferential non-cumulative dividends, the holders of the common stock are entitled to receive dividends on such shares, if, as and when declared payable by our Board of Directors from funds legally available for that purpose. There are no restrictions in our certificate of incorporation on our ability to repurchase or redeem shares from funds legally available for that purpose while there is any arrearage in the payment of dividends on preferred stock. The common stock has no preemptive, conversion, sinking fund or redemption rights. All outstanding shares of common stock are fully paid and non-assessable. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in assets remaining available for distribution after payment of all debts and payment of the preferential liquidation rights of shares of preferred stock then outstanding.

Preferred Stock

        As of March 10, 2004, 2,427 preferred shares were issued and outstanding. Each holder of preferred stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The holders of preferred stock are entitled to receive, if, as and when declared by our Board of Directors, out of funds legally available therefor, preferential non-cumulative dividends at the rate of $1.25 per share per annum, payable quarterly, before any dividends may be declared or paid upon or other distribution made in respect of any share of common stock. The preferred stock is redeemable in whole at any time or in part from time to time on 30 days' notice, at our option, at a redemption price of $25.00 per share. Upon our liquidation, dissolution or winding up, the holders of preferred stock are entitled to $25.00 a share in cash before any distribution of assets can be made to the holders of the common stock. The preferred stock has no preemptive, sinking fund or conversion rights.

Limitation on Liability

        Our Restated Certificate of Incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty by such director as a director, provided, however, that to the extent provided by applicable law, the liability of a director will not be eliminated or limited (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for the payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit.

Transfer Agent

        The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, Telephone (800) 937-5449.

The Fusion Capital Transaction

General

        On February 25, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC under which Fusion Capital agreed to purchase, subject to our right to reduce or suspend these purchases and our right to terminate the agreement with Fusion Capital at any time, on each trading day during the term of the agreement, $12,500 of our common stock up to an aggregate of $5.0 million. The $5.0 million of common stock is to be purchased over a twenty (20) month period, subject to a six (6) month extension or earlier termination at our discretion. The purchase price of our common stock will be based upon the future market price of the common stock without any fixed discount to the market price. We have the right to set a minimum purchase price at any time as described below. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $1.00 per share.

        We have authorized the sale and issuance of up to 1,248,115 shares of our common stock to Fusion Capital under the common stock purchase agreement. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 1,159,552 shares (exclusive of the 53,138 shares issuable to Fusion Capital as the initial commitment fee and the 35,425 shares that are issuable to Fusion Capital as the additional commitment fee). Therefore, the selling price of our common stock to Fusion Capital will have to average at least $4.32 per share for us to receive the maximum proceeds of $5.0 million without registering additional shares of common stock. We have the right, but not the obligation, to register additional shares of our common stock. Assuming a purchase price of $3.87 per share (the closing sale price of the common stock on March 10, 2004) and the purchase by Fusion Capital of the full 1,159,552 shares under the common stock purchase agreement, proceeds to us would be $4,487,466. If we decided to sell and issue more than the 1,248,115 shares to Fusion Capital (19.99% of our outstanding shares as of February 25, 2004, the date of the common stock purchase agreement), we would first be required to seek stockholder approval of the common stock purchase agreement in order to be in compliance with the American Stock Exchange rules. We may, but shall be under no obligation to, request our stockholders to approve the transaction contemplated by the common stock purchase agreement.

Purchase of Shares Under the Common Stock Purchase Agreement

        Under the common stock purchase agreement, on each trading day, Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital will purchase on each trading day during the term of the agreement $12,500 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase above $12,500 unless our stock price is above $4.50 per share for 10 consecutive trading days and provided that the closing sale price of our stock remains at least $4.50. The purchase price per share is equal to the lesser of:

  •
  the lowest sale price of our common stock on the purchase date; or

  •
  the average of the three (3) lowest closing sale prices of our common stock, during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

        The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing sales price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of purchase by Fusion

Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay up to $12,500 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that the percentage of our outstanding common stock owned by Fusion Capital will ever reach the 9.9% limitation.

        The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our common stock offered by this Prospectus:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Amount Purchased	Percentage Outstanding After Giving Effect to the Issuance to Fusion Capital(1)	Proceeds from the Sale of Shares to Fusion Capital
$1.50	1,159,552	15.5%	$1,739,328
$3.87(2)	1,159,552	15.5%	$4,487,466
$5.00	1,000,000	13.6%	$5,000,000
$10.00	500,000	7.3%	$5,000,000

(1)
Based on 6,332,260 shares outstanding as of March 10, 2004. Includes 53,138 shares of common stock issuable to Fusion Capital as a commitment fee, the 35,425 shares of common stock that will be issued to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2)
Closing sale price of our common stock on March 10, 2004.

        We estimate that we will issue no more than 1,248,115 shares to Fusion Capital under the common stock purchase agreement, including the shares issuable as a commitment fee, all of which are included in this offering. We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that more than 1,248,115 shares are issuable to Fusion Capital under the common stock purchase agreement.

Minimum Purchase Price

        We have the right to set a minimum purchase price ("floor price") at any time. Currently, the floor price is set at $3.00. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. However, the floor price may not be less than $1.00. Fusion Capital does not have the right or the obligation to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price.

Our Right to Suspend Purchases

        We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital purposes or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

Our Right to Increase and Decrease the Daily Purchase Amount

        Under the common stock purchase agreement Fusion Capital has agreed to purchase on each trading day during the 20 month term of the agreement, $12,500 of our common stock, or an aggregate of $5.0 million of our common stock. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount at any time for any reason as the market price of our common stock increases. Specifically, for every $0.25 increase in Threshold Price above $4.50 (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), we have the right to increase the daily purchase amount by up to an additional $2,500. For example, if the Threshold Price is $5.00 we would have the right to increase the daily purchase amount up to an aggregate of $17,500. By way of another example, if the Threshold Price is $5.50, we would have the right to increase the daily purchase amount up to an aggregate of $22,500. The "Threshold Price" is the lowest sale price of our common stock during the five (5) trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. This notice becomes effective five (5) trading days after receipt by Fusion Capital. If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount will be void and Fusion Capital's obligations to purchase shares of our common stock in excess of the applicable daily purchase amount will be terminated.

Our Termination Rights

        We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. This notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our Stockholders

        All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 20 months from the date of this Prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement.

Principal Market Requirements

        In order to satisfy any principal securities or market requirements, we cannot without the approval of our stockholders, issue shares of our common stock to Fusion Capital under the common stock purchase agreement in excess of 19.99% of the outstanding shares of our common stock as of the date of the common stock purchase agreement.

No Short-Selling or Hedging by Fusion Capital

        Fusion Capital has agreed that neither it nor any of its affiliates, agents or representatives will cause or engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Events of Default

        Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

  •
  the effectiveness of the registration statement of which this Prospectus is a part lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of (ten) 10 consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

  •
  suspension by our principal market, the American Stock Exchange, of our common stock from trading for a period of three consecutive trading days;

  •
  our common stock is delisted from the American Stock Exchange, our principal market, and is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq National Market, the Nasdaq Small Cap Market or the Nasdaq OTC Bulletin Board;

  •
  the transfer agent's failure for five (5) trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

  •
  if at any time the issuance of shares of our common stock to Fusion Capital would exceed the number of shares of our common stock that we may issue without breaching the rules or regulations of our principal market;

  •
  any breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us, Fusion Capital or the value of our common shares subject to a cure period of ten (10) days;

  •
  a default by us of any payment obligation in excess of $1.0 million; or

  •
  our insolvency or our participation or threatened participation in any insolvency or bankruptcy proceedings by or against us.

Commitment Shares Issued to Fusion Capital

        Under the terms of the common stock purchase agreement Fusion Capital is entitled to receive 88,563 shares of our common stock as a commitment fee. 53,138 shares are issuable to Fusion Capital as the initial commitment fee and the remaining 35,425 shares will be issued on a pro rata basis during the twenty (20) month period as purchases are made. Unless an event of default occurs, Fusion Capital must hold these shares until twenty (20) months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

No Variable Priced Financings

        Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any floating conversion rate or variable priced equity or floating conversion rate or variable priced equity-like securities.

Expense Reimbursement

        We have paid Fusion Capital $35,000 as the full and complete expense reimbursement of Fusion Capital's expenses in connection with entering into the transaction. Such amount included payment of Fusion Capital's due diligence expenses and legal fees.

Our Option for a Second Tranche

        Under the common stock purchase agreement, we may in our sole discretion, twenty (20) days after the completion of the purchase of an aggregate of $5.0 million in shares of our common stock by Fusion Capital, deliver an irrevocable written notice to Fusion Capital to enter into an additional common stock purchase agreement with Fusion Capital for the purchase of $5.0 million of additional shares of our common stock. The terms and conditions of the second common stock purchase agreement shall be in form and substance identical in all respects to the initial agreement provided that the second common stock purchase agreement will not have an option for an additional tranche.

Selling Stockholder

        The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Fusion Capital Fund II, LLC(1)(2)	53,138	0.84%	1,248,115	0%

(1)
As of the date hereof, 53,138 shares of our common stock are issuable to Fusion Capital as the initial commitment fee and Fusion Capital has the right to acquire an additional 35,425 shares of our common stock as an additional commitment fee under the common stock purchase agreement. Fusion Capital may acquire up to an additional 1,159,552 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 6,296,835 shares of common stock outstanding as of March 10, 2004, including such initial commitment fee, but excluding the additional 1,194,927 shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date hereof. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital; provided, however, that this limitation does not affect Fusion Capital's obligation to purchase shares in accordance with the terms of the common stock purchase agreement. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that the percentage of our outstanding common stock owned by Fusion Capital will ever reach the 9.9% limitation.

(2)
Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and dispositive power over the shares being offered under this Prospectus.

Plan of Distribution

        The common stock offered by this Prospectus is being offered by Fusion Capital Fund II, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

  •
  ordinary brokers' transactions;

  •
  transactions involving cross or block trades;

  •
  through brokers, dealers, or underwriters who may act solely as agents;

  •
  "at the market" into an existing market for the common stock;

  •
  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

  •
  in privately negotiated transactions; or

  •
  any combination of the foregoing.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

        Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

        Fusion Capital is an "underwriter" within the meaning of the Securities Act.

        Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

        We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

        Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

        We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this Prospectus.

        This offering will terminate on the date that all shares offered by this Prospectus have been sold by Fusion Capital.

Legal Matters

        The validity of the common stock offered by this Prospectus will be passed upon for us by Seyfarth Shaw LLP, Chicago, Illinois. Allan J. Reich, one of the partners of the law firm of Seyfarth Shaw LLP is the owner of 15,000 shares of our common stock. The interests in our common stock of the other attorneys at Seyfarth Shaw LLP participating in such matter are immaterial.

Experts

        The financial statements of Competitive Technologies, Inc. as of July 31, 2003 and for the year ended July 31, 2003, included in this Prospectus have been so included in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting. The audit report of BDO Seidman, LLP covering the July 31, 2003 financial statements contains an explanatory paragraph that states that CTT's recurring losses and negative cash flow from operations raise substantial doubt about CTT's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The financial statements of Competitive Technologies, Inc. as of July 31, 2002 and for the years ended July 31, 2002 and 2001 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

        CTT has filed a Registration Statement on Form S-1 with the SEC. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this Prospectus in accordance with the rules of the SEC and you should refer to the Registration Statement and its exhibits for additional information. Our internet website address is www.competitivetech.net. The contents of our website are not part of this Registration and our Internet address is included in this document as an inactive textual reference only. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports filed by us with the SEC pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices in Chicago, Illinois and New York, New York. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov.

        You should rely only on the information contained in this Prospectus. Neither CTT nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of CTT since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.

Competitive Technologies, Inc.
Index to Financial Statements

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of
Competitive Technologies, Inc.
Fairfield, Connecticut

        We have audited the accompanying consolidated balance sheet of Competitive Technologies, Inc. and Subsidiaries as of July 31, 2003 and the related consolidated statements of operations, changes in shareholders' interest and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Competitive Technologies, Inc. and Subsidiaries as of July 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flow from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO SEIDMAN, LLP BDO Seidman, LLP Valhalla, New York October 10, 2003, except for Note 18, for which the date is October 27, 2003

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
of Competitive Technologies, Inc.:

        In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Competitive Technologies, Inc. and its Subsidiaries (the "Company") at July 31, 2002 and the results of their operations and their cash flows for each of the two years in the period ended July 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP Stamford, Connecticut October 28, 2002

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
July 31, 2003 and 2002

	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$1,404,615	$750,421
Short-term investments	99,680	2,136,874
Accounts receivable	957,275	1,199,483
Notes receivable—E. L. Specialists, Inc.	—	200,000
Prepaid expenses and other current assets	275,019	261,198

Total current assets	2,736,589	4,547,976
Property and equipment, at cost, net	29,834	42,877
Investments, at cost	43,356	1,075,684
Intangible assets acquired, net	142,722	733,246

TOTAL ASSETS	$2,952,501	$6,399,783

LIABILITIES AND SHAREHOLDERS' INTEREST
Current liabilities:
Accounts payable	$501,655	$1,726,237
Accrued liabilities	1,281,419	1,680,903

Total current liabilities	1,783,074	3,407,140

Commitments and contingencies		—
Shareholders' interest:
5% preferred stock, $25 par value; 35,920 shares authorized; 2,427 shares issued and outstanding	60,675	60,675
Common stock, $.01 par value; 20,000,000 shares authorized; 6,201,345 and 6,190,785 shares issued in 2003 and 2002, respectively, and 6,201,345 and 6,154,351 shares outstanding in 2003 and 2002, respectively	62,013	61,907
Capital in excess of par value	26,747,229	26,893,287
Treasury stock, at cost; 36,434 shares in 2002	—	(258,037)
Accumulated deficit	(25,700,490)	(23,765,189)

Total shareholders' interest	1,169,427	2,992,643

TOTAL LIABILITIES AND SHAREHOLDERS' INTEREST	$2,952,501	$6,399,783

See accompanying notes

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended July 31, 2003, 2002 and 2001

	2003	2002	2001
Revenues:
Retained royalties	$2,692,933	$2,570,931	$3,637,764
Retained royalty settlement	600,000	—	—
Other revenues	—	25,000	3,520

	3,292,933	2,595,931	3,641,284

Patent enforcement expenses, net of reimbursements	425,790	2,132,090	2,474,017
Personnel and other direct expenses relating to revenue, of which $6,122, $124,073 and $145,673 were to related parties in 2003, 2002 and 2001, respectively	3,417,909	2,241,439	1,842,998
General and administrative expenses	2,050,652	1,501,287	1,556,630
Reversal of accounts payable exchanged for contingent note payable	(1,583,445)	—	—

	4,310,906	5,874,816	5,873,645

Operating loss	(1,017,973)	(3,278,885)	(2,232,361)
Other expense, net	(917,328)	(737,543)	(268,388)

Net loss	$(1,935,301)	$(4,016,428)	$(2,500,749)

Net loss per share:
Basic and diluted	$(0.31)	$(0.65)	$(0.41)

Weighted average number of common shares outstanding:
Basic and diluted	6,182,657	6,148,022	6,135,486

See accompanying notes

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders' Interest
For the years ended July 31, 2003, 2002 and 2001

	Preferred Stock		Common Stock			Treasury Stock
	Shares issued and outstanding	Amount	Shares issued	Amount	Capital in excess of par value	Shares held	Amount	Accumulated Deficit
Balance—July 31, 2000	2,427	$60,675	6,190,785	$61,907	$27,053,542	—	$—	$(17,248,012)
Exercise of common stock options					(5,208)	3,250	26,333
Stock issued under 1996 Directors' Stock Participation Plan					(25,849)	11,540	100,849
Stock issued to directors					(2,073)	2,898	25,620
Stock issued under Employees' Common Stock Retirement Plan					(42,138)	14,814	122,138
Stock issued to employee in lieu of cash compensation					(3,096)	2,564	23,096
Purchase of treasury stock						(86,500)	(679,289)
Net loss								(2,500,749)

Balance—July 31, 2001	2,427	60,675	6,190,785	61,907	26,975,178	(51,434)	(381,253)	(19,748,761)
Stock issued under 1996 Directors' Stock Participation Plan					(81,891)	15,000	123,216
Net loss								(4,016,428)

Balance—July 31, 2002	2,427	60,675	6,190,785	61,907	26,893,287	(36,434)	(258,037)	(23,765,189)
Stock issued under 1996 Directors' Stock Participation Plan			10,560	106	1,814	4,440	30,181
Stock issued under 401(k) Plan					(147,872)	31,994	227,856
Net loss								(1,935,301)

Balance—July 31, 2003	2,427	$60,675	6,201,345	$62,013	$26,747,229	—	$—	$(25,700,490)

See accompanying notes

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended July 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities:
Net loss	$(1,935,301)	$(4,016,428)	$(2,500,749)
Noncash items included in net loss:
Reversal of accounts payable exchanged for contingent note payable	(1,583,445)	—	—
Depreciation and amortization	187,787	193,775	214,768
Impairment of intangible assets	482,247	156,080	—
Minority interest	—	26,936	15,982
Stock compensation	123,350	121,325	207,298
Other, net	311	(25,624)	—
Impairment losses on investments and advances	943,640	810,326	600,000
Net changes in operating accounts:
Accounts receivable	242,208	1,604,391	(362,096)
Prepaid expenses and other current assets	(13,821)	(191,154)	79,439
Accounts payable and accrued liabilities	(51,886)	(345,987)	1,498,524

Net cash flows from operating activities	(1,604,910)	(1,666,360)	(246,834)

(continued)
See accompanying notes

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended July 31, 2003, 2002 and 2001
(Continued)

	2003	2002	2001
Cash flows from investing activities:
Purchases of property and equipment, net	(16,467)	(30,986)	(27,572)
Purchase of intangible assets	(50,000)	—	—
Proceeds from NTRU Cryptosystems, Inc. preferred stock	88,377	—	—
Investments in cost-method affiliates	—	(100,000)	(100,000)
Proceeds from (advances to) E. L. Specialists, Inc.	200,000	(306,300)	(650,000)
Sales of short-term investments	2,037,194	2,656,567	206,613
Other	—	(26,936)	(15,982)

Net cash flows from investing activities	2,259,104	2,192,345	(586,941)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	—	—	21,125
Purchases of treasury stock	—	—	(679,289)

Net cash flows from financing activities	—	—	(658,164)

Net increase (decrease) in cash and cash equivalents	654,194	525,985	(1,491,939)
Cash and cash equivalents, beginning of year	750,421	224,436	1,716,375

Cash and cash equivalents, end of year	$1,404,615	$750,421	$224,436

See accompanying notes

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1.
BUSINESS

        Competitive Technologies, Inc. (CTT) and its majority owned subsidiaries (the Company) provide patent and technology licensing and commercialization services throughout the world (with concentrations in U.S.A., Europe and Asia) with respect to a broad range of life, digital, physical, and nano science technologies originally invented by various individuals, corporations and universities. The Company is compensated for its services primarily by sharing in the license and royalty fees generated from its successful licensing of technologies.

Capital Requirements, Management's Plans and Basis of Presentation

        The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The Company incurred a net loss of $1,935,301 and negative cash flows from operations of $1,604,910 for the fiscal year ended July 31, 2003 and has an accumulated deficit of $25,700,490 at July 31, 2003. The Company's net working capital declined $187,321 in fiscal 2003. At July 31, 2003, the Company's cash, cash equivalents and short-term investments of $1,504,295 were $1,383,000 lower than at July 31, 2002.

        The Company has incurred substantial operating and net losses in the three years ending July 31, 2003. Net patent enforcement expenses related to the Fujitsu and LabCorp litigations have been substantial. During fiscal 2003, the Company has focused its efforts and resources on increasing revenues to replace revenues from expiring licenses; however, these efforts and resources have not yet increased revenues sufficiently. In addition, the Company has incurred $494,000 cumulatively through July 31, 2003 for professional advice related to the ongoing SEC investigation (see Note 16 to Consolidated Financial Statements).

        The amounts and timing of the Company's future capital requirements will depend on many factors, including the results of the Materna™, Fujitsu and LabCorp lawsuits (see Note 16 to Consolidated Financial Statements), the Company's marketing efforts, the SEC investigation and the Company's fund raising efforts. To achieve profitability, the Company must successfully license technologies with current and long-term revenue streams substantially greater than its operating expenses. To sustain profitability, the Company must continually add such licenses. The time required to reach profitability is highly uncertain and we cannot assure you that the Company will be able to achieve profitability on a sustained basis, if at all.

        Management has taken certain steps to reduce ongoing cash operating expenses (including fourth quarter fiscal 2003 staff reductions), to defer payment of certain liabilities, to make payment of certain obligations contingent upon receipt of revenues, and to sell additional portions of its share of the potential Materna award. In addition to seeking debt and/or equity funding, we also seek to increase our cash resources by obtaining substantial up-front license fees in potential new licenses, by collecting additional amounts we believe are due to us and by selling future royalty streams from our portfolio. We cannot predict when we might receive our anticipated approximately $4,710,000 potential award (which is net of the $1,290,000 sold to LawFinance). While receipt of that award would satisfy our cash requirements and fund our current level of operations until we believe we could generate revenues to sustain our operations, we cannot rely on it for our current cash requirements.

        If we do not obtain sufficient additional cash resources in the next several months, management plans additional cash expense reductions sufficient to sustain the Company until it obtains additional cash from revenues, potential litigation awards or other funding sources. Under this plan, the Company will implement further cost reductions and cost containment actions to reduce operating costs.

However, royalty revenues, obtaining rights to new technologies, granting licenses, and enforcing intellectual property rights are subject to many factors outside our control or that we cannot currently anticipate. If these reductions are insufficient or if our efforts do not generate sufficient cash, management would make further necessary reductions that could affect our ability to achieve our growth strategy. Although we cannot assure you that we will be successful in these efforts, management believes that its plan will sustain the Company at least into fiscal 2005. If the Company is unsuccessful at its plans to raise funding as described above, it is unlikely we will continue as a going concern.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company. CTT's majority-owned subsidiaries are Digital Acorns, Inc., University Optical Products Co. (UOP), Genetic Technology Management, Inc. (GTM) and Vector Vision, Inc. (VVI). Intercompany accounts and transactions have been eliminated in consolidation.

Management Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's more significant estimates include the future cash flows used in evaluating intangible assets for potential impairment and the remaining useful lives of long-lived and intangible assets. Actual results could differ from those estimates.

Reclassifications

        Certain amounts, including operating expenses, have been reclassified to conform with the presentation in financial statements for fiscal 2003.

Revenue Recognition

        The Company derives revenues primarily from patent and technology license and royalty fees. Since these revenues result from the Company's representation agreements with owners and assignees of intellectual property rights, the Company records revenues net of the owners' and assignees' shares of license and royalty fees. The Company stipulates the terms of its licensing arrangements in its written agreements with the owners, assignees and licensees. Generally these arrangements are single element arrangements since the Company has no significant obligations after executing the license agreements.

        Under the terms of the Company's license arrangements, the Company generally receives an upfront license fee and a royalty stream based on the licensee's sales of the licensed technology.

  License Fees

      The Company recognizes upfront, nonrefundable license fees upon execution of the license arrangement and collection of the license fee. Upon the occurrence of these two events, the Company has persuasive evidence of an arrangement, delivery is complete, collectibility is assured and there are no continuing obligations.

  Royalty Fees

      Although the royalty rate is fixed in the license agreement, the amount of earned royalties is contingent upon the amount of product the licensee sells. Royalties earned in each reporting period are contingent on the outcome of events occurring within that period and such events are not within the control of the Company and are not directly tied to the Company's providing service. Therefore, the Company recognizes royalty fee revenue when the contingency is resolved and it can estimate the amount of royalty fees, which is upon receipt of licensees' royalty reports.

        In limited instances, the Company enters into multiple element arrangements with continuing service obligations or milestone billing arrangements. Based upon the limited verifiable objective evidence available, the Company generally defers all revenue from such multiple element arrangements until it delivers all elements. The Company evaluates milestone billing arrangements on a case by case basis. Generally, the Company recognizes these revenues under the milestone payment method. Under this method, the Company recognizes upfront fees ratably over the entire arrangement and milestone payments as it achieves milestones.

Expenses

        The Company recognizes expenses related to evaluating, patenting and licensing inventions and enforcing intellectual property rights in the period incurred.

        Patent enforcement expenses include direct costs incurred to enforce the Company's patent rights but exclude personnel costs.

        Personnel and other direct expenses relating to revenue include: employee salaries and benefits; marketing and consulting expenses related to technologies and specific revenue initiatives; domestic and foreign patent legal filing, prosecution and maintenance expenses (net of reimbursements); amortization and impairment of intangible assets acquired; and commissions and other direct costs relating to revenue.

        General and administrative expenses include directors' fees and expenses, public company expenses, professional service expenses (including corporate legal, litigation, financing and audit), rent and other general business and operating expenses.

Cash Equivalents and Short-Term Investments

        The Company classifies overnight bank deposits as cash equivalents. The Company classifies all highly liquid investments other than overnight deposits as short-term investments. Cash equivalents and short-term investments are carried at fair value. The Company's bank and investment accounts are maintained with one financial institution; amounts on deposit exceed the FDIC insurance limit. The Company's policy is to monitor the financial strength of this institution on an ongoing basis.

Property and Equipment

        The costs of depreciable assets are charged to operations on a straight-line basis over their estimated useful lives (3 to 5 years for equipment) or the terms of the related lease for leasehold improvements. The cost and related accumulated depreciation or amortization of property and equipment are removed from the accounts upon retirement or other disposition; any resulting gain or loss is reflected in earnings.

Intangible Assets Acquired

        Intangible assets acquired comprise certain licenses and patented technologies acquired in 1996 and 2003 and recorded at the lower of cost or fair value. That value is amortized on a straight-line basis over their estimated remaining lives.

Income Taxes

        Deferred income taxes are recognized for future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

Net Income (Loss) Per Share

        Basic earnings per share is computed based on the weighted average number of common shares outstanding without giving any effect to potentially dilutive securities. Diluted earnings per share is computed giving effect to all potentially dilutive securities outstanding during the period.

Stock-Based Compensation

        The Company accounts for its stock-based compensation at its intrinsic value under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, the Company has recognized no compensation expense for options granted under its employees and directors stock option plans since the exercise price of all options granted under those plans was at least the market value of the underlying common stock on the grant date.

        If CTT had determined compensation expense for its option grants under its employees and directors stock option plans using the fair value method of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," the Company's results would have been:

	For the years ended July 31,
	2003	2002	2001
Net loss, as reported	$(1,935,301)	$(4,016,428)	$(2,500,749)
Deduct total stock-based compensation determined under the fair value method, net of related tax effects	$(222,855)	$(135,373)	$(303,058)
Pro forma net loss	$(2,158,156)	$(4,151,801)	$(2,803,807)
Basic and fully diluted losses per share:
As reported	$(0.31)	$(0.65)	$(0.41)
Pro forma	$(0.35)	$(0.68)	$(0.46)

        The fair value of each option grant was estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the years ended July 31,
	2003	2002	2001
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	78.8%	79.1%	79.5%
Risk-free interest rates	3.8%	4.1%	5.2%
Expected lives	4 years	3 years	3 years

        The pro forma information above may not be representative of pro forma fair value compensation effects in future years.

Impairment of Long-lived and Intangible Assets

        The Company reviews long-lived and intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of expected future undiscounted cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss measured by the amount the asset's carrying value exceeds its fair value and re-evaluates the remaining useful life of the asset. If a quoted market price is available for the asset or a similar asset, the Company uses it in determining fair value. If not, the Company determines fair value as the present value of estimated cash flows based on reasonable and supportable assumptions.

Segment Information

        The Company operates in a single reportable segment determined on the basis management uses to make operating decisions and assess performance.

Recently Issued Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 142, "Goodwill and Other Intangible Assets." This statement establishes financial accounting and reporting for acquired goodwill and other intangible assets acquired individually or with a group of other assets but not acquired in a business combination. The Company's adoption of this statement on August 1, 2002, did not have a material effect on its financial condition or results of operations.

        In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets." This statement establishes a single accounting model for the impairment of long-lived assets. The Company has recognized impairment charges on investments in fiscal 2003 and 2002. However, the Company's adoption of this statement on August 1, 2002, did not affect the amount or timing of those impairment charges.

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002. The Company's adoption of this Statement did not have a material effect on its financial condition or results of operations.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." This statement amends Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative transition methods for a voluntary change to the fair value method of accounting for stock-based employee compensation. This statement also requires prominent disclosures in annual and interim financial statements about the method of accounting for stock-based employee compensation and its effect on reported results. The disclosure provisions of this statement were effective for the Company's third quarter ended April 30, 2003; the Company made these disclosures in "Stock Based Compensation" above.

3.
INVESTMENTS AND NOTES RECEIVABLE

NTRU Cryptosystems, Inc.

        In fiscal 2000, CTT acquired 3,172,881 shares of NTRU Cryptosystems, Inc. (NTRU) common and preferred stock in exchange for reducing its future royalty participation on NTRU's sales of CTT licensed products and $198,006 in cash. CTT recorded the exchange of its future royalty participation at the estimated fair value of 2,945,500 shares of NTRU common stock, $0.25 per share, as retained royalty settlement of $736,375. In August 2001, CTT acquired additional shares of NTRU Series B convertible preferred stock for $100,000 in cash.

        CTT recorded an impairment of this investment in other expense of approximately $944,000 in its second quarter ended January 31, 2003 due to the uncertain timing and amount of CTT's expected future cash flows from its investment in NTRU's common stock after NTRU's recapitalization.

        In April 2003, NTRU redeemed all outstanding shares of its Series A and Series B Preferred Stock (NTRU Preferred Stock) in exchange for cash or NTRU common stock. CTT exchanged its NTRU Preferred Stock for $88,377 in cash and 76,509 shares of NTRU common stock.

        CTT currently owns 3,129,509 shares of NTRU common stock, including 76,509 shares received in April 2003 (approximately 10% of NTRU's outstanding common stock.)

        At July 31, 2003 and 2002, CTT's carrying value for this investment was $2,364 and $1,034,381, respectively. CTT accounts for this investment on the cost method.

        CTT continues to hold a seat and participate actively on NTRU's Board of Directors. CTT's management continues to believe NTRU's encryption technology has value and these actions provide NTRU an opportunity to allow applications to evolve to meet its customers' needs.

Micro-ASI, Inc.

        In April 2000, CTT paid $500,000 for 500,000 shares of convertible preferred stock and warrants to purchase 300,000 shares of common stock at $1.00 per share of Micro-ASI, Inc. (Micro-ASI). In May 2001, CTT advanced $100,000 of secured bridge financing to Micro-ASI. Based on Micro-ASI's bankruptcy filing in August 2001, management determined that CTT's investment in and advance to Micro-ASI were impaired as of July 31, 2001, and recorded a $600,000 impairment charge in other expense. During fiscal 2002, CTT recovered $21,598 of its advance. CTT cannot predict the timing or amounts of additional potential recoveries; therefore CTT will record further recoveries, if any, when it can estimate their timing and amounts.

E. L. Specialists, Inc.

        Through a series of bridge financing agreements, the Company loaned $1,056,300 ($956,300 in cash and $100,000 in services) to E. L. Specialists, Inc. (ELS).

        The Company recorded an impairment loss in other expense on its loans to ELS of $781,924 in fiscal 2002 ($519,200 in the second quarter and $262,724 in the fourth quarter). (In addition, CTT previously charged against other revenues from ELS approximately $75,000 deemed uncollectible in fiscal 2002.)

        Effective August 5, 2002, CTT sold and transferred all its interests related to ELS to MRM Acquisitions, LLC (MRM) for $200,000 cash. The transferred interests included CTT's notes receivable in the face amount of $1,056,300 (plus interest) from ELS, its related security interest in ELS's intellectual property, all its other interests under agreements in connection with its notes receivable from ELS and CTT's interest in a technology servicing agreement related to ELS's intellectual property.

4.
ACCOUNTS RECEIVABLE

        Accounts receivable were:

	July 31, 2003	July 31, 2002
Royalties	$905,654	$1,158,685
Other	51,621	40,798

	$957,275	$1,199,483

5.
PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets were:

	July 31, 2003	July 31, 2002
Prepaid insurance	$184,950	$155,662
Other prepaid expenses and other current assets	90,069	105,536

	$275,019	$261,198

6.
PROPERTY AND EQUIPMENT

        Property and equipment were:

	July 31, 2003	July 31, 2002
Equipment and furnishings	$170,160	$269,253
Leasehold improvements	59,860	59,860

	230,020	329,113
Accumulated depreciation and amortization	(200,186)	(286,236)

	$29,834	$42,877

        Depreciation expense was $29,510, $55,103 and $76,096 in 2003, 2002 and 2001, respectively.

7.
INTANGIBLE ASSETS ACQUIRED

        The Company purchased additional patent rights during fiscal 2003 for $50,000. These patent rights are being amortized on a straight line basis over their estimated remaining lives, approximately 17 years.

        Certain of the Company's acquired licenses stopped producing revenues and certain of its acquired patents are no longer expected to generate revenues in the future. The Company reviewed all acquired intangible assets for impairment at each quarter end in fiscal 2003 and at July 31, 2002. For each technology, the Company compared the estimated future revenues with the then current carrying value. For those technologies with a carrying value greater than estimated future revenues, the Company recorded an impairment charge. The Company reported total impairment charges of $482,247 and $156,080 in personnel and other direct expenses relating to revenue in the fourth quarters of fiscal 2003 and 2002, respectively. The Company adjusted the amortization period after each impairment charge based upon the weighted average life of the remaining technologies, 2.5 years at July 31, 2003.

        The Company reported amortization expense of $158,000 for fiscal 2003 and $139,000 for fiscal 2002 and 2001; it expects to record annual amortization expense of approximately $41,000 for fiscal 2004 and 2005, $22,000 for fiscal 2006 and $3,000 for fiscal 2007 and 2008.

	July 31, 2003	July 31, 2002
Intangible assets acquired, principally licenses and patented technologies, at cost	$1,687,067	$1,793,147
Impairment charge	(482,247)	(156,080)

	1,204,820	1,637,067
Accumulated amortization	(1,062,098)	(903,821)

	$142,722	$733,246

8.
ACCRUED LIABILITIES

        Accrued liabilities were:

	July 31, 2003	July 31, 2002
Royalties payable	$854,616	$1,308,381
Accrued professional fees	156,840	65,162
Accrued compensation	217,952	157,416
Deferred revenues	—	106,667
Other	52,011	43,277

	$1,281,419	$1,680,903

9.
INCOME TAXES

        The income tax provision of $0 for each of 2003, 2002 and 2001 resulted from operating and capital loss carryforwards and providing a full valuation allowance against the Company's net deferred tax asset.

        Components of the Company's net deferred tax assets were:

	July 31, 2003	July 31, 2002
Net operating loss carryforwards	$3,512,000	$2,670,000
Net capital loss carryforwards	567,000	586,000
Installment receivable from sale of discontinued operation	341,000	1,449,000
Impairment of investments	380,000	227,000
Accounts payable	—	618,000
Impairment of receivables	—	305,000
Other, net	271,000	(13,000)

Deferred tax assets	5,071,000	5,842,000
Valuation allowance	(5,071,000)	(5,842,000)

Net deferred tax asset	$—	$—

        At July 31, 2003, the Company had Federal net operating loss carryforwards of approximately $9,827,000, which expire from 2004 through 2023 ($157,000 in 2004, $57,000 in 2005, $2,000 in 2006, $767,000 in 2007, $65,000 in 2008, $459,000 in 2009, $182,000 in 2010, $677,000 in 2011, $1,171,000 in 2012, $618,000 in 2013, $2,000 in 2014, $1,891,000 in 2021, $1,262,000 in 2022 and $2,517,000 in 2023).

        Changes in the valuation allowance were:

	2003	2002	2001
Balance, beginning of year	$5,842,000	$5,613,000	$6,078,000
Change in temporary differences	(1,593,000)	1,281,000	40,000
Change in net operating and capital losses	822,000	(1,052,000)	(505,000)

Balance, end of year	$5,071,000	$5,842,000	$5,613,000

        The Company's ability to derive future tax benefits from the net deferred tax assets is uncertain and therefore it provided a full valuation allowance.

10.
SHAREHOLDERS' INTEREST

Preferred Stock

        Dividends on preferred stock are noncumulative and preferred stock is redeemable at par value at CTT's option.

Treasury Stock

        In October 1998, the Board of Directors authorized CTT to repurchase up to 250,000 shares of CTT's common stock. CTT could repurchase shares on the open market or in privately negotiated transactions at times and in amounts determined by management based on its evaluation of market and economic conditions. CTT repurchased 161,300 shares of its common stock for $1,065,214 during 1999, 2000 and 2001.

11.
STOCK-BASED COMPENSATION PLANS

Employee Stock Option Plans

        CTT has a stock option plan that expired December 31, 2000. Under this plan both incentive stock options and nonqualified stock options were granted to key employees. Incentive stock options could be granted at an exercise price not less than the fair market value of the optioned stock on the grant date. Nonqualified stock options could be granted at an exercise price not less than 85% of the fair market value of the optioned stock on the grant date. Options generally vested over a period of up to three years after the grant date and expire ten years after the grant date if not terminated earlier. No option may be granted under this plan after December 31, 2000. The following information relates to this stock option plan.

	July 31, 2003	July 31, 2002
Common shares reserved for issuance on exercise of options	368,838	368,838

Shares available for future option grants	0	0

        CTT may grant either incentive stock options or nonqualified options to employees under its 1997 Employees' Stock Option Plan as amended in January 2003. They may be granted at an option price not less than 100% of the fair market value of the stock at grant date. The Compensation Committee or the Board of Directors determines vesting provisions when options are granted. The maximum term of any option under the 1997 option plan is ten years from the grant date. No options may be granted after September 30, 2007. The following information relates to the 1997 Employees' Stock Option Plan.

	July 31, 2003	July 31, 2002
Common shares reserved for issuance on exercise of options	975,777	825,777

Shares available for future option grants	406,752	244,252

2000 Directors Stock Option Plan

        Under the 2000 Directors Stock Option Plan, CTT grants each non-employee director 10,000 fully vested nonqualified options when he or she is first elected as a director and on each January 1 he or she is a director. All such options are granted at an option price not less than 100% of the fair market value of the stock at grant date. The maximum term of any option under the 2000 option plan is ten years from the grant date. No options may be granted after January 1, 2010. The following information relates to the 2000 Directors Stock Option Plan.

	July 31, 2003	July 31, 2002
Common shares reserved for issuance on exercise of options	394,000	244,000

Shares available for future option grants	160,000	70,000

1996 Directors' Stock Participation Plan

        Under the terms of the 1996 Directors' Stock Participation Plan which expires January 2, 2006, on the first business day of January each year, CTT shall issue to each outside director who has been elected by shareholders and served at least one year as a director the lesser of 2,500 shares of CTT's common stock or shares of CTT's common stock equal to $15,000 on the date such shares are issued. Should an eligible director terminate as a director before January 2, CTT shall issue such director a number of shares equal to the proportion of the year served by that director.

        In 2003, 2002 and 2001, CTT issued 15,000, 15,000 and 11,540 shares of common stock, respectively, to eligible directors. (In 2001 CTT issued 2,898 additional shares to directors outside the 1996 Directors' Stock Participation Plan.) In 2003, 2002 and 2001, CTT charged to expense $23,350, $41,325 and $75,000, respectively, over the directors' respective periods of service. The following information relates to the 1996 Directors' Stock Participation Plan.

	July 31, 2003	July 31, 2002
Common shares reserved for future share issuances	23,579	38,579

Summary of Common Stock Options and Warrants

        A summary of the status of all CTT's common stock options and warrants as of July 31, 2003, 2002 and 2001 and changes during the years then ended is presented below.

	For the years ended July 31,
	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	940,267	$5.44	500,767	$7.48	480,517	$9.14
Granted	60,000	$2.14	452,500	$3.35	212,000	$7.29
Forfeited	(9,375)	$5.00	—	$—	(1,750)	$7.22
Exercised	—	—	—	$—	(3,250)	$6.50
Expired or terminated	(47,625)	$8.42	(13,000)	$11.41	(186,750)	$9.08

Outstanding, end of year	943,267	$5.08	940,267	$5.44	500,767	$7.48

Exercisable at year-end	646,092	$6.00	485,929	$7.22	377,704	$7.51
Weighted average fair value per share of grants during the year:
At market		$0.72		$2.89		$2.49
Above market		$—		$0.27		$—

        The following table summarizes information about all common stock options outstanding at July 31, 2003.

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.140-$ 2.150	360,000	8.79 years	$2.15	135,000	$2.15
$4.220-$ 6.875	337,567	5.97 years	$5.84	287,582	$5.95
$7.300-$ 8.813	188,000	5.42 years	$7.83	165,810	$7.83
$9.063-$11.094	57,700	3.14 years	$10.03	57,700	$10.03

Employees' Common Stock Retirement Plan

        Effective August 1, 1990, CTT adopted an Employees' Common Stock Retirement Plan. For the fiscal year ended July 31, 2001, the Board authorized a contribution of 14,814 shares valued at approximately $80,000, based on the year-end closing price. CTT charged this amount to expense in 2001. The Employees' Common Stock Retirement Plan was merged into the Company's 401 (k) Plan effective January 31, 2003.

        12.    401(k) PLAN

        Effective January 1, 1997, the Company established a 401(k) defined contribution plan for all employees meeting certain service requirements. All employees who have attained the age of 21 are eligible to participate in the 401(k) plan. Employee contributions for any calendar year are limited to a specific dollar amount determined by the Internal Revenue Service ($12,000 plus an additional $2,000 for participants over age 50 for 2003, $11,000 plus an additional $1,000 for participants over age 50 for 2002, and the lesser of 15% of their annual compensation or $10,500 for 2001). The Company may also make discretionary contributions. For the fiscal years ended July 31, 2003 and 2002, CTT's directors authorized discretionary contributions of $100,000 and $80,000, respectively, payable in the Company's common stock. CTT charged these amounts to expense in fiscal 2003 and 2002, respectively. CTT contributed shares of Company common stock valued at $80,000 to the 401 (k) plan in December 2002. CTT expects to contribute shares of Company common stock valued at $100,000 to the 401 (k) plan during the second quarter of fiscal 2004. The Company has made no matching contributions.

        13.    CONCENTRATIONS OF REVENUES

        All of the Company's royalty revenues derive from its patent rights to various technologies. Although patents may be declared invalid, may not issue on patent applications, or may be rendered uncommercial by new or alternative technologies, the Company is not aware of any such circumstances specific to its portfolio of licensed technologies. In addition, licensees may not develop products incorporating the Company's patented technologies or they may be unsuccessful in obtaining governmental approvals required to sell such products. In such cases, except for minimum fees provided in certain license agreements, royalty revenues generally would not accrue to the Company.

        Approximately $2,339,000 (71%) of the Company's 2003 revenues were from four technologies: $647,000 (20%) from Ethyol(TM) (a chemotherapeutic mitigation agent); $600,000 (18%) exchanged for the first $1,290,000 of CTT's share of the potential award in the Materna(TM) lawsuit; $584,000 (18%) from the homocysteine assay; and $508,000 (15%) from gallium arsenide patents (including a laser diode technology used in optoelectronic storage devices and another technology that improves semiconductor operating characteristics).

        Certain of the Company's patents have expired recently or will soon expire. The vitamin B12 assay patents expired between April 1998 and November 2002. The gallium arsenide patents expire between May 2001 and September 2006. Fiscal 2003 revenues of approximately $191,000 (6%), $359,000 (11%), and $891,000 (27%) were from patents expiring in fiscal 2003, 2004 and 2007, respectively. In addition, CTT's $600,000 revenue from selling $1,290,000 of its potential award in the Materna lawsuit is an infrequent transaction.

        Retained royalties for 2003, 2002 and 2001, include $657,194, $878,894, and $682,011, respectively, from foreign licensees, including $351,000, $595,000 and $475,000, respectively, from the gallium arsenide portfolio. Retained royalties from Japanese licenses were $486,000, $730,000 and $577,000, respectively in 2003, 2002 and 2001.

        14.    OTHER EXPENSE, NET

        Other income (expense), net, comprised:

	For the years ended July 31,
	2003	2002	2001
Impairment loss on investment in:
NTRU Cryptosystems, Inc.	$(943,640)	$—	$—
Digital Ink, Inc.	—	(50,000)	—
Impairment loss (recovery) on loans and advances to:
E. L. Specialists, Inc.	—	(781,924)	—
Micro-ASI, Inc.	—	21,598	(600,000)
Interest income	26,623	97,335	400,054
Other, net	(311)	2,384	(52,460)
Minority interest	—	(26,936)	(15,982)

	$(917,328)	$(737,543)	$(268,388)

        15.    NET LOSS PER SHARE

        At July 31, 2003, 2002 and 2001, respectively, options and warrants to purchase 943,267, 940,267 and 500,767 shares of common stock were outstanding but were not included in the computation of earnings per share because they were anti-dilutive.

        16.    COMMITMENTS AND CONTINGENCIES

Operating Leases

        CTT occupies its executive office in Fairfield, Connecticut under a lease that expires December 31, 2006. CTT has an option to renew this lease for an additional five years.

        At July 31, 2003, future minimum rental payments required under operating leases with initial or remaining noncancelable lease terms in excess of one year were:

        For the years ending July 31:

2004	$245,097
2005	243,303
2006	226,590
2007	93,750
2008	—

Total minimum payments required	$808,740

        Total rental expense for all operating leases was:

	For the years ended July 31,
	2003	2002	2001
Minimum rentals	$233,390	$223,613	$209,828
Less: Sublease rentals	(9,600)	(6,665)	(18,500)

	$223,790	$216,948	$191,328

Other Obligations

        The Company has an employment agreement with Mr. Nano that provides for his employment as the Company's President and Chief Executive Officer at a base compensation of $250,000 per year, subject to reviews and increases in the sole discretion of the Company's Board of Directors. His employment is at will and can be terminated by either party at any time and for any reason. Certain obligations under this agreement survive the end of Mr. Nano's employment.

        The Company has four contracts (two of which have expired by their terms, but continue on a month to month basis) with consultants for business development services. Three agreements are terminable on seven days' written notice and one is terminable on thirty days' written notice. Compensation to the consultants under these contracts is at a daily rate plus reimbursement of reasonable expenses. In addition, these contracts include terms for incentive compensation generally as a percentage of new revenues generated by the consultants. During fiscal 2003, CTT charged approximately $572,000 (including use taxes) under these contracts to personnel and other direct expenses relating to revenue. At July 31, 2003, CTT has neither accrued nor paid incentive compensation under these contracts since none was earned.

        The Company has several agreements with third parties to assist it in licensing specific technologies or to audit licensees' royalty reports. Under these agreements, the third parties are compensated only from the new revenues generated by their efforts.

        Under the terms of one of the Company's agreements (which the Company may terminate on ninety days' written notice), it has committed to pay minimum annual license fees of $10,000 on each January 1, beginning January 1, 2004. In addition, the Company has agreed to reimburse patent expenses of $26,470 as of July 31, 2003 from future royalty receipts before retaining any revenue.

        Under another agreement, the Company has agreed to pay $25,000 per technology portfolio when a candidate transferee demonstrates firm interest in two technology portfolios.

        Under its agreement with an investment banker, which may be terminated on thirty days' written notice, the Company has agreed to pay $10,000 per month plus out-of-pocket expenses through January 10, 2004. If CTT completes a financing transaction, it will also pay certain additional fees under this agreement.

Contingent Obligations

        CTT and VVI have contingent obligations to repay up to $209,067 and $224,127, respectively, (three times total grant funds received) in consideration of grant funding received in 1994 and 1995. CTT is obligated to pay at the rate of 7.5% of its revenues, if any, from transferring rights to inventions supported by the grant funds. VVI is obligated to pay at rates of 1.5% of its net sales of supported products or 15% of its revenues from licensing supported products, if any. These obligations are recognized when any such revenues are recognized. During fiscal 2003 and 2002, respectively, CTT charged $563 and $3,018 in related royalty expenses to operations. CTT's and VVI's remaining contingent obligations were $199,569 and $224,127, respectively, at July 31, 2003 and $200,128 and $224,127, respectively, at July 31, 2002.

        On October 28, 2002, the Company signed an agreement making any further payments to our former patent litigation counsel in the Fujitsu matter completely contingent on future receipts from Fujitsu. This contingent obligation was reflected in a promissory note payable to our former patent litigation counsel for $1,683,349 plus simple interest at the annual rate of 11% from the agreement date (approximately $139,000 at July 31, 2003) payable only from future receipts in a settlement or other favorable outcome of the litigation against Fujitsu, if any. Accordingly, in the first quarter of fiscal 2003, we reversed from accounts payable and recognized other operating income of $1,583,445 that was accrued at July 31, 2002. Since interest is also contingently payable, the Company has recorded no interest expense with respect to this note.

Indemnification

        Our By-Laws provide that we will indemnify our directors, officers, employees and agents in certain circumstances. We are currently exposed to potential indemnification claims in connection with the SEC investigation and with complaints filed by certain former employees alleging discriminatory employment practices in violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002 (see below).

        We carry directors' and officers' liability insurance (subject to deductibles) to reduce these financial obligations.

Litigation

Fujitsu

        In December 2000, (coincident with filing a complaint with the United States International Trade Commission (ITC) that was withdrawn in August 2001) CTT and the University of Illinois filed a complaint against Fujitsu Limited, Fujitsu General Limited, Fujitsu General America, Fujitsu Microelectronics, Inc. and Fujitsu Hitachi Plasma Display Ltd. (Fujitsu et al.) in the United States District Court for the Central District of Illinois seeking damages for past infringements and an injunction against future sales of plasma display panels (PDPs) that infringe two U. S. patents held by CTT's client, the University of Illinois. The two patents cover energy recovery in flat plasma display panels. In July 2001, CTT reactivated this complaint to pursue legal remedies (damages for past infringing sales and possibly damages for willfulness) that are not available at the ITC. In May 2002, the District Court granted defendants' motion to transfer this case to the Northern District of California. On July 31, 2003 the judge in this case issued his Markman decision to determine the scope of and the interpretation of terms in the underlying patent claims. The Court has since stayed all issues in both the underlying case and the counterclaims except issues relating to summary judgment. At present, no trial is scheduled pending the outcome of summary judgment motions and possible appeal options.

        Effective July 23, 2002, CTT and the University of Illinois agreed that the University of Illinois would take the lead in this litigation and assume the cost of new lead counsel. Before this agreement, CTT bore the entire cost of lead counsel in this litigation. In December 2002, CTT was dismissed as co-plaintiff from this litigation but retains its economic interest in any potential favorable outcome.

        In September 2001, Fujitsu et al. filed suit against CTT and Plasmaco, Inc. in the United States District Court for the District of Delaware (subsequently dismissed and reinstituted in the Northern District of California). This lawsuit alleged, among other things, that CTT misappropriated confidential information and trade secrets supplied by Fujitsu during the course of the ITC action. It also alleged that, with Plasmaco's assistance, CTT abused the ITC process to obtain information to which it otherwise would not have been entitled and which it will use in the action against Fujitsu in the United States District Court for the Northern District of California.

        CTT is unable to estimate the legal expenses or the loss it may incur or the possible damages it may recover in these suits, if any, and has recorded no potential judgment proceeds in its financial statements to date. The Company records expenses in connection with this suit as they are incurred.

LabCorp

        On May 4, 1999, Metabolite Laboratories, Inc. (MLI) and CTT (collectively plaintiffs) filed a complaint and jury demand against Laboratory Corporation of America Holdings d/b/a LabCorp (LabCorp) in the United States District Court for the District of Colorado. The complaint alleged, among other things, that LabCorp owes plaintiffs royalties for homocysteine assays performed beginning in the summer of 1998 using methods falling within the claims of a patent owned by CTT. CTT licensed the patent non-exclusively to MLI and MLI sublicensed it to LabCorp. Plaintiffs claimed LabCorp's actions constitute breach of contract and patent infringement. The claim sought an injunction ordering LabCorp to perform all its obligations under its agreement, to cure past breaches, to provide an accounting of wrongfully withheld royalties and to refrain from infringing the patent. Plaintiffs also sought unspecified money and exemplary damages and attorneys' fees, among other things. LabCorp filed an answer and counterclaims alleging noninfringement, patent invalidity and patent misuse.

        The jury that heard this case in November 2001 confirmed the validity of CTT's patent rights and found that LabCorp willfully contributed to and induced infringement and breached its contract. In December 2001, the Court entered judgment affirming the jury's verdict.

        In November 2002, the Court confirmed its judgment in favor of CTT and MLI. The Court's amended judgment awarded CTT approximately $1,019,000 damages, $1,019,000 enhanced damages, $560,000 attorneys' fees and $132,000 prejudgment interest. If the Court's judgment is upheld on appeal, CTT will retain approximately $1,100,000 of damages awarded plus post-judgment interest at the statutory rate. The U.S. Court of Appeals for the Federal Circuit is scheduled to hear oral arguments in this case in November 2003.

        CTT is unable to estimate the legal expenses it may incur or the possible damages it may ultimately recover in this suit, if any. CTT has not recorded revenue in its financial statements to date for awarded damages, awarded enhanced damages, awarded attorneys' fees or awarded interest from the Court's November 2002 judgment. CTT will record these revenues, if any, when the awards are final and collectible. The Company records expenses in connection with this suit as they are incurred.

        In a January 2003 Stipulated Order, LabCorp agreed to post a bond for all damages awarded in the November 2002 judgment and to pay CTT a percentage of sales of homocysteine tests performed since November 1, 2002 through final disposition of this case. In addition, pursuant to this order, LabCorp agreed to pay $250,000 (in twelve monthly installments of $20,824 each) for homocysteine assays performed from November 1, 2001 through October 31, 2002 (of which it has paid approximately $187,000). In exchange, this Stipulated Order stayed execution of the monetary judgment and the permanent injunction against LabCorp in the Court's November 2002 judgment. This Stipulated Order is without prejudice to any party's position on appeal. For the year ended July 31, 2003, CTT recorded total royalties of $734,429 (revenues of $293,772 (of which $99,954 relate to assays performed from November 1, 2001 through October 31, 2002) and royalties paid or payable of $440,657) from LabCorp pursuant to this January 2003 Stipulated Order. LabCorp has appealed the November 2002 judgment in favor of CTT. If the judgment is reversed on appeal, LabCorp's ability to recover amounts paid to CTT will depend on the extent and reason for the reversal. CTT's management believes the probability that LabCorp will recover such amounts is very unlikely.

Materna

        The University of Colorado Foundation, Inc., the University of Colorado, the Board of Regents of the University of Colorado, Robert H. Allen and Paul A. Seligman, plaintiffs, previously filed a lawsuit against American Cyanamid Company (now a subsidiary of Wyeth), defendant, in the United States District Court for the District of Colorado. This case involved a patent for an improved formulation of Materna, a prenatal vitamin compound sold by defendant. While the Company was not and is not a party to this case, the Company had a contract with the University of Colorado to license University of Colorado inventions to third parties. As a result of this contract, the Company is entitled to share 18.2% of damages awarded to the University of Colorado, if any, after deducting the expenses of this suit.

        On July 7, 2000, the District Court concluded that Robert H. Allen and Paul A. Seligman were the sole inventors of the reformulation of Materna that was the subject of the patent and that defendant is liable to them and the other plaintiffs on their claims for fraud and unjust enrichment.

        On August 13, 2002, the District Court judge awarded approximately $54 million, plus certain interest from January 1, 2002, to the plaintiffs. The defendant has posted a $59 million bond.

        On September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Federal Circuit (CAFC) unanimously affirmed the August 13, 2002 judgment. The defendant has filed an appeal requesting a rehearing or a rehearing en banc (before the full bench).

        Based on the language of the September 3, 2003 judgment, CTT's management believes there is a reasonable possibility the Company will receive its share of damages finally awarded, approximately $4.7 million at July 31, 2003, plus its proportionate share of interest. CTT has recorded no potential judgment proceeds in its financial statements to date. CTT will record revenue for judgment proceeds when it receives them.

Sale of a portion of potential Materna award

        Effective May 19, 2003, CTT sold to LawFinance Group, Inc. a portion of its potential $6 million from the patent infringement judgment against American Cyanamid Company in the Materna lawsuit. CTT received $600,000 cash (recognized in retained royalty settlement revenue) in exchange for the first $1,290,000 (plus court awarded interest thereon from May 19, 2003) of CTT's share of the potential award. CTT has no financial obligation to repay LawFinance or to return any portion of the

$600,000 received from LawFinance; accordingly, CTT recorded this amount as revenue. If CTT's share of a final award is less than the amount sold to LawFinance, the entire amount received would be paid to LawFinance and LawFinance would be deemed paid in full. CTT granted LawFinance a security interest in CTT's share of the potential award. At July 31, 2003, CTT retains the remaining anticipated approximately $4,710,000 proceeds from this potential award in addition to the $600,000 already received.

SEC Investigation

        By letter of May 17, 2001, CTT received a subpoena from the Securities and Exchange Commission (SEC) seeking certain documents in connection with the SEC's private investigation captioned "In the Matter of Trading in the Securities of Competitive Technologies, Inc."

        On June 12, 2003, the staff of the Securities and Exchange Commission sent written "Wells Notices" to the Company, Frank R. McPike, Jr., (then the Company's Executive Vice President and Chief Financial Officer), Samuel M. Fodale (a director of the Company) and George C. J. Bigar (a former director of the Company). The "Wells Notices" indicated that the staff intended to recommend that the Commission bring a civil action against the Company and the individuals in the matter of trading in the stock of the Company, which the Company believes relates to the Company's stock repurchase program under which the Company repurchased shares of its stock from time to time during the period from October 28, 1998 to March 22, 2001.

        The Company, Mr. McPike, Mr. Fodale and Mr. Bigar have responded in writing to their respective "Wells Notices." The Company continues to cooperate with the Commission staff in this matter and awaits notice of the staff's formal recommendation of what action, if any, should be brought against the Company by the Commission.

        CTT has agreed, pursuant to Article IV of its By-laws, to advance to Mr. Fodale his expenses incurred in connection with this investigation, and Mr. Fodale has agreed to repay amounts so advanced if it is ultimately determined that he is not entitled to be indemnified by CTT as authorized by Article IV. As of July 31, 2003, the Company has advanced $58,000 and accrued an additional $40,000 for Mr. Fodale pursuant to this agreement.

        As of July 31, 2003, the Company has also paid $210,000 and accrued an additional $185,000 for the Company's, the Company's current directors' (excluding Mr. Fodale), Mr. McPike's, Mr. Bigar's and two other former directors' related legal fees in the matter, which were in the aggregate approximately $395,000 to July 31, 2003. Cumulative fees for no current or former director (except Mr. Fodale) individually exceeded $60,000 at July 31, 2003.

        The Company may receive reimbursement of certain of these fees in excess of the deductible from its directors' and officers' liability insurance policy. The Company will record any reimbursements for these expenses when they are received.

Other

        By letter dated October 7, 2003, the U.S. Department of Labor notified CTT that certain former employees had filed complaints alleging discriminatory employment practices in violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514A, also known as the Sarbanes-Oxley Act. The complainants request that the Occupational Safety and Health Administration (OSHA) investigate and, if appropriate, prosecute such violations and request OSHA assistance in obtaining fair and reasonable reimbursement and compensation for damages. The Company believes the claims are without merit and is preparing its response to the complaints. It cannot estimate the final outcome of these complaints or the related legal or other expenses it may incur.

        17.    RELATED PARTY TRANSACTIONS

        During 2003, 2002 and 2001, CTT incurred charges of approximately $6,000, $124,000 and $146,000, respectively, for consulting services (including expenses and use taxes) provided by one director in fiscal 2003 and two directors in fiscal 2002 and 2001.

        18.    SUBSEQUENT EVENT

Unilens Agreement

        Effective October 17, 2003, CTT agreed with Unilens Corp. USA and Unilens Vision Inc. (Unilens) to settle all prior claims, to terminate all prior agreements between them and for Unilens to pay CTT an aggregate of $1,250,000 in quarterly installments of the greater of $100,000 or an amount equal to 50% of the royalties received by Unilens from one licensee. Unilens paid the first $100,000 installment on October 17, 2003. Installments are due each March 31, June 30, September 30 and December 31 beginning December 31, 2003. Unilens granted CTT a security interest in all Unilens real and personal property that is subordinate to a security interest held by UNIINVEST Holding AG in respect of $450,000 plus interest owed by Unilens to UNIINVEST Holding AG.

        Before this agreement, Unilens owed $4,711,875 (previously written off due to uncertainties relating to its collection) remaining from an original installment obligation of $5,500,000 to CTT under previous agreements made in connection with the Company's January 1989 sale of substantially all the assets of University Optical Products Co. (UOP) to Unilens Corp. USA. Due to Unilens' financial condition and the uncertainty of its payments on this obligation, the Company will record revenue from continuing operations when payments (all of which are in excess of the fair value assigned to the original obligations) are received. The Company will also record certain related contingent expenses when incurred.

  19.    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

For the year ended July 31, 2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues(1)	$381,758	$833,004	$659,455	$1,418,716

Patent enforcement expenses, net of reimbursements	35,143	118,362	193,948	78,337
Personnel and other direct expenses relating to revenue(2)	739,996	670,672	707,358	1,299,883
General and administrative expenses(3)	423,994	515,787	307,862	803,009
Reversal of accounts payable exchanged for contingent note payable(4)	(1,583,445)	—	—	—

	(384,312)	1,304,821	1,209,168	2,181,229

Operating income (loss)	$766,070	(471,817)	$(549,713)	$(762,513)

Net income (loss)(5)	$778,907	$(1,410,023)	$(545,729)	$(758,456)

Net income (loss) per share (basic and diluted)	$0.13	$(0.23)	$(0.09)	$(0.12)

Weighted average number of common shares outstanding:
Basic	6,154,351	6,174,196	6,201,345	6,201,345
Diluted	6,200,084	6,174,196	6,201,345	6,201,345
For the year ended July 31, 2002
Revenues	$409,739	$797,189	$547,278	$841,725

Patent enforcement expenses, net of reimbursements(6)	631,615	553,022	602,345	345,108
Personnel and other direct expenses relating to revenue(7)	451,529	594,383	542,435	653,092
General and administrative expenses(7)	410,639	296,929	419,844	373,875

	1,493,783	1,444,334	1,564,624	1,372,075

Operating loss	$(1,084,044)	$(647,145)	$(1,017,346)	$(530,350)

Net loss(8)	$(1,039,040)	$(1,167,059)	$(1,031,879)	$(778,450)

Net loss per share (basic and diluted)	$(0.17)	$(0.19)	$(0.17)	$(0.13)
Weighted average number of common shares outstanding:
Basic	6,139,351	6,144,242	6,154,351	6,154,351
Diluted	6,139,351	6,144,242	6,154,351	6,154,351

(1)
Includes $600,000 exchanged for the first $1,290,000 of CTT's share of the potential award in the Materna lawsuit in the fourth quarter of fiscal 2003. See Note 16 to Consolidated Financial Statements.

(2)
Includes impairment charges on intangible assets of approximately $482,000 in the fourth quarter of fiscal 2003.

(3)
Includes $196,000 of financing costs expensed and $237,000 of legal expenses related to the SEC investigation (see Note 16 to Consolidated Financial Statements) in the fourth quarter of fiscal 2003.

(4)
Charged to patent enforcement expense in fiscal 2002.

(5)
Includes impairment loss on investment in NTRU Cryptosystems, Inc. in the second quarter of fiscal 2003. See Note 3 to Consolidated Financial Statements.

(6)
Includes $1,583,445 that was reversed in the first quarter of fiscal 2003. See Note 16 to Consolidated Financial Statements.

(7)
Certain expenses have been reclassified in each quarter to conform with the presentation in the financial statements for fiscal 2003.

(8)
Includes $519,200 and $262,724 impairment loss on loans to E. L. Specialists, Inc. in the second and fourth quarters of fiscal 2002.

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
January 31, 2004

January 31, 2004
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,497,279
Short-term investments	100,031
Receivables	897,281
Prepaid expenses and other current assets	152,134

Total current assets	2,646,725
Property and equipment, net	19,245
Investments, at cost	40,993
Intangible assets acquired, net	116,270

TOTAL ASSETS	$2,823,233

LIABILITIES AND SHAREHOLDERS' INTEREST
Current liabilities:
Accounts payable	$261,247
Accrued liabilities	824,799

Total current liabilities	1,086,046

Commitments and contingencies	—
Shareholders' interest:
5% preferred stock, $25 par value	60,675
Common stock, $.01 par value	62,437
Capital in excess of par value	26,904,985
Accumulated deficit	(25,290,910)

Total shareholders' interest	1,737,187

TOTAL LIABILITIES AND SHAREHOLDERS' INTEREST	$2,823,233

See accompanying notes

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
for the six months ended January 31, 2004 and 2003
(Unaudited)

	2004	2003
Revenue
Retained royalties	$1,084,954	$1,214,762
Retained royalty settlements	1,150,000	—

	2,234,954	1,214,762

Patent enforcement expenses, net of reimbursements	47,011	153,505
Personnel and other direct expenses relating to revenue	1,146,894	1,410,668
General and administrative expenses	797,327	939,781
Reversal of accounts payable exchanged for contingent note payable	—	(1,583,445)

	1,991,232	920,509

Operating income	243,722	294,253
Interest income	5,622	18,942
Other income (expense), net	160,236	(944,311)

Net income (loss)	$409,580	$(631,116)

Net income (loss) per share:
Basic and diluted	$0.07	$(0.10)

Weighted average number of common shares outstanding:
Basic	6,204,488	6,166,284
Diluted	6,300,036	6,166,284

See accompanying notes

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statement of Changes in Shareholders' Interest
For the six months ended January 31, 2004
(Unaudited)

	Preferred Stock		Common Stock
	Shares issued and outstanding	Amount	Shares issued	Amount	Capital in excess of par value	Accumulated Deficit
Balance—July 31, 2003	2,427	$60,675	6,201,345	$62,013	$26,747,229	$(25,700,490)
Exercise of common stock options			12,850	129	26,829
Stock issued under 1996 Directors' Stock Participation Plan			12,500	125	31,125
Stock issued under 401(k) Plan			17,002	170	99,802
Net income						409,580

Balance—January 31, 2004	2,427	$60,675	6,243,697	$62,437	$26,904,985	$(25,290,910)

See accompanying notes

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
for the six months ended January 31, 2004 and 2003
(Unaudited)

	2004	2003
Cash flows from operating activities:
Net income (loss)	$409,580	$(631,116)
Noncash items included in net income (loss):
Depreciation and amortization	30,875	95,474
Stock compensation	33,266	40,740
Reversal of accounts payable exchanged for contingent note payable	—	(1,583,445)
Impairment loss on investment	—	944,000
Collection on Unilens receivable	(160,235)	—
Other, net	6,165	311
Net changes in various operating accounts:
Receivables	59,994	(730,335)
Prepaid expenses and other current assets	122,885	(3,208)
Accounts payable and accrued liabilities	(599,072)	52,005

Net cash flows used in operating activities	(96,542)	(1,815,574)

Cash flows from investing activities:
Purchases of property and equipment	—	(13,567)
Purchase of intangible assets	—	(50,000)
Proceeds from short-term investments	(351)	1,036,025
Sale of interests in E. L. Specialists, Inc.	—	200,000
Collection on Unilens receivable	160,235	—
Other	2,364	—

Net cash flows provided by investing activities	162,248	1,172,458

Cash flows from financing activities:
Proceeds from exercise of stock options	26,958	—

Net cash flows provided by financing activities	26,958	—

Net increase (decrease) in cash and cash equivalents	92,664	(643,116)
Cash and cash equivalents, beginning of period	1,404,615	750,421

Cash and cash equivalents, end of period	$1,497,279	$107,305

See accompanying notes

COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Unaudited)

1.
Interim Financial Statements

        Interim financial information presented in the accompanying financial statements and notes hereto is unaudited.

        In the opinion of management, all adjustments that are necessary to present the financial statements fairly in conformity with accounting principles generally accepted in the United States of America, consisting only of normal recurring adjustments, have been made.

        The interim financial statements and notes thereto as well as the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended July 31, 2003.

        The year-end balance sheet data were derived from audited financial statements but do not include all disclosures required by accounting principles generally accepted in the United States of America.

        Capital Requirements, Management's Plans and Basis of Presentation

        The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. At January 31, 2004, the Company's accumulated deficit was $25,290,910. At January 31, 2004, its cash, cash equivalents and short-term investments were $1,597,310.

        The Company has incurred substantial operating and net losses in the three years ended July 31, 2003. Net patent enforcement expenses related to the Fujitsu and LabCorp litigations and investment losses have been substantial. In addition, the Company has incurred $534,000 cumulatively through January 31, 2004 for professional advice related to the ongoing SEC investigation (see Note 8 to Consolidated Financial Statements). Accordingly, our auditor's opinion with respect to our financial statements as of and for the year ended July 31, 2003 included an explanatory paragraph with respect to our ability to continue as a going concern.

        Management has and continues to take actions to improve the Company's results. These actions include aggressively pursuing new license agreements, reducing cash operating expenses, deferring payment of certain liabilities, structuring payment obligations contingent upon revenues, selling portions of CTT's share of the potential Materna award, and collecting amounts previously written off.

        See also Note 10 to the accompanying Consolidated Financial Statements.

        The amounts and timing of the Company's future cash requirements will depend on many factors, including the results of the Company's marketing efforts, the Materna(TM) award, Fujitsu and LabCorp lawsuits (see Note 8 to accompanying Consolidated Financial Statements), the SEC investigation, and the Company's fund raising efforts. To achieve profitability, the Company must successfully license technologies with current and long-term revenue streams greater than its operating expenses. To sustain profitability, the Company must continually add such licenses. However, royalty revenues, obtaining rights to new technologies, granting licenses, and enforcing intellectual property rights are subject to many factors outside our control or that we cannot currently anticipate. Although we cannot assure you that we will be successful in these efforts, management believes its plan would sustain the Company at least through fiscal 2005.

2.
Net Income (Loss) Per Share

        The following table sets forth the computations of basic and diluted net income (loss) per share.

	Six months ended January 31,
	2004	2003
Net income (loss) applicable to common stock:
	$409,580	$(631,116)

Weighted average number of common shares outstanding	6,204,488	6,166,284
Effect of dilutive securities:
Stock options	95,548	—

Weighted average number of common shares outstanding and dilutive securities	6,300,036	6,166,284

Net income (loss) per share of common stock:
Basic and diluted	$0.07	$(0.10)

        At January 31, 2004 and 2003, respectively, options and warrants to purchase 573,428 and 997,767 shares of common stock were outstanding but were not included in the computation of earnings per share because they were anti-dilutive (of total options and warrants outstanding of 1,113,717 and 997,767, respectively).

3.    Stock-Based Compensation

        The Company accounts for stock-based compensation at its intrinsic value under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, the Company has recognized no compensation expense for options granted under its employees and directors stock option plans since the exercise price of all options granted under those plans was at least the market value of the underlying common stock on the grant date.

        If CTT had determined compensation expense for its option grants under its employees and directors stock option plans using the fair value method of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," the Company's results would have been:

	Six months ended January 31,
	2004	2003
Net income (loss), as reported	$409,580	$(631,116)
Deduct total stock-based compensation determined under the fair value method	(169,556)	(149,029)

Pro forma net income (loss)	$240,024	$(780,145)

Net income per share:
Basic and diluted—as reported	$0.07	$(0.10)

Basic and diluted—pro forma	$0.04	$(0.13)

        The pro forma information above may not be representative of pro forma fair value compensation effects in future periods.

4.
Unilens Receivable

        In 1989, the Company sold substantially all the assets of University Optical Products Co. (UOP) to Unilens Corp. USA for $6 million dollars, including a $5.5 million installment receivable. Due to uncertainties related to its collection, the Company wrote off the entire installment receivable in fiscal 1989 and 1990. The Company deemed the receivable balance of $4.7 million uncollectible.

        Effective October 17, 2003, Unilens Corp. USA and Unilens Vision Inc. (Unilens) agreed to pay CTT an aggregate of $1,250,000 in quarterly installments of the greater of $100,000 or an amount equal to 50% of the royalties received by Unilens from one licensee. CTT and Unilens also agreed to settle all prior claims and to terminate all prior agreements between them. At January 31, 2004, Unilens has paid aggregate installments of $203,000. Installments are due each March 31, June 30, September 30 and December 31 beginning December 31, 2003. Unilens granted CTT a security interest in all Unilens real and personal property that is subordinate to a security interest held by UNIINVEST Holding AG in respect of $450,000 plus interest owed by Unilens to UNIINVEST Holding AG.

        Due to Unilens' financial condition and the uncertainty of its payments on this receivable ($1,047,000 at January 31, 2004), the Company will record other income as it receives payments from Unilens.

5.
Receivables

        Receivables were:

	January 31, 2004	July 31, 2003
Royalties	$888,952	$905,654
Other	8,329	51,621

	$897,281	$957,275

6.
Intangible Assets Acquired

        The Company reported an impairment charge of $6,166 in the first half of fiscal 2004.

        The Company reported amortization expense of $20,286 and $78,759, in the first half of fiscal 2004 and 2003, respectively, and expects to record annual amortization expense of approximately $39,000 for fiscal 2004, $38,000 for fiscal 2005, $24,000 for fiscal 2006 and $3,000 for fiscal 2007 and 2008.

	January 31, 2004	July 31, 2003
Intangible assets acquired, principally licenses and patented technologies, at adjusted cost	$1,204,820	$1,687,067
Impairment charge	(6,166)	(482,247)
Accumulated amortization	(1,082,384)	(1,062,098)

	$116,270	$142,722

7.
Accrued Liabilities

        Accrued liabilities were:

	January 31, 2004	July 31, 2003
Royalties payable	$532,070	$854,616
Accrued professional fees	31,750	156,840
Accrued compensation	155,103	217,952
Accrued rent	48,750	—
Other	57,126	52,011

	$824,799	$1,281,419

        Accrued compensation at January 31, 2004 and July 31, 2003 included bonuses aggregating $50,000 for the fiscal year ended July 31, 2003. The Board of Directors awarded cash bonuses to administrative and professional staff (with the exception of Mr. Nano) for their efforts towards furthering the Company's goals to build recurring revenue streams and increase shareholder value. These bonuses will be paid to employees upon receipt of the potential Materna award (see Note 8 to accompanying Consolidated Financial Statements).

8.
Contingencies

Contingent Obligations

        CTT and Vector Vision, Inc. (VVI, a CTT consolidated subsidiary) have contingent future royalty obligations of $199,569 and $224,127, respectively, at January 31, 2004 to repay grant funding.

        Under a promissory note, the Company is contingently obligated to our former patent litigation counsel in the Fujitsu matter for $1,683,349 plus simple interest at the annual rate of 11% from October 28, 2002, payable only from future receipts in a settlement or other favorable outcome of the litigation against Fujitsu, if any. When we made this agreement in the first quarter of fiscal 2003, we reversed from accounts payable and recognized other operating income of $1,583,445 that was accrued at July 31, 2002. Since interest is also contingently payable, the Company has recorded no interest expense with respect to this note.

Litigation

Fujitsu

        In December 2000, (coincident with filing a complaint with the United States International Trade Commission (ITC) that was withdrawn in August 2001) CTT and the University of Illinois filed a complaint against Fujitsu Limited, Fujitsu General Limited, Fujitsu General America, Fujitsu Microelectronics, Inc. and Fujitsu Hitachi Plasma Display Ltd. (Fujitsu et al.) in the United States District Court for the Central District of Illinois seeking damages for past infringements and an injunction against future sales of plasma display panels (PDPs) that infringe two U.S. patents held by CTT's client, the University of Illinois. The two patents cover energy recovery in flat plasma display panels. In July 2001, CTT reactivated this complaint to pursue legal remedies (damages for past infringing sales and possibly damages for willfulness) that are not available at the ITC. In May 2002, the District Court granted defendants' motion to transfer this case to the Northern District of California. On July 31, 2003, the judge in this case issued his Markman decision to determine the scope of and the interpretation of terms in the underlying patent claims. The Court has since stayed all issues in both the underlying case and the counterclaims except issues relating to summary judgment. Currently, no trial is scheduled pending the outcome of summary judgment motions and possible appeal options.

        Since July 23, 2002, the University of Illinois has taken the lead in this litigation and assumed the cost of new lead counsel. Before that, CTT bore the entire cost of lead counsel in this litigation. In December 2002, CTT was dismissed as co-plaintiff from this litigation but retains its economic interest in any potential favorable outcome.

        In September 2001, Fujitsu et al. filed suit against CTT and Plasmaco, Inc. in the United States District Court for the District of Delaware (subsequently dismissed and refiled in the Northern District of California). This lawsuit alleged, among other things, that CTT misappropriated confidential information and trade secrets supplied by Fujitsu during the course of the ITC action. It also alleged that, with Plasmaco's assistance, CTT abused the ITC process to obtain information to which it otherwise would not have been entitled and which it will use in the action against Fujitsu in the United States District Court for the Northern District of California. On February 3, 2004, the U.S. Court of Appeals for the Federal Circuit heard oral arguments on appeal by the University of Illinois (now a defendant in this suit) of the District Court ruling that sovereign immunity does not attach to certain of the counterclaims.

        CTT is unable to estimate the legal expenses or the loss it may incur or the possible damages it may recover in these suits, if any, and has recorded no potential judgment proceeds in its financial statements to date. The Company records expenses in connection with this suit as they are incurred.

LabCorp

        On May 4, 1999, Metabolite Laboratories, Inc. (MLI) and CTT (collectively plaintiffs) filed a complaint and jury demand against Laboratory Corporation of America Holdings d/b/a LabCorp (LabCorp) in the United States District Court for the District of Colorado. The complaint alleged, among other things, that LabCorp owes plaintiffs royalties for homocysteine assays performed beginning in the summer of 1998 using methods falling within the claims of a patent owned by CTT. CTT licensed the patent non-exclusively to MLI and MLI sublicensed it to LabCorp. Plaintiffs claimed LabCorp's actions constitute breach of contract and patent infringement. The claim sought an injunction ordering LabCorp to perform all its obligations under its agreement, to cure past breaches, to provide an accounting of wrongfully withheld royalties and to refrain from infringing the patent. Plaintiffs also sought unspecified money and exemplary damages and attorneys' fees, among other things. LabCorp filed an answer and counterclaims alleging noninfringement, patent invalidity and patent misuse.

        The jury that heard this case in November 2001 confirmed the validity of CTT's patent rights and found that LabCorp willfully contributed to and induced infringement and breached its contract. In December 2001, the Court entered judgment affirming the jury's verdict.

        In November 2002, the Court confirmed its judgment in favor of CTT and MLI. The Court's amended judgment awarded CTT approximately $1,019,000 damages, $1,019,000 enhanced damages, $560,000 attorneys' fees and $132,000 prejudgment interest. If the Court's judgment is upheld on appeal, CTT will retain approximately $1,100,000 of damages awarded plus post-judgment interest at the statutory rate. The U.S. Court of Appeals for the Federal Circuit heard oral arguments in this case on November 5, 2003 and we await its decision.

        CTT is unable to estimate the legal expenses it may incur or the possible damages it may ultimately recover in this suit, if any. CTT has not recorded revenue in its financial statements to date for awarded damages, awarded enhanced damages, awarded attorneys' fees or awarded interest from the Court's November 2002 judgment. CTT will record these revenues, if any, when the awards are final and collectible. The Company records expenses in connection with this suit as they are incurred.

        In a January 2003 Stipulated Order, LabCorp agreed to post a bond for all damages awarded in the November 2002 judgment and to pay CTT a percentage of sales of homocysteine tests performed since November 1, 2002 through final disposition of this case. In addition, pursuant to this order, LabCorp paid $250,000 for homocysteine assays performed from November 1, 2001 through October 31, 2002. In exchange, this Stipulated Order stayed execution of the monetary judgment and the permanent injunction against LabCorp in the Court's November 2002 judgment. This Stipulated Order is without prejudice to any party's position on appeal. Since January 2003, CTT has received cumulative royalties of $1,003,029 (revenues of $401,211 (of which $99,954 relate to assays performed from November 1, 2001 through October 31, 2002) and royalties paid or payable of $601,818 to our clients) from LabCorp pursuant to this January 2003 Stipulated Order. If the November 2002 judgment in favor of CTT is reversed on appeal, LabCorp's ability to recover amounts paid to CTT, if at all, may depend on the extent and reason for the reversal. CTT's management believes the probability that LabCorp will recover such amounts is very unlikely.

Materna™

        The University of Colorado Foundation, Inc., the University of Colorado, the Board of Regents of the University of Colorado, Robert H. Allen and Paul A. Seligman, plaintiffs, previously filed a lawsuit against American Cyanamid Company (now a subsidiary of Wyeth), defendant, in the United States District Court for the District of Colorado. This case involved a patent for an improved formulation of Materna, a prenatal vitamin compound sold by defendant. While the Company was not and is not a party to this case, the Company had a contract with the University of Colorado to license University of Colorado inventions to third parties. As a result of this contract, the Company is entitled to share 18.2% of damages awarded to the University of Colorado, if any, after deducting the expenses of this suit.

        On July 7, 2000, the District Court concluded that Robert H. Allen and Paul A. Seligman were the sole inventors of the reformulation of Materna that was the subject of the patent and that defendant is liable to them and the other plaintiffs on their claims for fraud and unjust enrichment.

        On August 13, 2002, the District Court judge awarded approximately $54 million, plus certain interest from January 1, 2002, to the plaintiffs. The defendant has posted a $59 million bond.

        On September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Federal Circuit (CAFC) unanimously affirmed the August 13, 2002 judgment. In November 2003, the CAFC denied the defendant's appeal requesting a rehearing en banc.

        On February 12, 2004, the defendant filed petition for certiorari (a request that the U.S. Supreme Court hear its appeal) to the U.S. Supreme Court.

        Based on the language of the September 3, 2003 judgment, CTT's management believes there is a very reasonable possibility the Company will receive its share of damages finally awarded plus its proportionate share of interest. CTT has recorded no potential judgment proceeds in its financial statements to date. CTT will record revenue for judgment proceeds when it receives them.

Sales of portions of expected Materna award

        Effective October 30, 2003, CTT sold to LawFinance Group, Inc. (LFG) a second portion of its expected $6,000,000 patent infringement judgment against American Cyanamid Company (Defendant) in the Materna lawsuit. On October 31, 2003, CTT received $900,000 cash in exchange for an Assigned Portion (plus court awarded interest thereon from October 31, 2003) of CTT's share of the potential award and recorded $900,000 in retained royalty settlement revenue in first quarter 2004. In management's opinion, it is most likely that the Assigned Portion will be $1,125,000.

        According to this LFG agreement, the Assigned Portion relating to the above transaction will be:

        a)    $1,125,000 if, in the current Appeal, Defendant does not file a petition for certiorari with the United States Supreme Court (Supreme Court) or the Supreme Court denies Defendant's petition for certiorari during the current 2003-2004 Term and LFG receives full payment within 7 days of CTT's receiving payment from Defendant, or

        b)    $2,160,000 if, in the current Appeal, Defendant files a petition for certiorari with the Supreme Court and the Supreme Court grants Defendant's petition and LFG receives full payment within 7 days of CTT's receiving payment from Defendant, or

        c)     $1,400,000 in any circumstance that does not meet the conditions of a) or b).

        CTT has no financial obligation to repay LFG or to return any portion of the aggregate $1,500,000 received from LFG as of January 31, 2004. (On May 19, 2003, CTT received $600,000 cash from LFG in exchange for $1,290,000 (plus court awarded interest from May 19, 2003) of CTT's share of the potential award.) If CTT's share of the potential award is less than the total amount sold to LFG, the entire amount would be paid to LFG and LFG would be deemed paid in full. CTT granted LFG a first security interest in CTT's share of the potential award.

        Effective November 17, 2003, CTT sold to a CTT shareholder $312,500 (plus court awarded interest thereon from November 14, 2003) of its expected judgment in the Materna lawsuit in exchange for $250,000 in cash. CTT granted this shareholder a security interest subordinate to that of LFG in CTT's share of the potential award.

        If the judgment in the Materna lawsuit is reversed in an unappealable decision by the appropriate court, or if there are no litigation proceeds to be distributed, the Company has no financial obligation to repay this shareholder in either cash or shares of CTT common stock. If the award remaining after all amounts due to LFG is less than $312,500, CTT shall pay this shareholder the difference in shares of CTT common stock valued at its market value on the day of distribution, after which he would be deemed paid in full.

        Depending on the conditions described in a), b) and c) above relative to LFG, at January 31, 2004, CTT retained the remaining anticipated a) $3,272,500, b) $2,237,500, or c) $2,997,500 proceeds from this expected award (plus court awarded interest thereon) in addition to the $1,750,000 already received from LFG and this shareholder.

SEC Investigation

        By letter of May 17, 2001, CTT received a subpoena from the Securities and Exchange Commission (SEC) seeking certain documents in connection with the SEC's private investigation captioned "In the Matter of Trading in the Securities of Competitive Technologies, Inc."

        On June 12, 2003, the staff of the Securities and Exchange Commission sent written "Wells Notices" to the Company, Frank R. McPike, Jr., (then the Company's Executive Vice President and Chief Financial Officer), Samuel M. Fodale (a director of the Company) and George C. J. Bigar (a former director of the Company). The "Wells Notices" indicated that the staff intended to recommend that the Commission bring a civil action against the Company and the individuals in the matter of trading in the stock of the Company, which the Company believes relates to the Company's stock repurchase program under which the Company repurchased shares of its stock from time to time during the period from October 28, 1998 to March 22, 2001.

        The Company, Mr. McPike, Mr. Fodale and Mr. Bigar have responded in writing to their respective "Wells Notices." The Company continues to cooperate with the Commission staff in this matter and awaits notice of the staff's formal recommendation of what action, if any, the Commission might take against the Company.

        CTT has agreed, pursuant to Article IV of its By-laws, to advance to Mr. Fodale his expenses incurred in connection with this investigation, and Mr. Fodale has agreed to repay amounts so advanced if it is ultimately determined that he is not entitled to be indemnified by CTT as authorized by Article IV. As of January 31, 2004, the Company has advanced $101,000 pursuant to this agreement.

        As of January 31, 2004, the Company has also paid $356,000 and accrued an additional $77,000 for the Company's and several current and former directors' (excluding Mr. Fodale, addressed above) related legal fees in the matter, which were in the aggregate approximately $433,000 to January 31, 2004. Except for Mr. Fodale, no individual current or former director's cumulative fees exceeded $60,000 at January 31, 2004.

        The Company has filed a claim under its directors' and officers' liability insurance with Federal Insurance Company of Warren, New Jersey (Federal) for reimbursement of these fees in excess of the policy deductible. Federal denied the Company's claim. As a result, on February 3, 2004, the Company filed a complaint in the U.S. District Court for the District of Connecticut against Federal to enforce its claim. The Company will record any reimbursements for these expenses when it receives them.

Other

        Pursuant to a severance agreement dated November 1, 2003, CTT agreed, among other things, to pay Mr. McPike up to $112,500 if and only if CTT receives settlement funds from the Materna litigation discussed above. CTT also agreed to extend the expiration date of his stock options vested at November 1, 2003 to the earlier of ten years from their grant date or November 1, 2006.

        By letter dated October 7, 2003, the U.S. Department of Labor notified CTT that certain former employees had filed complaints alleging discriminatory employment practices in violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514A, also known as the Sarbanes-Oxley Act. The complainants request that the Occupational Safety and Health Administration (OSHA) investigate and, if appropriate, prosecute such violations and request OSHA's assistance in obtaining fair and reasonable reimbursement and compensation for damages. Management believes these claims are without merit and the Company has responded to the complaints. It cannot estimate the final outcome of these complaints or the related legal or other expenses it may incur.

9.
Related Party Transactions

        During the six months ended January 31, 2004 and 2003, CTT incurred charges (reported in personnel and other direct expenses relating to revenues) of approximately $5,300 and $6,000, respectively, related to consulting services provided by one director.

10.
Subsequent Event

        On February 25, 2004, CTT entered into an agreement to obtain up to $5 million in equity financing from Fusion Capital Fund II, LLC (Fusion). Under the agreement, Fusion agreed to purchase up to $5 million of newly issued CTT common stock over a period of time up to 20 months. CTT has the right to control the timing and the amount of stock sold, if any, to Fusion.

        In this agreement, CTT agreed to initially issue at no cost to Fusion 53,138 commitment shares of CTT restricted common stock and an additional 35,425 commitment shares of CTT common stock on a pro rata basis as CTT obtains funds from selling common stock to Fusion. CTT will pay no cash commitment fee to Fusion to obtain this agreed funding.

        Under this agreement, funding of the initial $5 million would occur over a period of time commencing upon fulfillment of certain conditions, including the Securities and Exchange Commission declaring effective a registration statement covering the resale by Fusion of the commitment shares and newly issued shares of common stock to be purchased by Fusion. Upon completion of this funding, at CTT's sole discretion, it has the right to enter into a new agreement with Fusion covering the sale of up to an additional $5 million of common stock.

        When funding commences, Fusion has agreed to purchase on each trading day $12,500 of our common stock. The purchase price per share will be equal to the lesser of:

  •
  the lowest sale price of our common stock on the purchase date; or

  •
  the average of the three lowest closing sale prices during the 12 consecutive trading days prior to the date of purchase.

        We may, subject to certain provisions, set a minimum purchase price from time to time (currently $3.00 per share). Fusion does not have the right or obligation to purchase our stock in the event that the price of our stock is less than $1.00 per share.

        We presently estimate that the maximum number of shares we will sell to Fusion (exclusive of commitment fee shares) will be 1,159,552 shares. Therefore, the selling price of our common stock to Fusion will have to average at least $4.32 per share for us to receive the maximum proceeds of $5 million.

        Under our agreement with Brooks, Houghton & Company, Inc., our financial advisor who assisted in arranging the transaction with Fusion we will pay the advisor a cash fee of $50,000 plus up to $200,000 in installments as we receive amounts from Fusion (5% of $5 million in the aggregate). In addition, we will grant to the advisor five-year warrants to purchase 57,537 shares of our common stock (approximately 5% of 1,159,552 shares, the maximum number of shares that may be sold to Fusion) at an exercise price of $4.345 per share (110% of the $3.95 average closing price of our common stock for a ten (10) day trading period ended January 21, 2004 that was used to determine the 88,563 commitment shares issuable to Fusion).

        No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by CTT or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of CTT since the date hereof.

1,248,115 SHARES

COMPETITIVE TECHNOLOGIES, INC.

COMMON STOCK

PROSPECTUS

                        , 2004

Part II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee and the American Stock Exchange additional listing fee.

Securities and Exchange Commission registration fee	$630
American Stock Exchange Additional listing fees	24,854
Accounting fees and expenses	20,000
Legal fees and expenses	65,000
Registrar and transfer agent's fees and expenses	1,000
Printing and engraving expenses	5,000
Miscellaneous	5,000
Total expenses	$121,484

Item 14. Indemnification of Directors and Officers

        Pursuant to our bylaws we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of CTT) by reason of the fact that such person is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Our bylaws also give us the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that such person is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to us unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

        Our bylaws also provide that to the extent that one of our directors, officers, employees or agents has been successful on the merits or otherwise in the defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Our bylaws further provide that our Board of Directors may authorize, by a vote of a majority of the full Board of Directors, us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not we would have the power to indemnify such person against liability under the provisions of our bylaws.

Item 15.    Recent Sales of Unregistered Securities

        Since March 10, 2001, CTT has not made any sales of securities that were not registered under the Securities Act of 1933, as amended.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Description
3.1	Unofficial restated certificate of incorporation of the registrant as amended to date filed (on April 1, 1998) as Exhibit 4.1 to registrant's Registration Statement on Form S-8, File Number 333-49095 and hereby incorporated by reference.
3.2
By-laws of the registrant as amended effective January 24, 2003, filed (on January 29, 2003) as Exhibit 4.2 to registrant's Registration Statement on Form S-8, File Number 333-102798 and hereby incorporated by reference.
5.1	Opinion of Seyfarth Shaw LLP as to the legality of the shares of CTT common stock being registered.**
10.1*	Registrant's Restated Key Employees' Stock Option Plan filed as Exhibit 4.3 to registrant's Registration Statement on Form S-8, File Number 33-87756 and hereby incorporated by reference.
10.2*	Registrant's Annual Incentive Compensation Plan filed as Exhibit 10.1 to registrant's Form 10-Q for the quarter ended April 30, 2003 and hereby incorporated by reference.
10.3*
Registrant's 2000 Directors Stock Option Plan as amended January 24, 2003 filed (on January 29, 2003) as Exhibit 4.4 to registrant's Registration Statement on Form S-8, File Number 333-102798 and hereby incorporated by reference.
10.4*	Registrant's 1996 Directors' Stock Participation Plan filed as Exhibit 4.3 to registrant's Form S-8, File Number 333-18759 and hereby incorporated by reference.
10.5*
Registrant's 1997 Employees' Stock Option Plan as amended January 24, 2003, filed (on January 29, 2003) as Exhibit 4.3 to registrant's Registration Statement on Form S-8, File Number 333-102798 and hereby incorporated by reference.
10.6*
Employment agreement between registrant and John B. Nano dated June 17, 2002 filed as Exhibit 10.1 to registrant's Form 8-K dated June 17, 2002 (filed June 20, 2002) and hereby incorporated by reference.

10.7*
1997 Employees' Stock Option Agreement between registrant and John B. Nano dated June 17, 2002 filed as Exhibit 10.19 to registrant's Form 10-K for the year ended July 31, 2002 and hereby incorporated by reference.
10.8
Settlement Agreement dated October 17, 2003 among registrant, Unilens Corp. USA and Unilens Vision Inc. filed (on October 22, 2003) as Exhibit 10.1 to registrant's Form 8-K dated October 17, 2003 and hereby incorporated by reference.
10.9
Lease Agreement between registrant and the Bronson Road Group made August 28, 1996 filed as Exhibit 10.34 to registrant's Form 10-K for the year ended July 31, 1996 and hereby incorporated by reference.
10.10
First Amendment of Lease Agreement dated August 9, 2001 between registrant and the Bronson Road Group, LLP filed as Exhibit 10.15 to registrant's Form 10-K for the year ended July 31, 2001 and hereby incorporated by reference.
10.11		Agreement between registrant and Samuel M. Fodale dated June 13, 2001 filed as Exhibit 10.16 to registrant's Form 10-K for the year ended July 31, 2001 and hereby incorporated by reference.
10.12
Assignment of Promissory Notes, Technology Servicing Agreement, Note Purchase Agreement, Security Interest Agreement, and Intercreditor Agreement between registrant and MRM Acquisitions, LLC effective August 5, 2002 filed as Exhibit 10.1 to registrant's Form 8-K dated July 16, 2002 (on August 6, 2002) and hereby incorporated by reference.
10.13
Agreement closed on May 19, 2003 (made April 30, 2003) between registrant and LawFinance Group, Inc. filed (on May 28, 2003) as Exhibit 10.1 to registrant's Form 8-K dated May 19, 2003 and hereby incorporated by reference.
10.14
Registrant's Contingent Promissory Note dated October 28, 2002 in the principal amount of $1,683,349 together with its attached Exhibit A filed as Exhibit 10.20 to registrant's Form 10-K/A for the year ended July 31, 2002 (filed November 18, 2002) and hereby incorporated by reference.
10.15
Agreement closed on October 31, 2003 between registrant and LawFinance Group, Inc. filed (on November 10, 2003) as Exhibit 10.2 to registrant's Form 8-K dated October 30, 2003 and hereby incorporated by reference.
10.16
Side Letter Addendum to Agreement closed on October 31, 2003 between registrant and LawFinance Group, Inc. filed (on November 10, 2003) as Exhibit 10.1 to registrant's Form 8-K dated October 30, 2003 and hereby incorporated by reference.
10.17
Agreement between registrant and a CTT shareholder effective November 17, 2003 filed as Exhibit 10.1 to registrant's Form 10-Q for the quarter ended January 31, 2004 and hereby incorporated by reference.
10.18	*
Severance Agreement and General Release between registrant and Frank R. McPike, Jr. effective November 1, 2003 filed as Exhibit 10.2 to registrant's Form 10-Q for the quarter ended January 31, 2004 and hereby incorporated by reference.
10.19
Common Stock Purchase Agreement between the registrant and Fusion Capital Fund II, LLC dated February 25, 2004 filed (on February 27, 2004) as Exhibit 10.1 to registrant's Form 8-K dated February 25, 2004 and hereby incorporated by reference.

10.20
Registration Rights Agreement between the registrant and Fusion Capital Fund II, LLC dated February 25, 2004 filed (on February 27, 2004) as Exhibit 10.2 to registrant's Form 8-K dated February 25, 2004 and hereby incorporated by reference.
10.21
Letter Agreement between the registrant and Brooks, Houghton & Company, Inc. dated October 7, 2002 filed as Exhibit 10.3 to registrant's Form 10-Q for the quarter ended January 31, 2004 and hereby incorporated by reference.
11.1
Schedule of computation of earnings per share for the three years ended July 31, 2003 filed as Exhibit 11.1 to registrant's Form 10-K for the year ended July 31, 2003 and hereby incorporated by reference.
16.1
Letter to registrant from PricewaterhouseCoopers LLP dated October 6, 2003, regarding change in certifying accountant filed (on October 7, 2003) as Exhibit 16.2 to registrant's Form 8-K/A Amendment No. 3 dated September 2, 2003 and hereby incorporated by reference.
23.1	Consent of BDO Seidman, LLP.**
23.2	Consent of PricewaterhouseCoopers LLP.**
23.3	Consent of Seyfarth Shaw LLP (included in opinion filed as Exhibit 5.1).**
24.1	Power of Attorney of Directors of Competitive Technologies, Inc. (included on the signature page hereof).

*
Management Contract or Compensatory Plan

**
Filed herewith

(b)
Financial Statement Schedules

        No financial statement schedules are required.

Item 17.    Undertakings

(a)
The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, Connecticut, on this 19th day of March 2004.

COMPETITIVE TECHNOLOGIES, INC.
By:	/s/ JOHN B. NANO John B. Nano President, Chief Executive Officer, Chief Financial Officer, Director and Authorized Signer

        Each person whose signature appears below hereby constitutes and appoints John B. Nano and Donald J. Freed, each of them severally his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462 (b) of the Securities Act of 1933, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on this 19th day of March 2004 by the persons and in the capacities indicated below.

Signature	Title

/s/ JOHN B. NANO John B. Nano	President, Chief Executive Officer, Chief Financial Officer, Director
/s/ JEANNE WENDSCHUH Jeanne Wendschuh	Controller and Principal Accounting Officer
/s/ RICHARD E. CARVER Richard E. Carver	Director and Chairman of the Board of Directors
/s/ GEORGE W. DUNBAR George W. Dunbar	Director

/s/ SAMUEL M. FODALE Samuel M. Fodale	Director
/s/ CHARLES J. PHILIPPIN Charles J. Philippin	Director
/s/ JOHN M. SABIN John M. Sabin	Director

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Seyfarth Shaw LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Seyfarth Shaw LLP (included in opinion filed as Exhibit 5.1).
24.1	Power of Attorney of Directors of Competitive Technologies, Inc. (included on the signature page hereof)

QuickLinks

TABLE OF CONTENTS
Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Market Price of our Common Equity
Dividend Policy
Equity Compensation Plan Information
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Legal Proceedings
Management
Principal Stockholders
Certain Relationships and Related Transactions
Description of Capital Stock
The Fusion Capital Transaction
Legal Matters
Experts
Where You Can Find More Information
Index to Financial Statements
COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES Consolidated Balance Sheets July 31, 2003 and 2002
COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES Consolidated Statements of Operations For the years ended July 31, 2003, 2002 and 2001
COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES Consolidated Statement of Changes in Shareholders' Interest For the six months ended January 31, 2004 (Unaudited)
COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows for the six months ended January 31, 2004 and 2003 (Unaudited)
COMPETITIVE TECHNOLOGIES, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements (Unaudited)
1,248,115 SHARES COMPETITIVE TECHNOLOGIES, INC. COMMON STOCK PROSPECTUS , 2004
Part II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
Signatures
EXHIBIT INDEX